Execution Version
Loan No: 1006877

CREDIT AGREEMENT

Dated as of August 3, 2012

by and among

HUDSON PACIFIC PROPERTIES, L.P.
a Maryland limited partnership,
as Borrower,
THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.6,
as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO SECURITIES, LLC, and
MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED
as Joint Lead Arrangers and Joint Bookrunners,

BANK OF AMERICA, N.A., and
BARCLAYS BANK PLC
as Syndication Agents,
and

KEYBANK NATIONAL ASSOCIATION,
as Documentation Agent

Page

ARTICLE I.	Definitions 1

Section 1.1	Definitions 1

Section 1.2	GAAP 28

Section 1.3	General; References to Pacific Time 29

ARTICLE II.	Credit Facility 29

Section 2.1	Revolving Loans 29

Section 2.2	Intentionally Omitted 30

Section 2.3	Intentionally Omitted 30

Section 2.4	Letters of Credit 30

Section 2.5	Swingline Loans 34

Section 2.6	Rates and Payment of Interest on Loans 36

Section 2.7	Number of Interest Periods 37

Section 2.8	Repayment of Revolving Loans 37

Section 2.9	Prepayments 38

Section 2.10	Continuation 38

Section 2.11	Conversion 39

Section 2.12	Notes 39

Section 2.13	Voluntary Reductions of the Revolving Commitment 40

Section 2.14	Extension of Revolving Termination Date 40

Section 2.15	Expiration Date of Letters of Credit Past Revolving Commitment Termination 40

Section 2.16	Amount Limitations 41

Section 2.17	Increase in Revolving Commitments 41

Section 2.18	Funds Transfer Disbursements 42

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ARTICLE III.	Payments, Fees and Other General Provisions 43

Section 3.1	Payments 43

Section 3.2	Pro Rata Treatment 44

Section 3.3	Sharing of Payments, Etc 44

Section 3.4	Several Obligations 45

Section 3.5	Fees 45

Section 3.6	Computations 46

Section 3.7	Usury 46

Section 3.8	Statements of Account 47

Section 3.9	Defaulting Lenders 47

Section 3.10	Taxes 50

ARTICLE IV.	Unencumbered Pool 54

Section 4.1	Unencumbered Pool Requirements 54

Section 4.2	Eligibility and Addition of Properties 54

Section 4.3	Removal of Properties from the Unencumbered Pool 55

ARTICLE V.	Yield Protection, Etc 56

Section 5.1	Additional Costs; Capital Adequacy 56

Section 5.2	Suspension of LIBOR Loans 57

Section 5.3	Illegality 58

Section 5.4	Compensation 58

Section 5.5	Treatment of Affected Loans 58

Section 5.6	Affected Lenders 59

Section 5.7	Change of Lending Office 59

Section 5.8	Assumptions Concerning Funding of LIBOR Loans

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60

ARTICLE VI.	Conditions Precedent 60

Section 6.1	Initial Conditions Precedent 60

Section 6.2	Conditions Precedent to All Loans and Letters of Credit 62

ARTICLE VII.	Representations and Warranties 63

Section 7.1	Representations and Warranties 63

Section 7.2	Survival of Representations and Warranties, Etc 69

ARTICLE VIII.	Affirmative Covenants 69

Section 8.1	Preservation of Existence and Similar Matters 69

Section 8.2	Compliance with Applicable Law 70

Section 8.3	Maintenance of Property 70

Section 8.4	Conduct of Business 70

Section 8.5	Insurance 70

Section 8.6	Payment of Taxes and Claims 70

Section 8.7	Books and Records; Inspections 70

Section 8.8	Use of Proceeds 71

Section 8.9	Environmental Matters 71

Section 8.10	Further Assurances 71

Section 8.11	Material Contracts 72

Section 8.12	REIT Status 72

Section 8.13	Exchange Listing 72

Section 8.14	Guarantors 72

ARTICLE IX.	Information 73

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Section 9.1	Quarterly Financial Statements 73

Section 9.2	Year‑End Statements 73

Section 9.3	Compliance Certificate 73

Section 9.4	Other Information 74

Section 9.5	Electronic Delivery of Certain Information 76

Section 9.6	Public/Private Information 76

Section 9.7	USA Patriot Act Notice; Compliance 77

ARTICLE X.	Negative Covenants 77

Section 10.1	Financial Covenants 77

Section 10.2	Negative Pledge 79

Section 10.3	Restrictions on Intercompany Transfers 80

Section 10.4	Merger, Consolidation, Sales of Assets and Other Arrangements 80

Section 10.5	Plans 81

Section 10.6	Fiscal Year 81

Section 10.7	Modifications of Organizational Documents and Material Contracts 81

Section 10.8	Intentionally Omitted 81

Section 10.9	Transactions with Affiliates 81

Section 10.10	Environmental Matters 82

Section 10.11	Derivatives Contracts 82

ARTICLE XI.	Default 82

Section 11.1	Events of Default 82

Section 11.2	Remedies Upon Event of Default 85

Section 11.3	Intentionally Omitted 86

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Section 11.4	Marshaling; Payments Set Aside 86

Section 11.5	Allocation of Proceeds 86

Section 11.6	Letter of Credit Collateral Account 87

Section 11.7	Rescission of Acceleration by Requisite Lenders 88

Section 11.8	Performance by Administrative Agent 88

Section 11.9	Rights Cumulative 88

ARTICLE XII.	The Administrative Agent 89

Section 12.1	Appointment and Authorization 89

Section 12.2	Wells Fargo as Lender 90

Section 12.3	Intentionally Omitted 90

Section 12.4	Intentionally Omitted 90

Section 12.5	Approvals of Lenders 90

Section 12.6	Notice of Events of Default 90

Section 12.7	Administrative Agent’s Reliance 91

Section 12.8	Indemnification of Administrative Agent 91

Section 12.9	Lender Credit Decision, Etc 92

Section 12.10	Successor Administrative Agent 93

Section 12.11	Titled Agents 93

ARTICLE XIII.	Miscellaneous 94

Section 13.1	Notices 94

Section 13.2	Expenses 95

Section 13.3	Intentionally Omitted 96

Section 13.4	Setoff 96

Section 13.5	Litigation; Jurisdiction; Other Matters; Waivers

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96

Section 13.6	Successors and Assigns 97

Section 13.7	Amendments and Waivers 101

Section 13.8	Non-Liability of Administrative Agent and Lenders 102

Section 13.9	Confidentiality 103

Section 13.10	Indemnification 104

Section 13.11	Termination; Survival 105

Section 13.12	Severability of Provisions 106

Section 13.13	GOVERNING LAW 106

Section 13.14	Counterparts 106

Section 13.15	Obligations with Respect to Loan Parties 106

Section 13.16	Independence of Covenants 106

Section 13.17	Limitation of Liability 106

Section 13.18	Entire Agreement 107

Section 13.19	Construction 107

Section 13.20	Headings 107

Section 13.21	Time 107

Section 13.22	No Advisory or Fiduciary Responsibility. 107

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SCHEDULE 1.1(a)    Commitments Amounts and Revolving Commitment Percentages
SCHEDULE 1.1(b)    Loan Parties
SCHEDULE 1.1(c)    Permitted Liens
SCHEDULE 4.2    Unencumbered Pool Properties
SCHEDULE 7.1(b)    Ownership Structure
SCHEDULE 7.1(f)(i)    Properties
SCHEDULE 7.1(f)(ii)    Eligible Properties
SCHEDULE 7.1(g)    Existing Indebtedness
SCHEDULE 7.1(h)    Material Contracts
SCHEDULE 7.1(i)    Litigation
SCHEDULE 7.1(s)    List of Approved Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement

EXHIBIT B	Form of Guaranty

EXHIBIT C	Form of Notice of Borrowing

EXHIBIT D	Form of Notice of Continuation

EXHIBIT E	Form of Notice of Conversion

EXHIBIT F	Form of Notice of Swingline Borrowing

EXHIBIT G	Form of Revolving Note

EXHIBIT H	Form of Swingline Note

EXHIBIT I	Form of Compliance Certificate

EXHIBIT J	Form of Transfer Authorizer Designation Form

iv

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”) dated as of August 3, 2012, by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), each of the financial institutions initially a signatory hereto, together with their successors and assignees under Section 13.6 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), WELLS FARGO SECURITIES, LLC, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED, as Lead Arrangers (collectively, the “Lead Arrangers”), BANK OF AMERICA, N.A., and BARCLAYS BANK PLC, as Syndication Agents (collectively, the “Syndication Agents”), and KEYBANK NATIONAL ASSOCIATION, as Documentation Agent (the “Documentation Agent”).
WHEREAS, the Administrative Agent, the Issuing Bank and the Lenders desire to make available to the Borrower a credit facility in the initial amount of $250,000,000, which will be a revolving facility with initially up to a $37,500,000 swingline subfacility and initially up to a $25,000,000 letter of credit subfacility, on the terms and conditions contained herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
ARTICLE I. DEFINITIONS
Section 1.1    Definitions.
In addition to terms defined elsewhere herein, the following terms shall have the following meanings:
“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
“Additional Costs” has the meaning given such term in Section 5.1(b).
“Adjusted EBITDA” means EBITDA less Capital Reserves.
“Adjusted Total Asset Value” means Total Asset Value determined exclusive of assets that are owned by (i) Excluded Subsidiaries or (ii) Unconsolidated Affiliates.
“Administrative Agent” means Wells Fargo Bank, National Association as contractual representative of the Lenders under this Agreement, or any successor “Administrative Agent” appointed pursuant to Section 12.10.
“Administrative Questionnaire” means the Administrative Questionnaire completed by each Lender and delivered to the Administrative Agent in a form supplied by the Administrative Agent to the Lenders from time to time.
“Affected Lender” has the meaning given such term in Section 5.6.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall the Administrative Agent or any Lender be deemed to be an Affiliate of the

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Borrower.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Agreement Date” means the date as of which this Agreement is dated.
“Applicable Facility Fee” means the percentage set forth in the table below corresponding to the Level at which the “Applicable Margin - Rating” is determined:

Level	Facility Fee
1	0.0015
2	0.00175
3	0.0025
4	0.003
5	0.0045

Any change in the applicable Level at which the Applicable Margin-Ratings is determined shall result in a corresponding and simultaneous change in the Applicable Facility Fee.
“Applicable Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Applicable Margin” means the Applicable Margin – Ratio, and following Hudson REIT obtaining a Credit Rating and Borrower’s written election, the Applicable Margin – Rating. Such election of the Applicable Margin – Rating by Borrower shall be irrevocable once made.
“Applicable Margin – Rating” means the percentage rate set forth in the table below corresponding to the level (each a “Level”) into which Hudson REIT’s Credit Rating then falls. Any election by Borrower for the Applicable Margin – Rating to apply and any change in Hudson REIT’s Credit Rating which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Administrative Agent of written notice delivered by the Borrower in accordance with Section 9.4(q) that Hudson REIT’s Credit Rating has changed; provided, however, if the Borrower has not delivered the notice required by such Section, but the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed, then the Administrative Agent may, in its sole discretion, adjust the Level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware that Hudson REIT’s Credit Rating has changed. During any period that the Borrower has received Credit Ratings from S&P and Moody’s that are equivalent, the Applicable Margin – Rating shall be determined based on the Level corresponding to such Credit Ratings. During any period that the Borrower has received Credit Ratings from S&P and Moody’s that are not equivalent, (a) if the Borrower has also received a Credit Rating from Fitch, the Applicable Margin – Rating shall be determined based on the Level (if any) corresponding to both Fitch and either S&P or Moody’s, (b) if no Level satisfies clause (a) above and the difference between the Credit Ratings from S&P and Moody’s is no more than one Level, the Applicable Margin – Rating shall be determined based on the Level corresponding to the higher of such two (2) Credit Ratings, and (c) if no Level satisfies clause (a) above and the difference between the Credit Ratings from

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S&P and Moody’s is more than one Level, the Applicable Margin – Rating shall be determined based on the Level that is one Level below the higher of the two (2) Credit Ratings. During any period for which the Borrower has received a Credit Rating from only one Rating Agency, then the Applicable Margin – Rating shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s. During any period that the Borrower has (x) not received a Credit Rating from any Rating Agency or (y) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin - Rating shall be determined based on Level 5. The provisions of this definition shall be subject to Section 2.6(c).

Level	Borrower’s Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin - Rating
1	A-/A3 (or equivalent) or better	0.01
2	BBB+/Baa1 (or equivalent)	0.01075
3	BBB/Baa2 (or equivalent)	0.012
4	BBB-/Baa3 (or equivalent)	0.0145
5	Lower than BBB-/Baa3 (or equivalent)	0.0185

“Applicable Margin – Ratio” the percentage rate set forth below corresponding to the ratio of Total Liabilities to Total Asset Value as determined in accordance with Section 10.1(a):

Level	Ratio (expressed as a percentage) of Total Liabilities to Total Asset Value	Applicable Margin - Ratio
1	Less than 40.0%	0.0155
2	Greater than or equal to 40.0%, but less than 45.0%	0.016
3	Greater than or equal to 45.0%, but less than 50.0%	0.017
4	Greater than or equal to 50.0%, but less than 55.0%	0.019
5	Greater than or equal to 55.0%	0.022

The Applicable Margin - Ratio for Loans shall be determined by the Administrative Agent from time to time, based on the ratio of Total Liabilities to Total Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any adjustment to the Applicable Margin - Ratio shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Administrative Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3, the Applicable Margin – Ratio shall equal the percentage corresponding to Level 5 until the first day of the calendar month immediately following the month that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through, but excluding the date on which the Administrative Agent first determines the Applicable Margin - Ratio for Loans as set forth above, the Applicable Margin - Ratio shall be determined based on the Compliance Certificate delivered pursuant to Section 6.1(a)(ix). Thereafter, such Applicable Margin - Ratio shall be adjusted from time to time as set forth in this definition. The provisions of this definition shall be subject to Section 2.6(c).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of any entity that administers or manages a Lender.

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“Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Eligible Assignee and the Administrative Agent, substantially in the form of Exhibit A.
“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.
“Base Rate” means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate, plus one and one-half of one percent (1.50%).
“Base Rate Loan” means a Revolving Loan (or any portion thereof) bearing interest at a rate based on the Base Rate.
“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by the Borrower.
“Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.
“Borrower Information” has the meaning given such term in Section 2.6(c).
“Borrower LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Borrower, dated as of December 10, 2010, as amended, supplemented or otherwise modified from time to time.
“Borrower Preferred Units” means the Borrower’s Series A Preferred Units as defined in the Borrower LP Agreement.
“Business Day” means (a) a day of the week (but not a Saturday, Sunday or holiday) on which the offices of the Administrative Agent in Los Angeles, California, and Minneapolis, Minnesota, are open to the public for carrying on substantially all of the Administrative Agent’s business functions, and (b) if such day relates to a LIBOR Loan, any such day that is also a day on which dealings in Dollars are carried on in the London interbank market. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.
“Capital Reserves” means, for any period and with respect to a Property, an amount equal to (a) $0.25 per square foot for Office Properties or (b) $0.40 per square foot for Studio Properties multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is three hundred sixty-five (365). If the term Capital Reserves is used without reference to any specific Property, then the amount shall be determined on an aggregate basis with respect to all Properties of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Properties of all Unconsolidated Affiliates.
“Capitalization Rate” means seven and one half percent (7.50%) for Office Properties and eight and one half percent (8.50%) for Studio Properties provided that, for the purposes of determining “Total Asset Value” on any date of determination, the Capitalization Rate shall be equal to a weighted average percentage based on the ratio of NOI allocable to Studio Properties and to Office Properties (other than Construction-in-Progress) owned for two (2) or more fiscal quarters.
“Capitalized Lease Obligation” means obligations under a lease (to pay rent or other amounts

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under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on a balance sheet of the applicable Person prepared in accordance with GAAP as of the applicable date.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Lenders, as applicable, as collateral for Letter of Credit Liabilities or obligations of Lenders to fund participations in respect of Letter of Credit Liabilities, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means: (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short‑term commercial paper rating of at least A‑2 or the equivalent by S&P or at least P‑2 or the equivalent by Moody’s; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least eighty-five percent (85.0%) of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.
“Commitment” means, as to a Lender, such Lender’s Revolving Commitment.
“Commitment Reduction Notice” has the meaning given such term in Section 2.13.
“Compliance Certificate” has the meaning given such term in Section 9.3.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Construction-in-Progress” means Property undergoing ground-up construction, but not yet completed. Such Property shall cease to be Construction-in-Progress and shall thereafter be valued using the applicable Capitalization Rate (instead of book value) for purposes of determining Total Asset Value, (1) if Development Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Development Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter. For purposes hereof “Development Completion” means the earlier of (a) twelve (12) months after substantial completion of all improvements (other than tenant improvements of unoccupied space) related to the development of such Property and (b) such time as Construction-in-Progress achieves an Occupancy Rate of at least eighty percent (80.0%).

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“Continue”, “Continuation” and “Continued” means to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.10.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convert”, “Conversion” and “Converted” means to the conversion of a Loan of one Type into a Loan of another Type pursuant to Section 2.11.
“Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of a Base Rate Loan into a LIBOR Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.
“Credit Rating” means the rating assigned by a Rating Agency to the senior unsecured long term Indebtedness of a Person.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Applicable Laws relating to the relief of debtors in the United States of America or other applicable jurisdictions from time to time in effect.
“Default” means any of the events specified in Section 11.1, whether or not there has been satisfied any requirement for the giving of notice, the passage of time, or both.
“Defaulting Lender” means, subject to Section 3.9(f), any Revolving Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Revolving Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Revolving Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Revolving Lender’s obligation to fund a Loan hereunder and states that such position is based on such Revolving Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity and/or (iii) has its (or such parent company’s) A.M. Best Company financial rating, as applicable, withdrawn and/or is listed on the Federal Deposit Insurance Corporation’s “watch list”, which shall be deemed conclusively proven in the event the

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Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity is appointed as a receiver, conservator, trustee, or custodian for it (or such parent company, as applicable); provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Revolving Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender. Any determination by the Administrative Agent that a Revolving Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Lender shall be deemed to be a Defaulting Lender (subject to Section 3.9(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank, the Swingline Lender and such Defaulting Lender.
“Derivatives Contract” means (a) any transaction (including any master agreement, confirmation or other agreement with respect to any such transaction) now existing or hereafter entered into by the Borrower or any of its Subsidiaries (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) above that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and which is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, economic indices or measures of economic risk or value, or other benchmarks against which payments or deliveries are to be made, and (b) any combination of these transactions. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.
“Derivatives Support Document” means (i) any Credit Support Annex comprising part of (and as defined in) any Specified Derivatives Contract, and (ii) any document or agreement, other than a Security Document, pursuant to which cash, deposit accounts, securities accounts or similar financial asset collateral are pledged to or made available for set-off by, a Specified Derivatives Provider, including any banker’s lien or similar right, securing or supporting Specified Derivatives Obligation.
“Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement or provision relating thereto, (a) for any date on or after the date such Derivatives Contracts have been terminated or closed out, the termination amount or value determined in accordance therewith, and (b) for any date prior to the date such Derivatives Contracts have been terminated or closed out, the then-current mark-to-market value for such Derivatives Contracts, determined based upon one or more mid-market quotations or estimates provided by any

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recognized dealer in Derivatives Contracts (which may include the Administrative Agent, any Lender, any Specified Derivatives Provider or any Affiliate of any of them).
“Dollars” or “$” means the lawful currency of the United States of America.
“EBITDA” means, with respect to a Person for a given period and without duplication, the sum of (a) net income (or loss) of such Person for such period determined on a consolidated basis exclusive of the following (but only to the extent included in the determination of such net income (loss) for such period): (i) depreciation and amortization; (ii) Interest Expense; (iii) income tax expense; (iv) non-cash compensation and (v) extraordinary or nonrecurring items, including, without limitation, gains and losses from the sale of operating Properties (but not from the sale of Properties developed for the purpose of sale); plus (b) such Person’s pro-rata share of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP, amortization of intangibles pursuant to FASB ASC 805, amortization of deferred financing costs, and non-cash compensation expenses (to the extent such adjustments would otherwise have been included in the determination of EBITDA). For purposes of this definition, nonrecurring items shall be deemed to include (w) transaction costs incurred in connection herewith and the retirement of the Indebtedness under the Existing Credit Agreement, (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP.
“Effective Date” means the Agreement Date.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (i) the Borrower or any of the Borrower’s Affiliates or Subsidiaries and (ii) any Defaulting Lender or any of its Subsidiaries.
“Eligible Property” means a Property which satisfies all of the following requirements: (a) such Property is developed as an Office Property; (b) the Property is one hundred percent (100%) owned, or leased under a Ground Lease by the Borrower and/or a Guarantor; (c) neither such Property, nor any interest of the Borrower or any Subsidiary thereof, is subject to any Lien (other than Permitted Liens) or a Negative Pledge; (d) if such Property is owned or leased by a Guarantor (i) none of the Borrower’s Ownership Interest in such Guarantor is subject to any Lien (other than Permitted Liens) or to a Negative Pledge; and (ii) the Borrower directly, or indirectly through a Subsidiary, has the right to take the following actions without the need to obtain the consent of any Person: (x) to sell, transfer or otherwise dispose of such Property and (y) to create a Lien on such Property as security for Indebtedness of the Borrower or such Guarantor, as applicable; and (e) such Property is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the profitable operation or marketability of such Property.
“Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean‑up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency, any applicable rule of common law relating primarily to the environment or Hazardous Materials, and any analogous or comparable state or local laws, regulations or ordinances that

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concern Hazardous Materials or protection of the environment.
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.
“ERISA Event” means, with respect to the ERISA Group, (a) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Plan (other than an event for which the thirty-day notice period is waived); (b) the withdrawal of a member of the ERISA Group from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by a member of the ERISA Group of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA, respectively) from any Multiemployer Plan; (d) the incurrence by any member of the ERISA Group of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the institution of proceedings to terminate a Plan or Multiemployer Plan by the PBGC; (f) the failure by any member of the ERISA Group to make when due required contributions to a Multiemployer Plan or Plan unless such failure is cured within thirty (30) days or, with respect to a Plan, the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard; (g) any other event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the receipt by any member of the ERISA Group of any notice or the receipt by any Multiemployer Plan from any member of the ERISA Group of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or would reasonably be expected to be, insolvent (within the meaning of Section 4245 of ERISA), in reorganization (within the meaning of Section 4241 of ERISA), or in “critical” status (within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA); (i)  the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any member of the ERISA Group or the imposition of any Lien in favor of the PBGC under Title IV of ERISA; or (j) a determination that a Plan is, or is reasonably expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA).
“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control, which, together with the Borrower or any Subsidiary, are treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Section 412 of the Internal Revenue Code and Sections 302 or 4007 of ERISA, Sections 414(m) or (o)of the Internal Revenue Code.
“Event of Default” means any of the events specified in Section 11.1, provided that any requirement for notice or passage of time or any other condition has been satisfied.

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“Exchange Act” has the meaning given such term in Section 11.1(l).
“Excluded Subsidiary” means (1) any Material Subsidiary (a) holding title to assets that are or are to become within ninety (90) days (subject to extension by Administrative Agent) of acquisition or refinancing collateral for any Secured Indebtedness of such Subsidiary and that is (or will be) prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument, or agreement evidencing such Secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such Secured Indebtedness or (b) prohibited from Guarantying the Indebtedness of any other Person pursuant to a provision of such Subsidiary’s organizational documents which provision was required by a third party equity owner of such Subsidiary or (2) any Foreign Subsidiary. Notwithstanding the foregoing, the Subsidiaries which own the 901 Market Street Property and the Olympic and Bundy Property shall be treated as an Excluded Subsidiary until December 31, 2012, provided that such Subsidiaries own no other Property, and after December 31, 2012, such Subsidiaries will no longer be treated as Excluded Subsidiaries unless the applicable Subsidiary meets the criteria set forth above in the preceding sentence.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to an Applicable Law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement dated June 29, 2010 by and among Hudson REIT, the Borrower, the lenders party thereto and Barclays Bank PLC as administrative agent, as amended.
“Existing Letter of Credit” has the meaning given to such term in Section 2.4(l).
“Extended Revolving Termination Date” means August 3, 2017.
“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.
“FASB” means the Financial Accounting Standards Board.
“FASB ASC” means the Accounting Standards Codification of the FASB.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this

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Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” means that certain fee letter dated as of June 14, 2012, by and among the Borrower, Wells Fargo, Bank of America, N.A., and the Lead Arrangers.
“Fees” means the fees and commissions provided for or referred to in Section 3.5 and any other fees payable by the Borrower hereunder, under any other Loan Document or under the Fee Letter.
“Fitch” means Fitch Ratings, a division of Fitch, Inc.
“Fixed Charges” means, with respect to a Person and for a given period, the sum of (a) the Interest Expense of such Person for such period, plus (b) the aggregate of all scheduled principal payments on Indebtedness made by such Person (including Hudson REIT’s Ownership Shares of such payments made by any Unconsolidated Affiliate of such Person) during such period (excluding balloon, bullet or similar payments of principal due upon the stated maturity of Indebtedness), plus (c) the aggregate of all Preferred Dividends paid or accrued by such Person (including Hudson REIT’s Ownership Share of such dividends paid or accrued by any Unconsolidated Affiliate of such Person) on any Preferred Equity Interest during such period.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized under the laws of any jurisdiction within the United States of America.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person determined on a consolidated basis for such period, minus (or plus) (b) gains (or losses)

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from debt restructuring and sales of property during such period, plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for unconsolidated partnerships and joint ventures, plus (d) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP. Adjustments for unconsolidated entities will be calculated to reflect funds from operations on the same basis.
“GAAP” means, subject to Section 1.2, generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (including Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification”) or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable to the circumstances as of the date of determination.
“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi‑governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
“Ground Lease” means a ground lease or sub-lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Agreement Date; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor, or where the lessor has provided its consent to such encumbrance; (c) the obligation of the lessor to give the holder of any mortgage Lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.
“Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include Hudson REIT and each Material Subsidiary (other than Excluded Subsidiaries) which is required to execute a Guaranty in order to comply with Section 10.1(h).
“Guaranty”, “Guaranties”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner

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investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1 or 8.14 and substantially in the form of Exhibit B.
“Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; and (e) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.
“Hudson REIT” means Hudson Pacific Properties, Inc., a Maryland corporation.
“Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered other than trade payables incurred in the ordinary course of such Person’s business which are not past due for more than thirty (30) days or such payables are being contested in good faith and for which adequate reserves have been set aside; (c) Capitalized Lease Obligations of such Person (including Ground Leases to the extent required under GAAP to be reported as a liability); (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any equity redemption obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (i) all Indebtedness of other Persons which such Person has Guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities and other similar customary exceptions to recourse liability or exceptions relating to bankruptcy, insolvency, receivership or other similar events, provided that the obligations under such guaranty have not become due and payable); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; (k) any sale-leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of

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any real or personal property that it has sold or leased to another Person; and (l) the Indebtedness of any consolidated Affiliate of such Person and such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower. All Loans and Letter of Credit Liabilities shall constitute Indebtedness of the Borrower.
“Indemnifiable Amounts” has the meaning given such term in Section 12.8.
“Indemnified Costs” has the meaning given such term in Section 13.10.
“Indemnified Party” has the meaning given such term in Section 13.10.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Indemnity Proceeding” has the meaning given such term in Section 13.10.
“Intellectual Property” has the meaning given such term in Section 7.1(t).
“Interest Expense” means, for any period, without duplication, (a) total interest expense of Hudson REIT, including capitalized interest not funded under a construction loan interest reserve account, determined on a consolidated basis in accordance with GAAP for such period, plus (b) Hudson REIT’s Ownership Share of Interest Expense of Unconsolidated Affiliates for such period, but, in each case, excluding any non-cash interest expense (except for the payment-in-kind interest expense) including, but not limited to, amortization of deferred financing costs.
“Interest Period” means, with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period for a LIBOR Loan would otherwise end after the Revolving Termination Date, such Interest Period shall end on the Revolving Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any binding commitment to make an Investment in any other

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Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Issuing Bank” means Wells Fargo or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.4, and Special Issuing Bank, in its capacity as issuer of the Existing Letter of Credit.
“L/C Commitment Amount” has the meaning given to such term in Section 2.4(a).
“L/C Disbursement” has the meaning given to such term in Section 3.9(b).
“Lead Arrangers” has the meaning set forth in the introductory paragraph hereof.
“Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender; provided, however, that the term “Lender”, except as otherwise expressly provided herein, shall exclude any Lender (or its Affiliates) in its capacity as a Specified Derivatives Provider.
“Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.
“Letter of Credit” has the meaning given such term in Section 2.4(a), and, for avoidance of doubt, includes the Existing Letter of Credit.
“Letter of Credit Collateral Account” means a special deposit account maintained by the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and under its sole dominion and control.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.
“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit, the sum of (a) the Stated Amount of such Letter of Credit, plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Issuing Bank) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.4 in the related Letter of Credit, and the Lender then acting as the Issuing Bank shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as the Issuing Bank) of their participation interests under such Section.
“Level” has the meaning given such term in the definition of the term “Applicable Margin-Rating.”

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“LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded up to the nearest whole multiple of one-hundredth of one percent (0.01%), obtained by dividing (i) the rate of interest, rounded upward to the nearest whole multiple of one-hundredth of one percent (0.01%), referred to as the BBA (British Bankers’ Association) LIBOR rate as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rate for deposits in Dollars at approximately 9:00 a.m. Pacific time, two (2) Business Days prior to the date of commencement of such Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto, for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period by (ii) a percentage equal to one minus the Reserve Percentage. Any change in the Reserve Percentage shall result in a change in LIBOR on the date on which such change in the Reserve Percentage becomes effective.
“LIBOR Loan” means a Revolving Loan (or any portion thereof) (other than a Base Rate Loan) bearing interest at a rate based on LIBOR.
“LIBOR Market Index Rate” means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 9:00 a.m. Pacific time for such day (or if such day is not a Business Day, the immediately preceding Business Day). The LIBOR Market Index Rate shall be determined on a daily basis.
“Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, hypothecation, assignment, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; and (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction, other than any precautionary filing not otherwise constituting or giving rise to a lien, including a financing statement filed (i) in respect of a lease not constituting a Capitalized Lease Obligation pursuant to Section 9-505 (or a successor provision) of the Uniform Commercial Code or its equivalent as in effect in an applicable jurisdiction or (ii) in connection with a sale or other disposition of accounts or other assets not prohibited by this Agreement in a transaction not otherwise constituting or giving rise to a lien.
“Loan” means a Revolving Loan and/or a Swingline Loan, as the context may suggest or require.
“Loan Document” means this Agreement, each Note, the Guaranty, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered to the Administrative Agent or a Lender by a Loan Party in connection with, pursuant to or relating to this Agreement (other than the Fee Letter and any Specified Derivatives Contract).
“Loan Party” means the Borrower, and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1(b) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.
“Mandatorily Redeemable Stock” means, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures

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or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable in exchange for common stock or other equivalent common Equity Interests, or, at the option of the Person responding to the redemption, for cash in lieu of Equity Interests, or a combination thereof); in each case, on or prior to the Revolving Termination Date.
“Material Adverse Effect” means (a) a materially adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the validity or enforceability of any of the Loan Documents, or (iii) the rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under any of the Loan Documents or (b) a material impairment on the ability of the Borrower or any other Loan Party to (i) perform its obligations under any Loan Document to which it is a party or (ii) timely pay the principal of or interest on the Loans or other amounts payable in connection therewith or timely pay all Reimbursement Obligations.
“Material Contract” means any written contract or other arrangement (other than Loan Documents and Specified Derivatives Contracts) to which the Borrower, any Subsidiary or any other Loan Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).
“Material Indebtedness” has the meaning given such term in Section 11.1(d).
“Material Subsidiary” means any Subsidiary to which more than three percent (3.0%) of Adjusted Total Asset Value (excluding cash and Cash Equivalents) is attributable on an individual basis.
“Mixed-Use Property” means any mixed-use project that includes or will include a Retail Property and will also include a multifamily property and/or an Office Property.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgage” means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real estate granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Mortgage Receivable” means a promissory note secured by a Mortgage of which the Borrower or a Subsidiary is the holder and retains the rights of collection of all payments thereunder.
“Multiemployer Plan” means at any time a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding six (6) plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such six-year period.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall

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not constitute a Negative Pledge.
“Net Operating Income” or “NOI” means, for any Property and for a given period, the sum of the following (without duplication and determined on a consistent basis with prior periods): (a) rents and other revenues received in the ordinary course from such Property (including proceeds of rent loss or business interruption insurance, but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid (excluding interest, but including an appropriate accrual for property taxes and insurance) related to the ownership, operation or maintenance of such Property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such Property, but specifically excluding (i) general overhead expenses of the Borrower or any Subsidiary and any property management fees; (ii) straight line rent leveling adjustments required under GAAP; (iii) amortization of intangibles pursuant to FASB ASC 805; and (iv) extraordinary or nonrecurring items, including, to the extent allocable to such Property, (w) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP) minus (c) the Capital Reserves for such Property as of the end of such period minus (d) the greater of (i) the actual property management fee paid during such period and (ii) an imputed management fee in the amount of three percent (3.0%) of the gross revenues for such Property for such period.
“Non-Defaulting Lender” means, at any time, each Revolving Lender that is not a Defaulting Lender at such time.
“Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary non-recourse carve-out guaranties, environmental indemnities, and other similar customary exceptions to recourse liability; provided that none of the foregoing have become due and payable, and except for recourse to a special purpose entity created solely for the purpose of holding such assets) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.
“Note” means a Revolving Note and/or a Swingline Note, as the context may suggest or require.
“Notice of Borrowing” means a notice substantially in the form of Exhibit C (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.1(b) evidencing the Borrower’s request for a borrowing of a Revolving Loan.
“Notice of Continuation” means a notice substantially in the form of Exhibit D (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.10 evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
“Notice of Conversion” means a notice substantially in the form of Exhibit E (or such other form reasonably acceptable to the Administrative Agent and containing the information required in such Exhibit) to be delivered to the Administrative Agent pursuant to Section 2.11 evidencing the Borrower’s request for the Conversion of a Loan from one Type to another Type.
“Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit F (or such other form reasonably acceptable to the Administrative Agent and containing the information required in

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such Exhibit) to be delivered to the Swingline Lender pursuant to Section 2.5(b) evidencing the Borrower’s request for a Swingline Loan.
“Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower and/or any other Loan Party owing to the Administrative Agent, the Issuing Bank or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note. For the avoidance of doubt, “Obligations” shall not include Specified Derivatives Obligations.
“Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the number of square feet of such Property actually leased or occupied by unaffiliated third-party tenants subject to arm’s-length leases as to which no monetary default has occurred and has continued unremedied for ninety (90) or more days to (b) the aggregate number of rentable square feet of such Property.
“Off-Balance Sheet Obligations” means liabilities and obligations of Hudson REIT or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Hudson REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Hudson REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which Hudson REIT is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore).
“OFAC” has the meaning given such term in Section 7.1(y).
“Office Property” means a Property improved with a building or buildings the substantial use of which is office space, which may include a Property that is part of a Mixed-Use Property.
“Original Revolving Termination Date” means August 3, 2016.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Ownership Share” means, with respect to any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Unconsolidated Affiliate or (b) subject to compliance with Section 9.4(p), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation,

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articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Unconsolidated Affiliate.
“Participant” has the meaning given such term in Section 13.6(d).
“Participant Register” has the meaning given such term in Section 13.6(d).
“PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.
“Permitted Liens” means, as to any Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws or performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (c) covenants, conditions, zoning restrictions, easements, rights, restrictions and other encumbrances on title to the real property, which do not materially detract from the value and/or marketability of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Bank and each Specified Derivatives Provider; (f) Liens in favor of the Borrower or a Guarantor securing obligations owing by a Subsidiary to the Borrower or a Guarantor; (g) purchase money liens so long as no such Lien is spread to cover any property other than that which is purchased and the amount of Indebtedness secured thereby is limited to the purchase price, and (h) Liens in existence as of the date hereof and set forth on Schedule 1.1(c) and with respect to Properties added to the Unencumbered Pool after the Effective Date, Liens in existence as of the date such Property was added to the Unencumbered Pool and set forth on Schedule 1.1(c) (as supplemented by the Borrower on such date) and acceptable to Administrative Agent.
“Person” means any natural person, corporation, limited partnership, general partnership, joint stock company, limited liability company, limited liability partnership, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.
“Plan” means at any time an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (a) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (b) has at any time within the preceding six (6) years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.
“Post-Default Rate” means an interest rate per annum equal to the Base Rate as in effect from time to time, plus the Applicable Margin, plus two percent (2.0%).
“Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Equity Interests issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in Equity Interests (other than

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Mandatorily Redeemable Stock) payable to holders of such class of Equity Interests; (b) paid or payable to Hudson REIT, the Borrower or a Subsidiary; or (c) constituting or resulting in the redemption of Preferred Equity Interests, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
“Preferred Equity Interest” means, with respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.
“Principal Office” means the office of the Administrative Agent located at 608 Second Avenue S., 11th Floor, Minneapolis, Minnesota 55402‑1916, Attention: Kelly Milham, Loan No. 1006877, or any other subsequent office that the Administrative Agent shall have specified as the Principal Office by written notice to the Borrower and the Lenders.
“Property” means any parcel of real property owned or leased (in whole or in part) or operated by the Borrower, Hudson REIT, any Subsidiary or any Unconsolidated Affiliate of the Borrower and which is located in a state of the United States of America or the District of Columbia.
“Qualified Plan” means a Benefit Arrangement that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code.
“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by the Borrower and approved of by the Administrative Agent in writing.
“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.
“Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money that is not Nonrecourse Indebtedness.
“Register” has the meaning given such term in Section 13.6(c).
“Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.
“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Issuing Bank for any drawing honored by the Issuing Bank under a Letter of Credit.

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“REIT” means a Person qualifying for treatment as a “real estate investment trust” under Sections 856 through 860 of the Internal Revenue Code.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Renovation Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment that will (i) disrupt the occupancy of at least forty percent (40.0%) of the square footage of such Property or (ii) temporarily reduce the Net Operating Income attributable to such Property by more than forty percent (40.0%) as compared to the immediately preceding comparable prior period or (b) which is acquired with occupancy of less than sixty (60.0%) and on which renovation and redevelopment will be conducted. A Property shall cease to be a Renovation Property, (1) if Renovation Completion occurs at any time during the first month of a fiscal quarter, at the end of such fiscal quarter or (2) if Renovation Completion occurs after the first month of a fiscal quarter, at the end of the following fiscal quarter after Renovation Completion. For purposes hereof “Renovation Completion” means the earliest to occur of (a) twelve (12) months after all improvements (other than tenant improvements on unoccupied space) related to the redevelopment of such Property having been substantially completed and (b) such Property achieving an Occupancy Rate of at least eighty percent (80.0%).
“Requisite Lenders” means, as of any date, (a) Lenders having greater than fifty percent (50%) of the aggregate amount of all Revolving Commitments, or (b) if the Revolving Commitments have been terminated or reduced to zero, Lenders holding greater than fifty percent (50%) of the principal amount of the aggregate outstanding Loans and Letter of Credit Liabilities; provided that (i) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and (ii) at all times when two (2) or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Requisite Lenders” shall mean at least two (2) Lenders. For purposes of this definition, a Lender shall be deemed to hold a Swingline Loan or a Letter of Credit Liability to the extent such Lender has acquired a participation therein under the terms of this Agreement and has not failed to perform its obligations in respect of such participation.
“Reserve Percentage” means the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America).
“Responsible Officer” means with respect to Hudson REIT, the Borrower or any Subsidiary, the chief executive officer and the chief financial officer of the Borrower or such Subsidiary.
“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable solely in common Equity Interest; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.
“Retail Property” means a Property improved with a building or buildings the substantial use of which is retail space, which may include a Property that is part of a Mixed-Use Property.

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“Revolving Commitment” means, as to each Revolving Lender, such Revolving Lender’s obligation to make Revolving Loans pursuant to Section 2.1, to issue (in the case of the Issuing Bank) and to participate (in the case of the other Lenders) in Letters of Credit pursuant to Section 2.4(i), and to participate in Swingline Loans pursuant to Section 2.5(e), in an amount up to, but not exceeding the amount set forth for such Lender on Schedule 1.1(a) as such Revolving Lender’s “Revolving Commitment Amount” or as set forth in any applicable Assignment and Assumption, or agreement executed by a Lender becoming a party hereto in accordance with Section 2.17, as the same may be reduced from time to time pursuant to Section 2.13 or increased or reduced as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.6 or increased as appropriate to reflect any increase effected in accordance with Section 2.17.
“Revolving Commitment Percentage” means, as to each Revolving Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Revolving Commitment to (b) the aggregate amount of the Revolving Commitments of all Revolving Lenders; provided, however, that if at the time of determination the Revolving Commitments have been terminated or been reduced to zero, the “Revolving Commitment Percentage” of each Revolving Lender shall be the “Revolving Commitment Percentage” of such Revolving Lender in effect immediately prior to such termination or reduction.
“Revolving Credit Exposure” means, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in Letter of Credit Liabilities and Swingline Loans at such time.
“Revolving Lender” means a Lender having a Revolving Commitment.
“Revolving Loan” has the meaning given such term in Section 2.1(a).
“Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit G, payable to a Lender in a principal amount equal to the amount of such Lender’s Revolving Commitment.
“Revolving Termination Date” means the Original Revolving Termination Date or the Extended Revolving Termination Date, as applicable.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and its successors.
“Secured Indebtedness” means (without duplication), with respect to a Person as of any given date, the aggregate principal amount of all Indebtedness of such Person or its subsidiaries outstanding at such date on a consolidated basis and that is secured in any manner by any Lien, and in the case of Hudson REIT (without duplication), Hudson REIT’s Ownership Share of the Secured Indebtedness of its Unconsolidated Affiliates.
“Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.
“Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any Affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

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“Special Issuing Bank” has the meaning given to such term in Section 2.4(l).
“Specified Derivatives Contract” means any Derivatives Contract, together with any Derivatives Support Document relating thereto, that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between the Borrower or any Subsidiary of the Borrower and any Specified Derivatives Provider and designated as a Specified Derivatives Contract by Borrower in writing by notice to the Administrative Agent.
“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of the Borrower or its Subsidiaries under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.
“Specified Derivatives Provider” means any Lender, or any Affiliate of a Lender that is a party to a Derivatives Contract at the time the Derivatives Contract is entered into.
“Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.
“Studio Property” means a Property the substantial use of which is production studios, stages, control rooms and/or other audio and video room space, office and other support space, storage facilities and other incidental uses related thereto.
“Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
“Substantial Amount” means, at the time of determination thereof, an amount in excess of thirty percent (30.0%) of the undepreciated book value of the total consolidated assets at such time of the Borrower and its Subsidiaries determined on a consolidated basis.
“Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.5 in an amount up to, but not exceeding the Swingline Commitment Amount, as such amount may be reduced from time to time in accordance with the terms hereof.
“Swingline Commitment Amount” shall have the meaning given to such term in Section 2.5(a).
“Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.
“Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.5.
“Swingline Maturity Date” means the date which is seven (7) Business Days prior to the Revolving Termination Date.

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“Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit H, payable to the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Titled Agents” means, collectively, the Lead Arrangers, the Syndication Agents, and the Documentation Agent.
“Total Asset Value” means the sum of all of the following of Hudson REIT on a consolidated basis determined in accordance with GAAP applied on a consistent basis:

(a)	cash and Cash Equivalents, plus

(b)	the quotient of (i) NOI of Hudson REIT’s Properties for the most recent four quarters, divided by (ii) the Capitalization Rate, plus

(c)	the GAAP book value of Properties acquired during the most recent two (2) fiscal quarters, plus

(d)	the GAAP book value of Construction-in-Progress (including land, improvements, indirect costs internally allocated, pre-development costs and development costs), plus

(e)	the GAAP book value of all Renovation Properties, plus

(f)	the GAAP book value of Unimproved Land, plus

(g)	an amount equal to the aggregate book value of Mortgage Receivables.
Hudson REIT’s Ownership Share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets.
For purposes of determining Total Asset Value, NOI from Properties disposed of by Hudson REIT and its Subsidiaries during the immediately preceding fiscal quarter of Hudson REIT and those included under (c), (d) and (e) above, shall be excluded. For Properties owned the last two (2) fiscal quarters but less than four fiscal quarters, the NOI attributable to such Properties shall be based on the most recently ended two (2) fiscal quarters for which financial statements are available multiplied by two (2) divided by the Capitalization Rate. The parties acknowledge that the lease with Google for the 604 Arizona Property (the “Google Lease”) is, as of the Agreement Date, scheduled to expire on July 31, 2012, at which time permitting and tenant improvements for a new tenant, Real Office Centers, are scheduled to commence. For purposes of periods during which the 604 Arizona Property is subject to the Google Lease, the 604 Arizona Property shall be included in Total Asset Value consistent with the above described determination under subsection (b). For purposes of periods during which the 604 Arizona Property is no longer subject to the Google Lease, but the lease with Real Office Centers (the “Real Office Centers Lease”) has not yet commenced or has commenced but remains in a free rent period, then the NOI attributable to the 604 Arizona Property shall be determined on a pro forma basis based on contractual monthly base rent under the Real Office Centers Lease, until such time as the rent under the Real Office Centers Lease has commenced and been paid for a full

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quarter, at which time the actual NOI for that full quarter shall be annualized. Thereafter, actual NOI from the 604 Arizona Property for two (2) consecutive quarters and three (3) consecutive quarters, as applicable, shall be annualized for purposes of the determination under subsection (b) above, until such time as actual NOI from the 604 Arizona Property can be determined for a full trailing twelve (12) month period, at which time such actual NOI shall become the basis of the determination under subsection (b) above.
For purposes of calculating the Total Asset Value of any Property that is not Construction-in-Progress, but that was Construction-in-Progress at any time during the previous three (3) full fiscal quarters, the NOI attributable to such Property for purposes of making the calculation in subsection (b) above shall be calculated as follows:
(i)    Until one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress, the NOI attributable to (x) if such Property achieved Development Completion or Renovation Completion, as applicable, during the first month of the previous fiscal quarter, the NOI attributable to the last two months while such Property was Construction-in-Progress shall be annualized and (y) otherwise, the last full fiscal quarter while such Property was Construction-in-Progress shall be annualized;
(ii)    After one full fiscal quarter has elapsed since such Property ceased being Construction-in-Progress, but before two full fiscal quarters have elapsed since such Property ceased being Construction-in-Progress, the NOI of the sum of (x) the NOI attributable to the last full fiscal quarter while such Property was Construction-in-Progress and (y) the NOI attributable to the first full fiscal quarter after the Property ceased being Construction-in-Progress shall be annualized; and
(iii)    After two full fiscal quarters have elapsed since such Property ceased being Construction-in-Progress, but before three full fiscal quarters have elapsed since such Property ceased being Construction-in-Progress, the NOI of the sum of (x) the NOI attributable to the last full fiscal quarter while such Property was Construction-in-Progress and (y) the NOI attributable to the first two full fiscal quarters after the Property ceased being Construction-in-Progress shall be annualized.
“Total Liabilities” means all Indebtedness of Hudson REIT and its Subsidiaries on a consolidated basis and Hudson REIT’s Ownership Share of all Indebtedness of all Unconsolidated Affiliates, other than intercompany Indebtedness owed to Hudson REIT and its Subsidiaries.
“Transfer Authorizer Designation Form” means a form substantially in the form of Exhibit J to be delivered to the Administrative Agent pursuant to Section 6.1(a), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.
“Type” means, with respect to any Revolving Loan, whether such Loan or portion thereof is a LIBOR Loan or a Base Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unencumbered Asset Value” means without duplication, the sum of the following:

(a)	For each Unencumbered Pool Property owned for the most recently ended four (4) fiscal

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quarters, the Net Operating Income attributable to such Unencumbered Pool Property for the most recently ended four (4) fiscal quarters for which quarterly financial statements are available divided by the Capitalization Rate, plus

(b)
For each Unencumbered Pool Property owned for the last two (2) fiscal quarters but less than four (4) fiscal quarters, the Net Operating Income attributable to such Unencumbered Pool Property for the most recently ended two (2) fiscal quarters for which financial statements are available multiplied by two (2) divided by the Capitalization Rate, plus

(c)	For each Unencumbered Pool Property acquired within the last two (2) fiscal quarters, the acquisition cost of such Unencumbered Pool Property.
Notwithstanding the above, (i) to the extent that the Unencumbered Asset Value attributable to Unencumbered Pool Properties subject to Ground Leases exceeds twenty percent (20%) of total Unencumbered Asset Value, such excess shall be excluded from Unencumbered Asset Value; (ii) to the extent that the aggregate rental revenue of the Unencumbered Pool Properties generated from a single tenant or Affiliated tenants in the aggregate (other than Bank of America, N.A. and its Affiliates) exceeds twenty-five percent (25.0%), such excess shall be excluded when determining Unencumbered NOI for the purposes of determining Unencumbered Asset Value, and (iii) for purposes of periods during which the 604 Arizona property is subject to the Google Lease, the 604 Arizona property shall be included in Unencumbered Asset Value consistent with the above described determination. For purposes of periods during which the 604 Arizona property is no longer subject to the Google Lease, but the Real Office Centers Lease has not yet commenced or has commenced but remains in a free rent period, then the Net Operating Income attributable to the 604 Arizona property shall be determined on a pro forma basis based on contractual monthly base rent under the Real Office Centers Lease, until such time as the rent under the Real Office Centers Lease has commenced and been paid for a full quarter, at which time the actual Net Operating Income for that full quarter shall be annualized. Thereafter, actual Net Operating Income from the 604 Arizona property for two (2) consecutive quarters and three (3) consecutive quarters, as applicable, shall be annualized for purposes of the Unencumbered Asset Value determination above, until such time as actual Net Operating Income from the 604 Arizona property can be determined for a full trailing twelve (12) month period, at which time such actual Net Operating Income shall become the basis of the Unencumbered Asset Value determination above.
“Unencumbered NOI” means, for any period the aggregate NOI from the Unencumbered Pool Properties and all other unencumbered assets for the most recent twelve (12) months. To the extent that an Unencumbered Pool Property has been owned for one month, but not for a full fiscal year, the NOI from that Property for the period will be annualized. If the Property has not been owned for one full month, NOI shall be based on an Agent approved pro forma NOI. Notwithstanding the above, for purposes of periods during which the 604 Arizona property is subject to the Google Lease, the 604 Arizona property shall be included in Unencumbered Asset Value consistent with the above described determination. For purposes of periods during which the 604 Arizona property is no longer subject to the Google Lease, but the Real Office Centers Lease has not yet commenced or has commenced but remains in a free rent period, then the Net Operating Income attributable to the 604 Arizona property shall be determined on a pro forma basis based on contractual monthly base rent under the Real Office Centers Lease, until such time as the rent under the Real Office Centers Lease has commenced and been paid for a full quarter, at which time the actual Net Operating Income for that full quarter shall be annualized. Thereafter, actual Net Operating Income from the 604 Arizona property for two (2) consecutive quarters and three (3) consecutive quarters, as applicable, shall be annualized for purposes of the Unencumbered Asset Value determination, above, until such time as actual Net Operating Income from the 604 Arizona property can be determined for a full trailing twelve (12) month period, at which time such actual Net Operating Income shall become the basis of the Unencumbered

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Asset Value determination, above. Hudson REIT’s Ownership Share of NOI from unencumbered assets held by Unconsolidated Affiliates will be included in Unencumbered NOI calculations consistent with the above described treatment for NOI from Unencumbered Pool Properties.
“Unencumbered Pool” means, collectively, all of the Unencumbered Pool Properties.
“Unencumbered Pool Property” means the Properties designated as such pursuant to Section 4.2.
“Unimproved Land” means land on which no development (other than improvements that are not material and are temporary in nature) has occurred and for which no development is scheduled in the immediately following twelve (12) months.
“Unsecured Indebtedness” means Indebtedness which is not Secured Indebtedness. Notwithstanding the foregoing, all Indebtedness which is secured by a pledge of equity interests only and is recourse to Hudson REIT or its Subsidiaries shall be deemed to be Unsecured Indebtedness.
“Unsecured Interest Expense” means, for a given period, all Interest Expense attributable to Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis, and Hudson REIT’s Ownership Share of Unsecured Indebtedness of its Unconsolidated Affiliates, in each case for such period. For the purpose of this definition, Interest Expense will be based on the greater of (i) actual Unsecured Interest Expense or (2) a minimum interest rate of six percent (6.0%) on aggregate Unsecured Indebtedness.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.10(g)(ii)(B)(3).
“Wells Fargo” means Wells Fargo Bank, National Association, and its successors and assigns.
“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
“Withdrawal Liability” means any liability as a result of a complete or partial withdrawal from a Multiemployer Plan as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means (a) the Borrower, (b) any other Loan Party and (c) the Administrative Agent, as applicable.
Section 1.2    GAAP.
Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP as in effect as of the Agreement Date, provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in

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accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the use of GAAP, the calculation of Total Liabilities shall NOT include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities), FASB ASC 805 or other FASB standards allowing or requiring entities to report fair values for financial liabilities (including fair market adjustments with respect to any loans, assumed in connection with the purchase of real property and any fair market adjustment to Ground Leases, in either case reported under GAAP as a liability). Accordingly, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount. When determining the Applicable Margin and compliance by the Borrower with any financial covenant contained in any of the Loan Documents, one hundred percent (100%) of the financial attributes of a consolidated Affiliate of Hudson REIT shall be included and only the Ownership Share of Hudson REIT of the financial attributes of an Unconsolidated Affiliate shall be included.
Section 1.3    General; References to Pacific Time.
References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent not prohibited hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not otherwise stated herein or prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Pacific time.
ARTICLE II.     CREDIT FACILITY
Section 2.1    Revolving Loans.
(a)    Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including, without limitation, Section 2.16, each Lender severally and not jointly agrees to make revolving Base Rate Loans and LIBOR Loans (collectively, the “Revolving Loans”) to the Borrower during the period from and including the Effective Date to, but excluding, the Revolving Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Revolving Commitment. Each borrowing of Base Rate Loans or LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Notwithstanding the immediately preceding sentence but subject to Section 2.16, a borrowing of Revolving Loans may be in the aggregate amount of the unused Revolving Commitments. Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow Revolving Loans.

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(b)    Requests for Revolving Loans. Not later than 10:00 a.m. Pacific time at least one (1) Business Day prior to a borrowing of Revolving Loans that are to be Base Rate Loans and not later than 12:00 p.m. (noon) Pacific time at least three (3) Business Days prior to a borrowing of Revolving Loans that are to be LIBOR Loans, the Borrower shall deliver to the Administrative Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans (it being understood that a reference to the general corporate purposes of the Borrower shall be sufficient for this purpose), and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Administrative Agent provide the Borrower with the most recent LIBOR quoted rate available to the Administrative Agent. The Administrative Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.
(c)    Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Administrative Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. Pacific time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Administrative Agent shall make available to the Borrower in the account specified in the Transfer Authorizer Designation Form, not later than 12:00 noon Pacific time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Administrative Agent.
(d)    Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Administrative Agent shall have been notified by any Lender that such Lender will not make available to the Administrative Agent a Revolving Loan to be made by such Lender in connection with any borrowing, the Administrative Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Administrative Agent in accordance with this Section, and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender. In such event, if such Lender does not make available to the Administrative Agent the proceeds of such Revolving Loan, then such Lender and the Borrower severally agree to pay to the Administrative Agent on demand the amount of such Revolving Loan with interest thereon, for each day from and including the date such Revolving Loan is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay the amount of such interest to the Administrative Agent for the same or overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays to the Administrative Agent the amount of such Revolving Loan, the amount so paid shall constitute such Lender’s Revolving Loan included in the borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make available the proceeds of a Revolving Loan to be made by such Lender.
(e)    Effect of Revolving Loans on the Revolving Commitments. While any Revolving Loan remains outstanding, the Revolving Commitment of each Lender shall be deemed to be utilized for all

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purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage, and (ii) the sum of (A) all outstanding Loans, plus (B) all Letter of Credit Liabilities.
Section 2.2    Intentionally Omitted.
Section 2.3    Intentionally Omitted.
Section 2.4    Letters of Credit.
(a)    Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.16, the Issuing Bank, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date thirty (30) days prior to the Revolving Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $25,000,000 (the “L/C Commitment Amount”). The Existing Letter of Credit will be deemed to be a Letter of Credit issued under this Agreement.
(b)    Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Issuing Bank and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the date that is twenty (20) days prior to the Revolving Termination Date, or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, that a Letter of Credit may (A) contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Bank but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the date that is twenty (20) days prior to the Revolving Termination Date, and/or (B) extend up to one year beyond the Revolving Termination Date, provided that, not later than twenty (20) days prior to the Revolving Termination Date, such Letter of Credit is fully Cash Collateralized and Borrower has delivered to Administrative Agent a reimbursement agreement and such other documentation as Administrative Agent and/or the Issuing Bank may reasonably require, each in form and substance satisfactory to the Administrative Agent and the Issuing Bank. The initial Stated Amount of each Letter of Credit shall be at least $50,000 (or such lesser amount as may be acceptable to the Issuing Bank, the Administrative Agent and the Borrower).
(c)    Requests for Issuance of Letters of Credit. The Borrower shall give the Issuing Bank and the Administrative Agent written notice at least five (5) Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Issuing Bank. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such applications and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Section 6.2, the Issuing Bank shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event prior to the date five (5) Business Days following the date after which the Issuing Bank has received all of the items required to be delivered to it under this subsection. The Issuing Bank shall not at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of

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Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. Upon the written request of the Borrower, the Issuing Bank shall deliver to the Borrower a copy of each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control.
(d)    Reimbursement Obligations. Upon receipt by the Issuing Bank from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Issuing Bank shall promptly notify the Borrower and the Administrative Agent of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand; provided, however, that the Issuing Bank’s failure to give, or delay in giving, such notice shall not discharge the Borrower in any respect from the applicable Reimbursement Obligation. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Issuing Bank for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Issuing Bank to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Issuing Bank of any payment in respect of any Reimbursement Obligation, the Issuing Bank shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the immediately following subsection (i) such Lender’s Revolving Commitment Percentage of such payment.
(e)    Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Administrative Agent and the Issuing Bank whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Issuing Bank for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Administrative Agent and the Issuing Bank, or if the Borrower fails to reimburse the Issuing Bank for a demand for payment under a Letter of Credit by the date of such payment, the failure of which the Issuing Bank shall promptly notify the Administrative Agent, then (i) if the applicable conditions contained in Article VI would permit the making of Revolving Loans, the Borrower shall be deemed to have requested a borrowing of Revolving Loans (which shall be Base Rate Loans) in an amount equal to the unpaid Reimbursement Obligation and the Administrative Agent shall give each Revolving Lender prompt notice of the amount of the Revolving Loan to be made available to the Administrative Agent not later than 10:00 a.m. Pacific time and (ii) if such conditions would not permit the making of Revolving Loans, the provisions of subsection (j) of this Section shall apply. The limitations set forth in the second sentence of Section 2.1(a) shall not apply to any borrowing of Base Rate Loans under this subsection.
(f)    Effect of Letters of Credit on Revolving Commitments. Upon the issuance by the Issuing Bank of any Letter of Credit and until such Letter of Credit shall have expired or been cancelled, the Revolving Commitment of each Revolving Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Revolving Commitment Percentage and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.
(g)    Issuing Bank’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Issuing Bank shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the

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Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, none of the Issuing Bank, Administrative Agent or any of the Lenders shall be responsible for, and the Borrower’s obligations in respect of Letters of Credit shall not be affected in any manner by, (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, electronic mail, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, Administrative Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Issuing Bank’s or Administrative Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct (each as determined by a court of competent jurisdiction in a final, non-appealable judgment), shall not create against the Issuing Bank any liability to the Borrower, the Administrative Agent or any Lender. The obligation of the Borrower to reimburse the Issuing Bank for any drawing made under any Letter of Credit, and to repay any Revolving Loan made pursuant to the second sentence of Section 2.4(e) above, shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement and any other applicable Letter of Credit Document under all circumstances whatsoever, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank, the Administrative Agent or any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Issuing Bank, the Administrative Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non‑application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations. Notwithstanding anything to the contrary contained in this Section or Section 13.10, but not in limitation of the Borrower’s unconditional obligation to reimburse the Issuing Bank for any drawing made under a Letter of Credit as provided in this Section and to repay any Revolving Loan made pursuant to the second sentence of the immediately preceding subsection (e), the Borrower shall have no obligation to indemnify the Administrative Agent, the Issuing Bank or any Lender in respect of any liability incurred by the Administrative Agent, the Issuing Bank or such Lender arising solely out of the gross negligence or willful (each as determined by a court of competent jurisdiction in a final, non-appealable judgment) misconduct of the Administrative Agent, the Issuing Bank or such Lender in respect of a Letter of Credit.

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(h)    Amendments, Etc. The issuance by the Issuing Bank of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Issuing Bank), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Administrative Agent and Requisite Lenders (or all of the Revolving Lenders if required by Section 13.7) shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.5(c).
(i)    Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Issuing Bank of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Revolving Commitment Percentage of the liability of the Issuing Bank with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, such Lender’s Revolving Commitment Percentage of the Issuing Bank’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Administrative Agent for the account of the Issuing Bank in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Issuing Bank, Administrative Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Issuing Bank by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Revolving Commitment Percentage in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Issuing Bank pursuant to the second and the last sentences of Section 3.5(c)).
(j)    Payment Obligation of Lenders. Each Lender severally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, on demand in immediately available funds in Dollars the amount of such Lender’s Revolving Commitment Percentage of each drawing paid by the Issuing Bank under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Revolving Commitment Percentage of such drawing. If the notice referenced in the second sentence of Section 2.4(e) is received by a Lender not later than 9:00 a.m. Pacific time, then such Lender shall make such payment available to the Administrative Agent not later than 12:00 p.m. Pacific time on the date of demand therefor; otherwise, such payment shall be made available to the Administrative Agent not later than 11:00 a.m. Pacific time on the next succeeding Business Day. Each Lender’s obligation to make such payments to the Administrative Agent under this subsection, and the Administrative Agent’s right to receive the same for the account of the Issuing Bank, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including, without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1(e) or (f) or (iv) the termination of the Revolving Commitments. Each such payment to the Administrative Agent for the account of the Issuing Bank shall be made without any offset, abatement, withholding or deduction whatsoever.
(k)    Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Issuing Bank shall deliver to the Administrative Agent, who shall promptly deliver the same to each

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Lender and the Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Issuing Bank shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection, the Issuing Bank shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder. The failure of the Issuing Bank to perform its requirements under this subsection shall not relieve any Lender from its obligations under the immediately preceding subsection (j).
(l)    Existing Letter of Credit. Barclays Bank PLC (in such capacity, the “Special Issuing Bank”) previously issued its Irrevocable Standby Letter of Credit Number SB-01604 (“Existing Letter of Credit”), dated May 20, 2011, on behalf of Borrower. As of the date hereof, the Existing Letter of Credit shall constitute a Letter of Credit hereunder for all purposes, including usage of each Lender’s Revolving Commitment in accordance with subsection (f), and Special Issuing Bank, solely in connection with the Existing Letter of Credit, and not any extension or renewal thereof, shall be deemed an Issuing Bank hereunder.
Section 2.5    Swingline Loans.
(a)    Swingline Loans. Subject to the terms and conditions hereof, including, without limitation, Section 2.16, the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Maturity Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the lesser of (i) $37,500,000 and (ii) fifteen percent (15.0%) of the aggregate amount of the Revolving Commitments, as such amount may be increased or decreased from time to time in accordance with the terms hereof (the “Swingline Commitment Amount”). If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment Amount in effect at such time, the Borrower shall immediately pay the Administrative Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and re-borrow Swingline Loans hereunder. Solely for purposes of calculation of the fee payable under Section 3.5(b), the borrowing of a Swingline Loan shall not constitute usage of any Lender’s Revolving Commitment. For all other purposes, the borrowing of a Swingline Loan shall constitute usage of the Revolving Commitments, in an amount equal to each Lender’s Revolving Commitment Percentage, multiplied by the amount of such Swingline Loan.
(b)    Procedure for Borrowing Swingline Loans. The Borrower shall give the Administrative Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing or telephonic notice of each borrowing of a Swingline Loan. Each Notice of Swingline Borrowing shall be delivered to the Swingline Lender no later than 9:00 a.m. Pacific time on the proposed date of such borrowing. Any telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing and shall be promptly confirmed in writing by the Borrower pursuant to a Notice of Swingline Borrowing sent to the Swingline Lender by telecopy on the same day of the giving of such telephonic notice. Not later than 11:00 a.m. Pacific time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 6.2 for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.
(c)    Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time, plus the Applicable Margin, or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. Interest on Swingline Loans is solely for the account of the Swingline Lender (except to the extent a Revolving Lender acquires a participating interest in a Swingline Loan pursuant to the immediately following subsection (e)). All accrued and unpaid interest

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on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.6 with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).
(d)    Swingline Loan Amounts, Etc. Each Swingline Loan shall be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $100,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree) and in connection with any such prepayment, the Borrower must give the Swingline Lender and the Administrative Agent prior written notice thereof no later than 10:00 a.m. Pacific time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.
(e)    Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within one Business Day of demand therefor by the Swingline Lender and, in any event, within five (5) Business Days after the date such Swingline Loan was made; provided, that the proceeds of a Swingline Loan may not be used to pay a Swingline Loan or a Revolving Loan. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Maturity Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Revolving Loans that are Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1(a) shall not apply to any borrowing of such Revolving Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Administrative Agent of any such borrowing of Revolving Loans not later than 9:00 a.m. Pacific time at least one Business Day prior to the proposed date of such borrowing. Promptly after receipt of such notice of borrowing of Revolving Loans from the Swingline Lender under the immediately preceding sentence, the Administrative Agent shall notify each Lender of the proposed borrowing. Not later than 9:00 a.m. Pacific time on the proposed date of such borrowing, each Lender will make available to the Administrative Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Revolving Loan to be made by such Lender. The Administrative Agent shall pay the proceeds of such Revolving Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Revolving Lenders are prohibited from making Revolving Loans required to be made under this subsection for any reason whatsoever, including, without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1(e) or (f), each Revolving Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Revolving Lender’s Revolving Commitment Percentage of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Administrative Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Revolving Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have or claim against the Administrative Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including, without limitation, any of the Defaults or Events of Default described in Sections 11.1 (e) or (f)), or the termination of any Revolving Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Administrative Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event

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whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Revolving Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Revolving Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Revolving Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).
Section 2.6    Rates and Payment of Interest on Loans.
(a)    Rates. The Borrower promises to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to, but excluding the date such Loan shall be paid in full, at the following per annum rates:
(i)    during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin; and
(ii)    during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists at the election of Requisite Lenders, the Borrower shall pay to the Administrative Agent for the account of each Lender and the Issuing Bank, as the case may be, interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including, without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
(b)    Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) (A) if such Loan is a Base Rate Loan, monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and upon any Conversion of a Base Rate Loan to a LIBOR Loan on the principal amount Converted, (B) if such Loan is a LIBOR Loan, in arrears on the last day of each Interest Period, and, provided that such Interest Period is longer than three (3) months, also on each successive date that is ninety (90) days after the first day of such Interest Period and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Administrative Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.
(c)    Borrower Information Used to Determine Applicable Interest Rates. The parties understand that the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Lenders by the Borrower (the “Borrower Information”). If it is subsequently determined that any such Borrower Information was incorrect (for any reason whatsoever, including, without limitation,

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because of a subsequent restatement of earnings by the Borrower) at the time it was delivered to the Administrative Agent, and if the applicable interest rate or fees calculated for any period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information. The Administrative Agent shall promptly notify the Borrower in writing of any additional interest and fees due because of such recalculation, and the Borrower shall pay such additional interest or fees due to the Administrative Agent, for the account of each Lender, within five (5) Business Days of receipt of such written notice. The requirement to recalculate interest or fees pursuant to this Section 2.6(c) shall survive for one hundred eighty (180) days following the termination of this Agreement. This Section 2.6(c) shall not in any way limit any of the Administrative Agent’s, the Issuing Bank’s, or any Lender’s other rights under this Agreement.
Section 2.7    Number of Interest Periods.
There may be no more than six (6) different Interest Periods for LIBOR Loans outstanding at the same time. For the purposes hereof, different portions of the Loan subject to Interest Periods of the same length, which are not co-terminus, shall be deemed different Interest Periods.
Section 2.8    Repayment of Revolving Loans.
The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Revolving Termination Date.
Section 2.9    Prepayments.
(a)    Optional. Subject to Section 5.4, the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Administrative Agent at least three (3) Business Days prior written notice of the prepayment of any Loan; provided that, subject to Section 5.4, such notice may be revocable at the Borrower’s discretion. Each voluntary prepayment of Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof.
(b)    Mandatory.
(i)    Revolving Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Revolving Commitments, the Borrower shall immediately upon demand pay to the Administrative Agent, for the account of the Lenders then holding Revolving Commitments (or if the Revolving Commitments have been terminated, then holding outstanding Revolving Loans, Swingline Loans and/or Letter of Credit Liabilities), the amount of such excess.
(ii)    Intentionally Omitted.
(iii)    Intentionally Omitted.
(iv)    Application of Mandatory Prepayments. Amounts paid under the preceding subsection (b)(i) shall be applied to pay all amounts of principal outstanding on the Loans and any Reimbursement Obligations pro rata in accordance with Section 3.2; provided, however that if no Default or Event of Default exists at the time such prepayment is made, and such prepayment would result in the Borrower being required to compensate Lenders pursuant to Section 5.4, then such

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prepayment shall be applied first to Base Rate Loans and then to LIBOR Loans, and if any Letters of Credit are outstanding at such time, the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this Section prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 5.4.
Section 2.10    Continuation.
So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each Continuation of a LIBOR Loan shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount (or in the aggregate amount of the LIBOR Loan being continued), and each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Administrative Agent a Notice of Continuation not later than 9:00 a.m. Pacific time three (3) Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loans and portions thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation, the Administrative Agent shall notify each Lender of such proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor, continue as a LIBOR Loan with an Interest Period of one month; provided, however that if a Default or Event of Default exists, such Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.11 or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.11    Conversion.
The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Administrative Agent by telecopy, electronic mail or other similar form of communication, Convert all or a portion of a Loan of one Type into a Loan of another Type; provided, however, (i) a Base Rate Loan may not be Converted into a LIBOR Loan if a Default or Event of Default exists and (ii) no notice shall be required for a Conversion of a LIBOR Loan into a Base Rate Loan on the last day of an Interest Period. Each Conversion of Base Rate Loans into LIBOR Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount and upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted in accordance with Section 2.6. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan, unless the Borrower pays all applicable compensation pursuant to Section 5.4. Each such Notice of Conversion shall be given not later than 9:00 a.m. Pacific time three (3) Business Days prior to the date of any proposed Conversion. Promptly after receipt of a Notice of Conversion, the Administrative Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be by telecopy, electronic mail or other similar form of communication in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted

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into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.12    Notes.
(a)    Notes. The Revolving Loans made by each Revolving Lender shall, in addition to this Agreement, also be evidenced by Revolving Notes (as to each Revolving Lender so requesting a Revolving Note), one payable to each such Revolving Lender in a principal amount equal to the amount of its Revolving Commitment as originally in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the Swingline Lender.
(b)    Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books and such entries shall be binding on the Borrower absent manifest error; provided, however, that (i) the failure of a Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents and (ii) if there is a discrepancy between such records of a Lender and the statements of accounts maintained by the Administrative Agent pursuant to Section 3.8, in the absence of manifest error, the statements of account maintained by the Administrative Agent pursuant to Section 3.8 shall be controlling.
(c)    Lost, Stolen, Destroyed or Mutilated Notes. Upon receipt by the Borrower of (i) written notice from a Lender that a Note of such Lender has been lost, stolen, destroyed or mutilated and (ii)(A) in the case of loss, theft or destruction, an unsecured agreement of indemnity from such Lender in form reasonably satisfactory to the Borrower or (B) in the case of mutilation, upon surrender and cancellation of such Note, the Borrower shall at its own expense execute and deliver to such Lender a new Note dated the date of such lost, stolen, destroyed or mutilated Note.
Section 2.13    Voluntary Reductions of the Revolving Commitment.
The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Revolving Commitments (for which purpose use of the Revolving Commitments shall be deemed to include the aggregate amount of all Letter of Credit Liabilities and the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior written notice to the Administrative Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction (which in the case of any partial reduction of the Revolving Commitments shall not be less than $10,000,000 and integral multiples of $5,000,000 in excess of that amount in the aggregate) and shall be irrevocable once given and effective only upon receipt by the Administrative Agent (“Commitment Reduction Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Revolving Commitments below $75,000,000 unless the Borrower terminates the Revolving Commitments in full. Promptly after receipt of a Commitment Reduction Notice the Administrative Agent shall notify each Lender of the proposed termination or Revolving Commitment reduction. The Revolving Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees on the Revolving Loans accrued to the date of such reduction or termination of the Revolving Commitments to the Administrative Agent for the account of the Revolving Lenders, including but not limited to any applicable compensation due to each Revolving Lender in accordance with Section 5.4.
Section 2.14    Extension of Revolving Termination Date.

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The Borrower shall have the right, exercisable one time, to request that the Administrative Agent and the Revolving Lenders extend the Original Revolving Termination Date by one year to the Extended Revolving Termination Date by executing and delivering to the Administrative Agent at least sixty (60) days, but not more than one hundred eighty (180) days, prior to the Original Revolving Termination Date, a written request for such extension (an “Extension Request”). The Administrative Agent shall notify the Revolving Lenders if it receives an Extension Request promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Revolving Termination Date shall be extended to the Extended Revolving Termination Date: (x) immediately prior to such extension and immediately after giving effect thereto, (A) no Default or Event of Default shall exist and (B) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents and (y) the Borrower shall have paid the Fees payable under Section 3.5(e). At any time prior to the effectiveness of any such extension, upon the Administrative Agent’s request, the Borrower shall deliver to the Administrative Agent a certificate from the chief executive officer or chief financial officer certifying the matters referred to in the immediately preceding clauses (x)(A) and (x)(B).
Section 2.15    Expiration Date of Letters of Credit Past Revolving Commitment Termination.
If on the date the Revolving Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default, maturity or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Administrative Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, an amount of money sufficient to cause the balance of available funds on deposit in the Letter of Credit Collateral Account to equal the aggregate Stated Amount of such Letters of Credit for deposit into the Letter of Credit Collateral Account.
Section 2.16    Amount Limitations.
Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make a Loan, the Issuing Bank shall not be required to issue a Letter of Credit and no reduction of the Revolving Commitments pursuant to Section 2.13 shall take effect, if immediately after the making of such Loan, the issuance of such Letter of Credit or such reduction in the Revolving Commitments the aggregate principal amount of all outstanding Revolving Loans and Swingline Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the aggregate amount of the Revolving Commitments at such time.
Section 2.17    Increase in Revolving Commitments.
The Borrower shall have the right to increase the aggregate amount of the Revolving Commitments up to three (3) times by providing written notice to the Administrative Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Revolving Commitments shall not exceed $400,000,000. Each such increase in the Revolving Commitments must be in an aggregate minimum amount of $25,000,000 and integral multiples of $10,000,000 in excess thereof. The Administrative Agent, in consultation with the Borrower, shall manage all aspects of the syndication of such increase in the Revolving Commitments, including decisions as to the selection of the existing Lenders and/or other banks, financial institutions and other institutional lenders to be approached

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with respect to such increase and the allocations of the increase in the Revolving Commitments among such existing Lenders and/or other banks, financial institutions and other institutional lenders and the Fees to be paid for such increased Revolving Commitments. No Lender shall be obligated in any way whatsoever to increase its Revolving Commitment or provide a new Revolving Commitment, and any new Lender becoming a party to this Agreement in connection with any such requested increase must be an Eligible Assignee. If a new Lender becomes a party to this Agreement, or if any existing Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Lenders its Revolving Commitment Percentage (determined with respect to the Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2.4(j) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Borrower shall pay to the Revolving Lenders amounts payable, if any, to such Revolving Lenders under Section 5.4 as a result of the prepayment of any such Revolving Loans. Effecting the increase of the Revolving Commitments under this Section is subject to the following conditions precedent: (w) no Default or Event of Default shall exist on the effective date of such increase, (x) the representations and warranties made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder, (y) payment of any and all fees required in connection with such increased Revolving Commitments and (z)  the Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent: (i) if not previously delivered to the Administrative Agent, copies certified by the Secretary or Assistant Secretary of (A) all partnership or other necessary action taken by the Borrower to authorize such increase and (B) all corporate, partnership, member or other necessary action taken by each Guarantor authorizing the guaranty of such increase; and (ii) if requested by the Administrative Agent, an opinion of counsel to the Borrower and the Guarantors, and addressed to the Administrative Agent and the Lenders covering such matters as reasonably requested by the Administrative Agent; and (iii) new Revolving Notes executed by the Borrower, payable to any new Revolving Lenders and replacement Revolving Notes executed by the Borrower, payable to any existing Revolving Lenders increasing their Revolving Commitments, in the amount of such Revolving Lender’s Revolving Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of the Revolving Commitments. In connection with any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.17 any Lender becoming a party hereto shall execute such documents and agreements as the Administrative Agent may reasonably request.
Section 2.18    Funds Transfer Disbursements.
(a)    Generally. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of the Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. The Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by the Borrower; or (ii) made in the Borrower’s name and accepted by the Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by the Borrower. The Borrower further agrees and acknowledges that the Administrative Agent may rely solely

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on any bank routing number or identifying bank account number or name provided by the Borrower to effect a wire or funds transfer even if the information provided by the Borrower identifies a different bank or account holder than named by the Borrower. The Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by the Borrower. If the Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer requests or takes any actions in an attempt to detect unauthorized funds transfer requests, the Borrower agrees that no matter how many times the Administrative Agent takes these actions the Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between the Administrative Agent and the Borrower. The Borrower agrees to notify the Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after the Administrative Agent’s confirmation to the Borrower of such transfer.
(b)    Funds Transfer. The Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. The Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization; (ii) require use of a bank reasonably unacceptable to the Administrative Agent or any Lender or prohibited by any Governmental Authority; (iii) cause the Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause the Administrative Agent or any Lender to violate any Applicable Law or regulation.
(c)    Limitation of Liability. None of the Administrative Agent, the Issuing Bank or any Lender shall be liable to the Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which the Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, the Issuing Bank or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, Issuing Bank’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) the Administrative Agent, the Issuing Bank, any Lender or the Borrower knew or should have known the likelihood of these damages in any situation. Neither the Administrative Agent, the Issuing Bank nor any Lender makes any representations or warranties other than those expressly made in this Agreement.
ARTICLE III.     PAYMENTS, FEES AND OTHER GENERAL PROVISIONS
Section 3.1    Payments.
(a)    Payments by Borrower. Except to the extent otherwise provided herein, all payments of principal, interest, Fees and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Administrative Agent at the Principal Office, not later than 11:00 a.m. Pacific time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5, the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Administrative Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in

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accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. Each payment received by the Administrative Agent for the account of the Issuing Bank under this Agreement shall be paid to the Issuing Bank by wire transfer of immediately available funds in accordance with the wiring instructions provided by the Issuing Bank to the Administrative Agent from time to time, for the account of the Issuing Bank. In the event the Administrative Agent fails to pay such amounts to such Lender or the Issuing Bank, as the case may be, within one Business Day of receipt of such amounts, the Administrative Agent shall pay interest on such amount until paid at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.
(b)    Presumptions Regarding Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent on demand that amount so distributed to such Lender or the Issuing Bank, with interest thereon, for each day from and including the date such amount is distributed to it to, but excluding, the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 3.2    Pro Rata Treatment.
Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a), 2.4(e) and 2.5(e) shall be made from the Revolving Lenders, each payment of the fees under Sections 3.5(a), 3.5(b), the first sentence of 3.5(c), and 3.5(e) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.13 shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 3.9, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments; (c) each payment of interest on Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the amounts of interest on such Revolving Loans then due and payable; (d) the making, Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Sections 5.1(c) and 5.5) shall be made pro rata among the Revolving Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Revolving Lender’s portion of each such Revolving Loan of such Type shall be coterminous; (e) the Revolving Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.5, shall be in accordance with

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their respective Revolving Commitment Percentages; and (f) the Revolving Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.4, shall be in accordance with their respective Revolving Commitment Percentages. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.5(e), in which case such payments shall be pro rata in accordance with such participating interests).
Section 3.3    Sharing of Payments, Etc.
If a Lender shall obtain payment of any principal of, or interest on, any Loan made by it to the Borrower under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien, counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by or on behalf the Borrower or any other Loan Party to a Lender (other than any payment in respect of Specified Derivatives Obligations) not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2 or Section 11.5, as applicable, such Lender shall promptly purchase from the other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2 or Section 11.5, as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
Section 3.4    Several Obligations.
No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.
Section 3.5    Fees.
(d)    Closing Fee. On the Effective Date, the Borrower agrees to pay to the Administrative Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Administrative Agent.
(e)    Facility Fees.
(v)    During the period from the Effective Date to, but excluding, the earlier of (A) the Revolving Termination Date and (B) the date Borrower elects the Applicable Margin-Rating, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders an unused facility fee equal to the sum of the daily amount by which the aggregate amount of the

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Revolving Commitments exceeds the aggregate outstanding principal balance of Revolving Loans and Letter of Credit Liabilities multiplied by the corresponding per annum rate:

Usage of Revolving Commitments	Unused Fee (percent per annum)
Aggregate outstanding principal amount of the Revolving Loans is less than 50.0% of the aggregate amount of the Revolving Commitments	0.0035
Aggregate outstanding principal amount of the Revolving Loans is equal to or greater than 50.0% of the aggregate amount of the Revolving Commitments	0.0025

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. For the avoidance of doubt, for purposes of calculating an unused facility fee, the outstanding principal balance of Swingline Loans shall not be factored into the computation.
(vi)    Upon and following Borrower’s election of the Applicable Margin – Rating, the Borrower agrees to pay to the Administrative Agent for the account of the Revolving Lenders a facility fee equal to the daily aggregate amount of the Revolving Commitments (whether or not utilized) multiplied by a rate per annum equal to the Applicable Facility Fee. Such fee shall be payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Revolving Termination Date or any earlier date of termination of the Revolving Commitments or reduction of the Revolving Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(f)    Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the daily average Stated Amount of each Letter of Credit for the period from and including the date of issuance of such Letter of Credit (x) to and including the date such Letter of Credit expires or is cancelled or (y) to, but excluding, the date such Letter of Credit is drawn in full. In addition to such fees, the Borrower shall pay to the Issuing Bank solely for its own account, a fronting fee in respect of each Letter of Credit equal to the greater of (i) $500 and (ii) one-eighth of one percent (0.125%) of the initial Stated Amount of such Letter of Credit. The fees provided for in this subsection shall be earned upon issuance and shall be nonrefundable and payable, in the case of the fee provided for in the first sentence, in arrears (i) quarterly on the first day of January, April, July and October, (ii) on the Revolving Termination Date, (iii) on the date the Revolving Commitments are terminated or reduced to zero and (iv) following any event specified in the immediately preceding clauses (ii) or (iii), from time to time on demand of the Administrative Agent and in the case of the fee provided for in the second sentence, at the time of issuance of such Letter of Credit. The Borrower shall pay directly to the Issuing Bank from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged or incurred by the Issuing Bank from time to time in like circumstances with respect to the issuance, amendment, renewal or extension of any Letter of Credit or any other transaction relating thereto.
(g)    Intentionally Omitted.
(h)    Revolving Credit Extension Fee. If the Borrower exercises its right to extend the Revolving

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Termination Date in accordance with Section 2.14, the Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a fee equal to one-quarter of one percent (0.25%) of the amount of such Revolving Lender’s Revolving Commitment (whether or not utilized). Such fee shall be fully earned and due and payable in full on the date the Administrative Agent receives the Extension Request pursuant to such Section.
(i)    Intentionally Omitted.
(j)    Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time by the Borrower and the Administrative Agent.
Section 3.6    Computations.
Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or any other Obligations due hereunder shall be computed on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed.
Section 3.7    Usury.
In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.6(a)(i) through (ii) and, with respect to Swingline Loans, in Section 2.5(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Administrative Agent or any Lender to third parties or for damages incurred by the Administrative Agent or any Lender, in each case, in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Administrative Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Administrative Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.8    Statements of Account.
The Administrative Agent will account to the Borrower monthly with a statement of Loans, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Administrative Agent shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Administrative Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.9    Defaulting Lenders.

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Notwithstanding anything to the contrary contained in this Agreement, if any Revolving Lender becomes a Defaulting Lender, then, until such time as such Revolving Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Requisite Lenders”.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, Fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 3.3 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and/or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and/or (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank and/or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.4(j) in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Article VI were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately following subsection (d)). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Certain Fees.
(i)    No Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(b)(i) for any period during which that Lender is a Defaulting Lender. Each Defaulting Lender shall

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be entitled to receive the Fee payable under Section 3.5(b)(ii) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the outstanding principal amount of the Revolving Loans funded by it, and (2) its Revolving Commitment Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral as and when required pursuant to Section 3.9(e) below.
(ii)    Each Defaulting Lender shall be entitled to receive any Fee payable under Section 3.5(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)    With respect to any Fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that portion of any such Fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swingline Loans that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such Fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Fee.
(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Liabilities and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment), but only to the extent that (x) the conditions set forth in Article VI are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)    Cash Collateral, Repayment of Swingline Loans.
(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)    At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time.

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(iii)    The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Liabilities, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Liabilities (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Revolving Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Bank agree in writing that a Revolving Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Revolving Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Revolving Lenders in accordance with their respective Revolving Commitment Percentages (determined without giving effect to the immediately preceding subsection (d)), whereupon such Revolving Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to Fees accrued or payments made by or on behalf of the Borrower while that Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Lender’s having been a Defaulting Lender.
(g)    New Swingline Loans/Letters of Credit. So long as any Revolving Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that

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it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
(h)    Purchase of Defaulting Lender’s Commitment. During any period that a Lender is a Defaulting Lender, the Borrower may, by giving written notice thereof to the Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6(b). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender which is a Non-Defaulting Lender may (but shall not be obligated to) in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of Section 13.6(b). In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and Assumption and, in accordance with Section 13.6(b), shall pay to the Administrative Agent an assignment fee in the amount of $7,500, provided that failure by a Defaulting Lender to execute any such Assignment and Assumption shall not invalidate any such assignment. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to the Administrative Agent in an aggregate amount sufficient with any applicable amounts held pursuant to subsection (e) of this Section, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Agent, the applicable Defaulting Lender’s Revolving Commitment Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full Revolving Commitment Percentage of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Section 3.10    Taxes.
(a)    Issuing Bank. For purposes of this Section, the term “Lender” includes the Issuing Bank.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall

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timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Borrower. The Borrower and the other Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion,

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execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two (2) executed originals of IRS Form W‑9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W‑8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W‑8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in a form acceptable to the Borrower and the Administrative Agent evidencing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W‑8BEN; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W‑8IMY, accompanied by IRS Form W‑8ECI, IRS Form W‑8BEN, a U.S. Tax Compliance Certificate in a form acceptable to the Borrower and the Administrative Agent, IRS Form W‑9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender

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under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so. The Administrative Agent shall deliver to the Borrower any forms or other documentation described above (including IRS Form W-9) that it would be required to deliver to the Borrower if it were a Lender.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under

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any Loan Document.
(j)    USA Patriot Act Notice; Compliance. In order for the Administrative Agent to comply with the USA Patriot Act of 2001 (Public Law 107-56), prior to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, the Administrative Agent may request, and such Lender or Participant shall provide to the Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for the Administrative Agent to comply with federal law.
ARTICLE IV.     UNENCUMBERED POOL
Section 4.1    Unencumbered Pool Requirements.
At all times the Properties in the Unencumbered Pool shall satisfy the following requirements, to Administrative Agent’s reasonable satisfaction:
(a)    The Unencumbered Asset Value shall be at least $250,000,000;
(b)    All Unencumbered Pool Properties shall be Eligible Properties;
(c)    There shall be at least five (5) Unencumbered Pool Properties; and
(d)    As of the admission date of a Property into the Unencumbered Pool, such Unencumbered Pool Property shall have a minimum Occupancy Rate of seventy percent (70.0%) after excluding any tenants more than thirty (30) days past due.
Section 4.2    Eligibility and Addition of Properties.
(m)    Initial Unencumbered Pool Properties. As of the Effective Date, the Properties identified on Schedule 4.2 shall be the Unencumbered Pool Properties.
(n)    Additional Unencumbered Pool Properties. After the Effective Date a Property shall be added to the Unencumbered Pool upon the satisfaction of each of the following conditions (as confirmed by Administrative Agent in writing):
(iii)    delivery to Administrative Agent of a current operating statement and rent roll for such Property audited or certified by Borrower to its knowledge as being true and correct in all material respects and historical operating statements (to the extent available), rent rolls (including ARGUS or similar information if available) and the purchase and sale agreement (if a new acquisition);
(iv)    delivery to Administrative Agent of an operating budget for such Property for the current fiscal year;
(v)    receipt and review of a pro forma Compliance Certificate evidencing compliance on a pro-forma basis with the covenants set forth in Section 10.1(b) and Section 10.1(e);
(vi)    delivery of such other information as may be reasonably requested by Administrative Agent in order to evaluate the potential Unencumbered Pool Property, including, but not limited to customary due diligence requests; and

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(vii)    the owner of such Property shall have executed and delivered a Guaranty in compliance with Section 8.14.
Upon receipt of the foregoing, Administrative Agent shall conduct due diligence, reasonably satisfactory to Administrative Agent, with respect to the proposed Property to confirm such Property qualifies as an Eligible Property.
(o)    Approval of Additional Unencumbered Pool Properties. If at any time there are less than ten (10) Unencumbered Pool Properties, the addition of a proposed Property to the Unencumbered Pool shall require the approval of Requisite Lenders. For so long as there are ten (10) or more Unencumbered Pool Properties, a proposed Property shall be added to the Unencumbered Pool upon satisfaction of the requirements set forth in Sections 4.1 and 4.2 above, as confirmed by Administrative Agent in writing (such confirmation not to be unreasonably withheld or delayed).
Section 4.3    Removal of Properties from the Unencumbered Pool.
(f)    From time to time the Borrower may request, upon not less than ten (10) days prior written notice to the Administrative Agent, that any Property then included in the Unencumbered Pool be removed therefrom, which removal (the “Property Removal”) shall be effected by the Administrative Agent if the Administrative Agent determines all of the following conditions are satisfied:
(vii)    as of the date of such Property Removal and immediately after giving effect to such Property Removal (i) no Default or Event of Default exists or will exist; (ii) all representations and warranties and covenants contained herein and in the other Loan Documents are true and accurate in all material respects, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (iii) the conditions of Section 4.1 are satisfied; and
(viii)    Borrower delivers to Administrative Agent a pro forma Compliance Certificate in form and substance acceptable to Administrative Agent.
(g)    Additionally, any Property included in the Unencumbered Pool shall be removed therefrom, in the event such Property is no longer an Eligible Property; provided, however, that if Borrower remedies the occurrence which caused such Property to become ineligible and provides evidence thereof to Administrative Agent’s satisfaction within ninety (90) days of such Property becoming ineligible, along with a representation that the Property is an Eligible Property, then, provided no Event of Default exists, such Property shall again be included in the Unencumbered Pool without satisfying the requirements of Section 4.2(b) and Section 4.2(c) above.
ARTICLE V.     YIELD PROTECTION, ETC.
Section 5.1    Additional Costs; Capital Adequacy.
(p)    Capital Adequacy. If any Lender or any Participant determines that compliance with any law or regulation or with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), including, without limitation, any Regulatory Change, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or such Participant, or any corporation controlling such Lender or such Participant, as a consequence of, or with

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reference to, such Lender’s Commitments or its making or maintaining Loans or participating in Letters of Credit below the rate which such Lender or such Participant or such corporation controlling such Lender or such Participant could have achieved but for such compliance (taking into account the policies of such Lender or such Participant or such corporation with regard to capital), then the Borrower shall, from time to time, within thirty (30) days after written demand by such Lender or such Participant, pay to such Lender or such Participant additional amounts sufficient to compensate such Lender or such Participant or such corporation controlling such Lender or such Participant to the extent that such Lender or such Participant determines such increase in capital is allocable to such Lender’s or such Participant’s obligations hereunder.
(q)    Additional Costs. In addition to, and not in limitation of the immediately preceding subsection, the Borrower shall promptly pay to the Administrative Agent for the account of a Lender from time to time such amounts as such Lender may determine to be necessary to compensate such Lender for any costs incurred by such Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitments (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitments (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), or (ii) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge or similar requirements (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined to the extent utilized when determining LIBOR for such Loans) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitments of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).
(r)    Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a) and (b), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5 shall apply).
(s)    Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes), reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by

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reference to Letters of Credit and the result shall be to increase the cost to the Issuing Bank of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Issuing Bank or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Issuing Bank or such Lender, the Borrower shall pay immediately to the Issuing Bank or, in the case of such Lender, to the Administrative Agent for the account of such Lender, from time to time as specified by the Issuing Bank or such Lender, such additional amounts as shall be sufficient to compensate the Issuing Bank or such Lender for such increased costs or reductions in amount.
(t)    Notification and Determination of Additional Costs. Each of the Administrative Agent, Issuing Bank, each Lender, and each Participant, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Administrative Agent, the Issuing Bank, such Lender or such Participant to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Administrative Agent, the Issuing Bank, any Lender or any Participant to give such notice shall not release the Borrower from any of its obligations hereunder (and in the case of a Lender, to the Administrative Agent). The Administrative Agent, the Issuing Bank, each Lender and each Participant, as the case may be, agrees to furnish to the Borrower (and in the case of the Issuing Bank, a Lender or a Participant to the Administrative Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Administrative Agent, the Issuing Bank, such Lender, or such Participant, as the case may be, of the effect of any Regulatory Change shall be conclusive and binding for all purposes, absent manifest error.
Section 5.2    Suspension of LIBOR Loans.
Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:
(h)    the Administrative Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR; or
(i)    the Administrative Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Administrative Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.
Section 5.3    Illegality.
Notwithstanding any other provision of this Agreement, (a) if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Administrative Agent) and such Lender’s obligation to make or Continue, or to Convert Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender

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may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5 shall be applicable).
Section 5.4    Compensation.
The Borrower shall pay to the Administrative Agent for the account of each Lender, upon the request of the Administrative Agent, such amount or amounts as the Administrative Agent shall (in consultation with such Lender) determine in its sole discretion shall be sufficient to compensate such Lender for any loss, cost or expense attributable to:
(a)    any payment or prepayment (whether mandatory or optional) of a LIBOR Loan or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or
(b)    any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 6.2 to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Not in limitation of the foregoing, such compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request, the Administrative Agent shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.
Section 5.5    Treatment of Affected Loans.
If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(c), Section 5.2 or Section 5.3 then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1(c), Section 5.2, or Section 5.3 on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1, Section 5.2 or Section 5.3 that gave rise to such Conversion no longer exist:
(i)    to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
(ii)    all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 5.1(c) or 5.3 that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant

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to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.
Section 5.6    Affected Lenders.
If (a) a Lender requests compensation pursuant to Section 3.10 or 5.1, and the Requisite Lenders are not also doing the same, (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1(b) or 5.3 but the obligation of the Requisite Lenders shall not have been suspended under such Sections, or (c) a Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which, pursuant to Section 13.7, requires the vote of such Lender, and the Requisite Lenders shall have voted in favor of such amendment, modification or waiver, then Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of Section 13.6 (b) for a purchase price equal to (x) the aggregate principal balance of all Loans then owing to the Affected Lender (including any amounts payable under Section 5.4 by reason of such payment or otherwise), plus (y) the aggregate amount of payments previously made by the Affected Lender under Section 2.4(j) that have not been repaid, plus (z) any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement (including, without limitation, pursuant to Sections 3.10, 5.1 or 5.4) with respect to any period up to the date of replacement.
Section 5.7    Change of Lending Office.
Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.10, 5.1 or 5.3 to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.
Section 5.8    Assumptions Concerning Funding of LIBOR Loans.
Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for

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calculation of amounts payable under this Article.
ARTICLE VI.     CONDITIONS PRECEDENT
Section 6.1    Initial Conditions Precedent.
The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:
(j)    The Administrative Agent shall have received each of the following, in form and substance satisfactory to the Administrative Agent:
(vi)    counterparts of this Agreement executed by each of the parties hereto;
(vii)    to the extent requested by each Lender, Revolving Notes executed by the Borrower, payable to each applicable Lender and complying with the terms of Section 2.12(a) and the Swingline Note executed by the Borrower;
(viii)    the Guaranty executed by each of the Guarantors initially to be a party thereto;
(ix)    an opinion of Latham & Watkins LLP, special counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by Administrative Agent and an opinion of Venable LLP, Maryland counsel to the Borrower and Hudson REIT, addressed to the Administrative Agent and the Lenders and covering the matters reasonably required by the Administrative Agent;
(x)    the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party;
(xi)    a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued by the Secretary of State of the state of formation of each such Loan Party issued within thirty (30) days of the date hereof and certificates of qualification to transact business or other comparable certificates issued as of a recent date by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Loan Party is required to be so qualified and where failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
(xii)    a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Loan Party authorized to execute and deliver the Loan Documents to which such Loan Party is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;
(xiii)    copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party of (A) the by-laws of such Loan Party, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal

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entity and (B) all corporate, partnership, member or other necessary action taken by such Loan Party to authorize the execution, delivery and performance of the Loan Documents to which it is a party;
(xiv)    a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2012;
(xv)    a Transfer Authorizer Designation Form effective as of the Agreement Date;
(xvi)    evidence that all indebtedness, liabilities or obligations owing by the Loan Parties under the Existing Credit Agreement shall have been or will be paid in full and all Liens securing such indebtedness, liabilities or other obligations have been or will be released (if any);
(xvii)    copies of all Material Contracts in existence on the Agreement Date;
(xviii)    the Fee Letter;
(xix)    all other fees, expenses and reimbursement amounts due and payable to the Administrative Agent and any of the Lenders, including, without limitation, the fees and expenses of counsel to the Administrative Agent, have been paid;
(xx)    insurance certificates, or other evidence, providing that the insurance coverage required under Section 8.5 (including, without limitation, both property and liability insurance) is in full force and effect;
(xxi)    UCC, tax, judgment and lien search reports with respect to each Loan Party in all necessary or appropriate jurisdictions indicating that there are no liens of record other than Permitted Liens; and
(xxii)    a complete listing of all Subsidiaries which are not Guarantors.
(k)    In the good faith judgment of the Administrative Agent:
(i)    there shall not have occurred or become known to the Administrative Agent or any of the Lenders any event, condition, situation or status since March 31, 2012, that has had or could reasonably be expected to result in a Material Adverse Effect;
(ii)    no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party;
(iii)    the Borrower and its Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound; and
(iv)    the Borrower and each other Loan Party shall have provided all information

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requested by the Administrative Agent and each Lender in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
Section 6.2    Conditions Precedent to All Loans and Letters of Credit.
The obligations of (i) Lenders to make any Loans and (ii) the Issuing Bank to issue Letters of Credit are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and no violation of the limits described in Section 2.16 would occur after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and (c) in the case of the borrowing of Revolving Loans, the Administrative Agent shall have received a timely Notice of Borrowing, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing. Each Credit Event (other than a Continuation) shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Administrative Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Administrative Agent and the Lenders at the time any Loan is made or any Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Section 6.2 have been satisfied. Unless set forth in writing to the contrary expressly and specifically referencing this Section, the making of its initial Loan by a Lender shall constitute a certification by such Lender to the Administrative Agent and the other Lenders that the conditions precedent for initial Loans set forth in Sections 6.1 and 6.2 that have not previously been waived by the Lenders in accordance with the terms of this Agreement have been satisfied.
ARTICLE VII.     REPRESENTATIONS AND WARRANTIES
Section 7.1    Representations and Warranties.
In order to induce the Administrative Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Issuing Bank, to issue Letters of Credit, the Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each Lender as follows:
(k)    Organization; Power; Qualification. Each of the Borrower, the other Loan Parties and the other Subsidiaries is a corporation, partnership or other legal entity (as applicable), duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse

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Effect.
(l)    Ownership Structure. Part I of Schedule 7.1(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding any Equity Interest in such Subsidiary, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Subsidiary represented by such Equity Interests. As of the Agreement Date, except as disclosed in such Schedule (A), each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and non-assessable and (C) other than rights under Borrower Preferred Units, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person. As of the Agreement Date, Part II of Schedule 7.1(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all Equity Interests in such Person held directly or indirectly by the Borrower.
(m)    Authorization of Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents and the Fee Letter to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents and the Fee Letter to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
(n)    Compliance of Loan Documents with Laws. The execution, delivery and performance of this Agreement, the other Loan Documents to which any Loan Party is a party and of the Fee Letter in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval not already obtained or violate any Applicable Law (including all Environmental Laws) relating to the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of any Loan Party, (iii) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, which could reasonably be expected to have a Material Adverse Effect; or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Administrative Agent for its benefit and the benefit of the Lenders and the Issuing Bank.
(o)    Compliance with Law; Governmental Approvals. Each of the Borrower, the other Loan Parties and the other Subsidiaries is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for non-compliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of

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Default or have a Material Adverse Effect.
(p)    Title to Properties; Liens. Schedule 7.1(f)(i) is, as of the Agreement Date, a complete and correct listing of all Properties of the Borrower, each other Loan Party and each other Material Subsidiary, setting forth, for each such Property, the current occupancy status of such Property and whether such Property is Construction-in-Progress or a Renovation Property and, if such Property is Construction-in-Progress or a Renovation Property, the status of completion of such Property. Schedule 7.1(f)(ii) is, as of the Agreement Date, a complete and correct listing of all Eligible Properties. Each of the Borrower, each other Loan Party and each other Material Subsidiary has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. No Eligible Property is subject to any Lien other than Permitted Liens and each such Eligible Property otherwise satisfies all requirements under the Loan Documents for being an Eligible Property.
(q)    Existing Indebtedness. Schedule 7.1(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) with an outstanding principal amount of $5,000,000 or more of each of the Borrower, the other Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Borrower, the other Loan Parties and the other Subsidiaries have performed and are in compliance, in all material respects, with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness.
(r)    Material Contracts. Schedule 7.1(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. As of the Agreement Date, each of the Borrower, the other Loan Parties and the other Subsidiaries that is party to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the passage of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.
(s)    Litigation. Except as set forth on Schedule 7.1(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting the Borrower, any other Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, (i) could reasonably be expected to have a Material Adverse Effect or (ii) in any manner draws into question the validity or enforceability of any Loan Document or the Fee Letter. To the knowledge of the Borrower, there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary except as could not reasonably be expected to have a Material Adverse Effect.
(t)    Taxes. All federal, state and other material tax returns of the Borrower, each other Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other material taxes required to be paid by each Loan Party, each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of the Borrower, any other Loan Party or any other Subsidiary is under audit by any Governmental Authority. All charges, accruals and reserves on the books of the Borrower, the other Loan Parties and the other Subsidiaries in respect of any taxes are in accordance with GAAP.
(u)    Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited

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consolidated balance sheet of Hudson REIT and its consolidated Subsidiaries for the fiscal years ended December 31, 2010 and December 31, 2011, and the related audited consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Ernst & Young LLP, and (ii) the unaudited consolidated balance sheet of Hudson REIT and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2012, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flow of Hudson REIT and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such financial statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of Hudson REIT and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year‑end audit adjustments). Neither Hudson REIT nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments that would be required to be set forth in its financial statements or notes thereto, except as referred to or reflected or provided for in said financial statements.
(v)    No Material Adverse Change. Since December 31, 2011, taking into account public filings made with the Securities and Exchange Commission prior to the Effective Date, there has been no event, change, circumstance or occurrence that could reasonably be expected to have a Material Adverse Effect. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.
(w)    Intentionally Omitted.
(x)    ERISA.
(i)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Benefit Arrangement is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other Applicable Laws. Each Qualified Plan has received a favorable determination or is entitled to rely on a currently-effective prototype opinion letter from the Internal Revenue Service or a timely application for such letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent any Qualified Plan from being qualified under Section 401(a) of the Internal Revenue Code or cause the loss of such qualification.
(ii)    The Borrower represents that, with respect to any Benefit Arrangement maintained by Hudson REIT or the Borrower that is a retiree welfare benefit arrangement, all amounts have been accrued on Hudson REIT’s financial statements in accordance with FASB ASC 715. The “benefit obligation” of all Plans does not exceed the “fair market value of plan assets” for such Plans by more than $15,000,000 all as determined by and with such terms defined in accordance with FASB ASC 715.
(iii)    Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no ERISA Event has occurred or is expected to occur; (ii) there are no pending, or to the best knowledge of the Borrower, threatened, claims, actions or lawsuits or other action by any Governmental Authority, plan participant or beneficiary with respect to a Benefit Arrangement; (iii) there are no violations of the fiduciary responsibility rules with respect to any Benefit Arrangement; and (iv) neither the Borrower nor Hudson REIT has engaged in a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Internal

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Revenue Code, in connection with any Plan, that would subject Hudson REIT or the Borrower to a tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the Internal Revenue Code.
(y)    Absence of Default. None of the Loan Parties or any of the other Subsidiaries is in default under its certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(z)    Environmental Laws. Each of the Borrower, each other Loan Party and the other Subsidiaries: (i) is in compliance with all Environmental Laws applicable to its business, operations and the Properties; (ii) has obtained all Governmental Approvals which are required under Environmental Laws, and each such Governmental Approval is in full force and effect; and (iii) is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the immediately preceding clauses (i) through (iii) the failure to obtain or to comply with could reasonably be expected to have a Material Adverse Effect. Except for any of the following matters that could not reasonably be expected to have a Material Adverse Effect, no Loan Party has any knowledge of, or has received notice of, any past, present, or pending releases, events, conditions, circumstances, activities, practices, incidents, facts, occurrences, actions, or plans that, with respect to any Loan Party or any other Subsidiary, their respective businesses, operations or with respect to the Properties, may: (x) cause or contribute to an actual or alleged violation of or noncompliance with Environmental Laws; (y) cause or contribute to any other potential common law or legal claim or other liability; or (z) cause any of the Properties to become subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law or require the filing or recording of any notice, approval or disclosure document under any Environmental Law. There is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, mandate, order, lien, request, investigation, or proceeding pending or, to the Borrower’s knowledge after due inquiry, threatened, against the Borrower, any other Loan Party or any other Subsidiary relating in any way to Environmental Laws which, reasonably could be expected to have a Material Adverse Effect. To Borrower’s knowledge, none of the Properties is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and its implementing regulations, or any state or local priority list promulgated pursuant to any analogous state or local law. To the Borrower’s knowledge, no Hazardous Materials generated at or transported from the Properties are or have been transported to, or disposed of at, any location that is listed or proposed for listing on the National Priority List or any analogous state or local priority list, or any other location that is or has been the subject of a clean-up, removal or remedial action pursuant to any Environmental Law, except to the extent that such transportation or disposal could not reasonably be expected to result in a Material Adverse Effect.
(aa)    Investment Company. None of the Borrower, any other Loan Party or any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit that would impair its ability to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

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(bb)    Margin Stock. None of the Borrower, any other Loan Party or any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.
(cc)    Affiliate Transactions. Except as permitted by Section 10.9 or as otherwise set forth on Schedule 7.1(s), none of the Borrower, any other Loan Party or any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.
(dd)    Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, service marks, service mark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trademark right, service mark, service mark right, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances, except as could not reasonably be expected to have a Material Adverse Effect. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property by the Borrower, any other Loan Party or any other Subsidiary, or challenging or questioning the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by the Borrower, the other Loan Parties and the other Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, any other Loan Party or any other Subsidiary that could reasonably be expected to have a Material Adverse Effect.
(ee)    Business. As of the Agreement Date, the Borrower, the other Loan Parties and the other Material Subsidiaries are engaged in the business of acquiring, owning, redeveloping, developing, financing and managing various types of Properties, including, without limitation, Retail Properties, Office Properties, Studio Properties, and Mixed-Use Properties, together with other business activities incidental thereto.
(ff)    Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby (other than under the Fee Letter).
(gg)    Accuracy and Completeness of Information. All written information, reports and other papers and data (other than financial projections and other forward looking statements) furnished and to be furnished to the Administrative Agent or any Lender by, on behalf of, or at the direction of, the Borrower, any other Loan Party or any other Subsidiary were or will be (as applicable), at the time furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and absence of full footnote disclosure). All financial projections and other forward looking statements prepared by or on behalf of the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Administrative Agent or any Lender were or will be prepared in good faith based on reasonable assumptions. As of the Agreement Date, no fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Administrative Agent and the Lenders. No document furnished or written statement made to

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the Administrative Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.
(hh)    No Prohibited Transactions. Assuming that no Lender funds any amount payable by it hereunder with “plan assets,” as such term is defined in 29 C.F.R. 2510.3-101, the execution, delivery and performance of this Agreement and the other Loan Documents, and the extensions of credit and repayment of amounts hereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.
(ii)    OFAC. None of the Borrower, any of the other Loan Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/ index.shtml or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
(jj)    REIT Status. Hudson REIT qualifies as, and has elected to be treated as, a REIT and its proposed methods of operation will enable it to continue to maintain its status as a REIT.
(kk)    Unencumbered Pool Properties. Each Unencumbered Pool Property included in calculations of the Unencumbered Asset Value satisfies all of the requirements set forth in Section 4.1.
Section 7.2    Survival of Representations and Warranties, Etc.
All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, the date on which any extension of the Revolving Termination Date is effectuated pursuant to Section 2.14 and at and as of the date of the occurrence of each Credit Event (other than a Continuation), except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) on and as of such earlier date) and except for changes in factual circumstances expressly and specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.
ARTICLE VIII.     AFFIRMATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner provided for in Section 13.7, the Borrower shall comply with the following covenants:

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Section 8.1    Preservation of Existence and Similar Matters.
Except as otherwise permitted under Section 10.4, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.
Section 8.2    Compliance with Applicable Law.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
Section 8.3    Maintenance of Property.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its respective material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.
Section 8.4    Conduct of Business.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, carry on its respective businesses as described in Section 7.1(u) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date.
Section 8.5    Insurance.
The Borrower shall, and shall cause each other Loan Party and each other Material Subsidiary to, maintain insurance (on a replacement cost basis as it relates to property insurance) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by Applicable Law. The Borrower shall from time to time deliver to the Administrative Agent upon request a detailed list, together with copies of all policies of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.
Section 8.6    Payment of Taxes and Claims.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all federal, state and other material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim (i) which is being contested in good faith by appropriate proceedings which operate to suspend the collection

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thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP or (ii) if the failure to pay or discharge such tax, assessment, charge, levy or claim could not reasonably be expected to have a Material Adverse Effect.
Section 8.7    Books and Records; Inspections.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, permit representatives of the Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the presence of an officer of the Borrower if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with at least one Business Day’s prior notice. The Borrower shall be obligated to reimburse the Administrative Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while an Event of Default exists. If requested by the Administrative Agent, the Borrower shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Borrower, any other Loan Party or any other Material Subsidiary with the Borrower’s accountants.
Section 8.8    Use of Proceeds.
The Borrower will use the proceeds of Loans only (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions otherwise permitted under this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of Hudson REIT, the Borrower and its Subsidiaries; (d) to provide for the general working capital needs of Hudson REIT, the Borrower and its Subsidiaries and for other general corporate purposes of Hudson REIT, the Borrower and its Subsidiaries; and (e) to pay fees and expenses incurred in connection with the Loans. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 8.9    Environmental Matters.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. The Borrower shall comply, and shall cause each other Loan Party and each other Subsidiary to comply, and the Borrower shall use, and shall cause each other Loan Party and each other Subsidiary to use, commercially reasonable efforts to cause all other Persons occupying, using or present on the Properties to comply, with all Environmental Laws in all material respects. The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, promptly take all actions and pay or arrange to pay all costs necessary for it and for the Properties to comply in all material respects with all Environmental Laws and all Governmental Approvals, including actions to remove and dispose of all Hazardous Materials and to clean up the Properties as required under Environmental Laws. The Borrower shall, and shall cause

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each other Loan Party and each other Subsidiary to, promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 8.10    Further Assurances.
At the Borrower’s cost and expense and upon request of the Administrative Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Administrative Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Administrative Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 8.11    Material Contracts.
The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly and punctually perform and comply with any and all material representations, warranties, covenants and agreements expressed as binding upon any such Person under any Material Contract and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, do or knowingly permit to be done anything to impair materially the value of any of the Material Contracts, except, in each case, to the extent that either of the foregoing could not reasonably be expected to have a Material Adverse Effect (other than in connection with clause (a)(1) of the definition thereof).
Section 8.12    REIT Status.
The Borrower shall cause Hudson REIT to maintain its status as a REIT under the Internal Revenue Code.
Section 8.13    Exchange Listing.
The Borrower shall cause Hudson REIT to maintain at least one class of common shares of Hudson REIT having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market’s National Market System.
Section 8.14    Guarantors.
(a)    Within ten (10) Business Days, unless extended by Administrative Agent in its sole discretion, of any Person becoming a Material Subsidiary (other than an Excluded Subsidiary) after the Agreement Date or in connection with the addition of a Property to the Unencumbered Pool that is owned by a Subsidiary not already a Guarantor (or Borrower), the Borrower shall deliver to the Administrative Agent (i) either satisfactory evidence that such Material Subsidiary is not required to execute a Guaranty in order for Borrower to comply with Section 10.1(h) or (ii) each of the following in form and substance satisfactory to the Administrative Agent: (A) an Accession Agreement executed by such Subsidiary and (B) the items that would have been delivered under subsections (iv) through (viii), and (xiv) through (xvi), of Section 6.1(a) if such Subsidiary had been a Material Subsidiary on the Agreement Date; provided, however, promptly (and in any event within ten (10) Business Days, unless extended by Administrative Agent in its sole discretion) upon any Excluded Subsidiary ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section, as the case may be, such Subsidiary shall comply with the provisions of this Section. For

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the purpose of clarity, each Unencumbered Pool Property must be owned by a Guarantor or the Borrower.
(b)    The Borrower may request in writing that the Administrative Agent release, and upon receipt of such request the Administrative Agent shall release, a Guarantor from the Guaranty so long as: (i) such Guarantor does not own (or will not own as of such release) any Unencumbered Pool Property, nor any direct or indirect equity interest in any Subsidiary that owns an Unencumbered Pool Property; (ii) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding subsection (a); (iii) no Default or Event of Default shall then be in existence or would occur as a result of such release, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1; (iv) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances expressly permitted under the Loan Documents; and (v) the Administrative Agent shall have received such written request at least ten (10) Business Days (or such shorter period as may be acceptable to the Administrative Agent) prior to the requested date of release. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
ARTICLE IX.     INFORMATION
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall furnish to the Administrative Agent for distribution to each of the Lenders:
Section 9.1    Quarterly Financial Statements.
As soon as available and in any event within five (5) days after the filing of Hudson REIT’s 10-Q with the Securities and Exchange Commission (but in no event later than forty-five (45) days after the end of each of the first, second and third fiscal quarters of Hudson REIT), the unaudited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement and statement of cash flows) as at the end of such period and setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of Hudson REIT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year‑end audit adjustments).
Section 9.2    Year‑End Statements.
As soon as available and in any event within five (5) days after the filing of Hudson REIT’s 10-K with the Securities and Exchange Commission (but in no event later than ninety (90) days after the end of each fiscal year of Hudson REIT), the audited consolidated financial statements of Hudson REIT and its Subsidiaries (including a consolidated balance sheet, income statement, statement of cash flows and statement of stockholder equity) as at the end of such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be (a) certified by the chief executive officer or chief financial officer of Hudson REIT, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the financial position of Hudson REIT and its Subsidiaries as at the date thereof

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and the result of operations for such period and (b) accompanied by the report thereon of Ernst & Young LLP or any other independent certified public accountants of recognized national standing acceptable to the Administrative Agent, whose report shall be unqualified as to substance and scope and who shall have authorized the Borrower to deliver such report to the Administrative Agent and the Lenders pursuant to this Agreement.
Section 9.3    Compliance Certificate.
Within forty-five (45) days of the end of each of the first, second and third fiscal quarters of Hudson REIT and within ninety (90) days of the end of each fiscal year of Hudson REIT, a certificate substantially in the form of Exhibit I (a “Compliance Certificate”) executed on behalf of the Borrower by the chief financial officer of Hudson REIT (a) setting forth in reasonable detail as of the end of such quarterly accounting period or fiscal year, as the case may be, (i) the calculations required to establish whether Hudson REIT was in compliance with the covenants contained in Section 10.1 and (ii) list of all assets included in calculations of Total Asset Value of the Unencumbered Pool Properties and shall disclose which assets have been added or removed from such calculation since the previous list delivered to Administrative Agent; (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure; (c) setting forth a statement of Funds From Operations; and (d) setting forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt, if any, of each such Property.
Section 9.4    Other Information.
To the extent not otherwise disclosed in the financial statements furnished to Administrative Agent pursuant to Sections 9.1 and 9.2 above or publically filed with the Securities and Exchange Commission, Borrower shall furnish to Administrative Agent the following:
(k)    Promptly upon receipt thereof, copies of all reports disclosing matters identified through the audit or review of the operations of the Borrower or Hudson REIT which are reasonably likely to be materially detrimental to financial condition of the Borrower or Hudson REIT, if any, submitted to the Borrower, Hudson REIT or its Board of Directors by its independent public accountants including, without limitation, any management report;
(l)    Intentionally omitted;
(m)    To the extent not publicly filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefore), promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;
(n)    Intentionally omitted;
(o)    At the time the financial statements are furnished pursuant to Section 9.2, projected balance sheets, operating statements, profit and loss projections and cash flow budgets of the Borrower and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in detail, in form satisfactory to the Administrative Agent. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1

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and 10.2 at the end of each fiscal quarter of the next succeeding fiscal year;
(p)    If any ERISA Event shall occur that individually, or together with any other ERISA Event that has occurred, could reasonably be expected to have a Material Adverse Effect, a certificate of the chief executive officer or chief financial officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;
(q)    To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating to, or affecting, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States federal income tax returns of any Loan Party or any other Subsidiary are being audited;
(r)    A copy of any amendment to the certificate or articles of incorporation or formation, bylaws, partnership agreement or other similar organizational documents of the Borrower, any other Loan Party concurrently with the next delivery of the Compliance Certificate;
(s)    Prompt notice of (i) any change in the senior management of Hudson REIT or the Borrower, (ii) any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Material Subsidiary or (iii) the occurrence of any other event which, in the case of any of the immediately preceding clauses (i) through (iii), has had, or could reasonably be expected to have, a Material Adverse Effect, together with such other information as requested by the Administrative Agent, the Lenders and their counsel to evaluate such matters;
(t)    Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;
(u)    Promptly upon entering into any Material Contract or Specified Derivatives Contract after the Agreement Date, a copy of such contract;
(v)    Prompt notice of any order, judgment or decree in excess of $5,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;
(w)    Intentionally Omitted;
(x)    Intentionally Omitted;
(y)    Intentionally Omitted;
(z)    Promptly upon the request of the Administrative Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Administrative Agent;
(aa)    Promptly, upon any change in Hudson REIT’s Credit Rating, a certificate stating that Hudson REIT’s Credit Rating has changed and the new Credit Rating that is in effect;

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(bb)    Intentionally Omitted;
(cc)    Promptly, and in any event within three (3) Business Days after the Borrower obtains knowledge thereof, written notice of the occurrence of any of the following: (i) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any violation of or noncompliance with any Environmental Law has or may have been committed or is threatened; (ii) the Borrower, any Loan Party or any other Subsidiary shall receive notice that any administrative or judicial complaint, order or petition has been filed or other proceeding has been initiated, or is about to be filed or initiated against any such Person alleging any violation of or noncompliance with any Environmental Law or requiring any such Person to take any action in connection with the release or threatened release of Hazardous Materials; (iii) the Borrower, any Loan Party or any other Subsidiary shall receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for any costs associated with a response to, or remediation or cleanup of, a release or threatened release of Hazardous Materials or any damages caused thereby; or (iv) the Borrower, any Loan Party or any other Subsidiary shall receive notice of any other fact, circumstance or condition that could reasonably be expected to form the basis of an environmental claim, and the matters covered by notices referred to in any of the immediately preceding clauses (i) through (iv), whether individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(dd)    Promptly upon the request of the Administrative Agent, the Derivatives Termination Value in respect of any Specified Derivatives Contract from time to time outstanding; and
(ee)    From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower, any of its Subsidiaries, or any other Loan Party as the Administrative Agent or any Lender may reasonably request.
Section 9.5    Electronic Delivery of Certain Information.
(d)    Documents required to be delivered pursuant to the Loan Documents shall be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website such as www.sec.gov <http://www.sec.gov> or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot receive electronic communications. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered twenty-four (24) hours after the date and time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. Pacific time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificate required by Section 9.3 to the Administrative Agent and shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for the certificates required by Section 9.3, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility

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to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(e)    Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower by the Administrative Agent.
Section 9.6    Public/Private Information.
The Borrower shall cooperate with the Administrative Agent in connection with the publication of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Administrative Agent and the Lenders (collectively, “Information Materials”) pursuant to this Article and the Borrower shall designate Information Materials (a) that are either available to the public or not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of United States federal and state securities laws, as “Public Information” and (b) that are not Public Information as “Private Information”.
Section 9.7    USA Patriot Act Notice; Compliance.
The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as Administrative Agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.
ARTICLE X.     NEGATIVE COVENANTS
For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.7, all of the Lenders) shall otherwise consent in the manner set forth in Section 13.7, the Borrower shall comply with the following covenants:
Section 10.1    Financial Covenants.
(c)    Ratio of Total Liabilities to Total Asset Value. The Borrower shall not permit the ratio of (i) Total Liabilities to (ii) Total Asset Value, to exceed 0.60 to 1.00 at any time.
(d)    Ratio of Unsecured Indebtedness to Unencumbered Asset Value. The Borrower shall not permit the ratio of (i) Unsecured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Unencumbered Asset Value, to exceed 0.60 to 1.00 at any time.
(e)    Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for any prior consecutive twelve (12) month period to (ii) Fixed Charges of Hudson REIT and its Subsidiaries, on a

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consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), for such prior consecutive twelve (12) month period, to be less than 1.50 to 1.00 as of the last day of such fiscal quarter.
(f)    Ratio of Secured Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Secured Indebtedness of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Total Asset Value, to exceed 0.60 to 1.00, at any time on or before August 3, 2014, and 0.55 to 1.00, at any time thereafter.
(g)    Ratio of Unencumbered NOI to Unsecured Interest Expense. The Borrower shall not permit the ratio of (i) Unencumbered NOI for any fiscal quarter to (ii) Unsecured Interest Expense for such fiscal quarter, to be less than 1.60 to 1.00 as of the last day of such fiscal quarter.
(h)    Ratio of Recourse Indebtedness to Total Asset Value. The Borrower shall not permit the ratio of (i) Recourse Indebtedness (excluding the Loans) of Hudson REIT and its Subsidiaries, on a consolidated basis (which shall include Hudson REIT’s Ownership Share of Unconsolidated Affiliates in accordance with Section 1.2), to (ii) Total Asset Value to exceed 0.15 to 1.00, at any time.
(i)    Permitted Investments. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Total Asset Value at any time:
(viii)    Mortgages in favor of the Borrower, any other Loan Party or other Subsidiary, such that the aggregate book value of Indebtedness secured by such Mortgages exceeds ten percent (10.0%) of Total Asset Value;
(ix)    The aggregate amount of Construction-in-Progress in which Hudson REIT either has a direct or indirect ownership interest such that the aggregate amount thereof exceeds twenty percent (20.0%) of Total Asset Value. If Construction-in-Progress is owned by an Unconsolidated Affiliate of Hudson REIT, then the product of (A) Hudson REIT’s Ownership Share in such Unconsolidated Affiliate and (B) the amount of Construction-in-Progress, shall be used in calculating such investment limitation;
(x)    Unimproved real estate (which shall include raw land, valued at current book value) such that the aggregate book value of all such unimproved real estate exceeds ten percent (10.0%) of Total Asset Value;
(xi)    Investments in Properties (other than Mortgages) that are not Office Properties or Studio Properties (provided that Investments for purposes of this Section 10.1(g) shall not include retail associated with Properties which are primarily Office Properties or Studio Properties) such that the aggregate value in such Investments exceeds ten percent (10.0%) of Total Asset Value;
(xii)    Common stock, Preferred Equity, other capital stock, beneficial interest in trust, membership interest in limited liability companies and other equity interests in Persons (other than consolidated Subsidiaries and Unconsolidated Affiliates), such that the aggregate value of such interests calculated on the basis of the lower of cost or market exceeds ten percent (10.0%) of Total Asset Value;
(xiii)    Investments in Unconsolidated Affiliates, such that the aggregate value of such

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Investments (determined in accordance with GAAP) in Unconsolidated Affiliates exceeds twenty-five percent (25.0%) of Total Asset Value; and
(xiv)    Investments in Studio Properties, such that the aggregate value of such Investments in Studio Properties exceeds thirty-five percent (35.0%) of Total Asset Value.
In addition to the foregoing limitations, the aggregate value of (i), (ii), (iii), (iv) and (v) shall not exceed twenty-five (25.0%) of Total Asset Value.
(j)    Total Assets of Borrower and Guarantors. The Borrower shall not permit the aggregate Adjusted Total Asset Value attributable to assets owned directly by the Borrower and Guarantors to be less than eighty percent (80.0%) of Adjusted Total Asset Value.
(k)    Dividends and Other Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Borrower and its Subsidiaries may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:
(i)    the Borrower may make Restricted Payments to Hudson REIT and other holders of Equity Interests of the Borrower during any four (4) quarter period in an amount not to exceed the greater of (A) ninety-five percent (95.0%) of the Borrower’s Funds From Operations, or (B) the amount required to be distributed to all of the holders of Equity Interests of the Borrower such that the amount distributed to Hudson REIT is sufficient for Hudson REIT to remain a REIT in compliance with Section 8.12 and avoid the imposition of income taxes and excise taxes on Hudson REIT;
(ii)    the Borrower may make Restricted Payments to the holders of its Equity Interests such that the amount distributed to Hudson REIT is sufficient to enable Hudson REIT to make cash distributions to its shareholders of capital gains resulting from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code;
(iii)    the Borrower may make Restricted Payments to Hudson REIT to permit Hudson REIT to (A) pay corporate overhead expenses incurred in the ordinary course of business and (B) pay any taxes which are due and payable by Hudson REIT, the Borrower or any Subsidiary;
(iv)    the Borrower may redeem or repurchase Equity Interests of the Borrower (other than the Borrower Preferred Units) or make Restricted Payments to Hudson REIT to enable Hudson REIT to redeem or repurchase Equity Interests of Hudson REIT so long as, in each case, immediately before and immediately after giving pro forma effect to any such Restricted Payment, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1;
(v)    the Borrower may redeem or repurchase the Borrower Preferred Units in an aggregate amount not to exceed $12,500,000 during the term of this Agreement;
(vi)    a Subsidiary that is not a Wholly Owned Subsidiary may make cash distributions to holders of Equity Interests issued by such Subsidiary; and
(vii)    Subsidiaries may pay Restricted Payments to the Borrower or any other Subsidiary.

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Notwithstanding the foregoing, if a Default or Event of Default exists, the Borrower may only make Restricted Payments to Hudson REIT and other holders of Equity Interests of the Borrower during any fiscal year, in each case, in an aggregate amount not to exceed the minimum amount required to be distributed to all of the holders of Equity Interests of the Borrower such that the amount distributed to Hudson REIT is sufficient for Hudson REIT to remain in compliance with Section 8.12. If a Default or Event of Default specified in Section 11.1(a), Section 11.1(e) or Section 11.1(f) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 11.2(a), the Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to the Borrower or any Subsidiary.
Section 10.2    Negative Pledge.
The Borrower shall not, and shall not permit any other Loan Party or Subsidiary to, create, assume, incur, permit or suffer to exist any Lien on any Unencumbered Pool Property or any direct or indirect ownership interest of the Borrower in any Person owning any Unencumbered Pool Property, now owned or hereafter acquired, except for Permitted Liens.
Section 10.3    Restrictions on Intercompany Transfers.
The Borrower shall not, and shall not permit any other Loan Party (other than Hudson REIT) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Loan Party (other than Hudson REIT) to: (a) pay dividends or make any other distribution on any of such Loan Party’s capital stock or other equity interests owned by the Borrower or any such Loan Party (other than any restrictions contained in the Borrower LP Agreement); (b) pay any Indebtedness owed to the Borrower or any Subsidiary; (c) make loans or advances to the Borrower or any Subsidiary; or (d) transfer any of its property or assets to the Borrower or any Subsidiary; other than, in each case, (i) those encumbrances or restrictions contained in any Loan Document, (ii) restrictions and conditions imposed by Applicable Law, (iii) customary restrictions and conditions contained in agreements relating to the sale of such Loan Party or any Property owned by such Loan Party (to the extent such sale is permitted hereunder), (iv) customary restrictions governing any purchase money Liens permitted hereby covering only the property subject to such Lien, and (v) with respect to clause (d) only, customary provisions restricting assignment of any agreement entered into by the Borrower, any other Loan Party or any Subsidiary in the ordinary course of business.
Section 10.4    Merger, Consolidation, Sales of Assets and Other Arrangements.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:
(i)    any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor and any Subsidiary that is not a Loan Party may merge with any other Subsidiary that is not a Loan Party;
(ii)    any Subsidiary may sell, transfer or dispose of its assets to a Loan Party and any Subsidiary that is not a Loan Party may sell, transfer or dispose of its assets to any other Subsidiary

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that is not a Loan Party;
(iii)    a Loan Party (other than the Borrower or any Loan Party that owns an Unencumbered Pool Property) and any Subsidiary that is not (and is not required to be) a Loan Party may convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, and immediately thereafter liquidate, provided that immediately prior to any such conveyance, sale, transfer, disposition or liquidation and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence;
(iv)    any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person and (B) sell, lease or otherwise transfer, whether by one or a series of transactions, a Substantial Amount of assets (including capital stock or other securities of Subsidiaries) to any other Person, so long as, in each case, (1) the Borrower shall have given the Administrative Agent and the Lenders at least thirty (30) days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence, including, without limitation, a Default or Event of Default resulting from a breach of Section 10.1; (3) in the case of a consolidation or merger involving the Borrower or a Loan Party that owns an Unencumbered Pool Property included in the calculation of Unencumbered Asset Value, the Borrower or such Loan Party shall be the survivor thereof; and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Administrative Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1, after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and
(v)    the Borrower, the other Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.
Section 10.5    Intentionally Omitted.
Section 10.6    Fiscal Year.
The Borrower shall not, and shall not permit any other Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.
Section 10.7    Modifications of Organizational Documents and Material Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, amend, supplement, restate or otherwise modify its certificate or articles of incorporation or formation, by-laws, operating agreement, declaration of trust, partnership agreement or other applicable organizational document if such amendment, supplement, restatement or other modification (a) is adverse to the interest of the Administrative Agent, the Issuing Bank or the Lenders in any material respect (provided, that amendments to include or modify customary special purpose entity provisions in connection with the incurrence of Secured Indebtedness shall not be deemed adverse under this Section 10.7) or (b) could reasonably be expected to

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have a Material Adverse Effect. The Borrower shall not enter into, and shall not permit any Subsidiary or other Loan Party to enter into, any amendment or modification to any Material Contract which could reasonably be expected to have a Material Adverse Effect (other than under clause (a)(i) of the definition thereof).
Section 10.8    Intentionally Omitted.
Section 10.9    Transactions with Affiliates.
The Borrower shall not permit to exist or enter into, and shall not permit any other Loan Party or any other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate, except (a) as set forth on Schedule 7.1(s) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower, such other Loan Party or such other Subsidiary and upon fair and reasonable terms which are no less favorable to the Borrower, such other Loan Party or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the foregoing, no payments may be made with respect to any items set forth on such Schedule 7.1(s) if a Default or Event of Default exists or would result therefrom.
Section 10.10    Environmental Matters.
The Borrower shall not, and shall not permit any other Loan Party, any other Subsidiary or any other Person to, use, generate, discharge, emit, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Materials on, under or from any of the Properties in material violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material environmental claim or pose a material risk to human health, safety or the environment. Nothing in this Section shall impose any obligation or liability whatsoever on the Administrative Agent or any Lender.
Section 10.11    Derivatives Contracts.
The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, enter into or become obligated in respect of Derivatives Contracts other than Derivatives Contracts entered into by the Borrower, any such Loan Party or any such Subsidiary in the ordinary course of business and which establish an effective hedge in respect of liabilities, commitments or assets held or reasonably anticipated to be held by the Borrower, such other Loan Party or such other Subsidiary.
ARTICLE XI.     DEFAULT
Section 11.1    Events of Default.
Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
(i)    Default in Payment. The Borrower or any other Loan Party shall fail to pay (i) any amount due on the Revolving Termination Date, (ii) any principal of any of the Loans or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement or any of the other Loan Documents, or (iii) any other amount due (whether upon demand, at maturity, by reason of acceleration, or otherwise) under this Agreement, any other Loan Document or the Fee Letter within five (5) Business Days of the same being due.

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(j)    Default in Performance.
(viii)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1, Section 9.2, Section 9.3 or Article X; or
(ix)    Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section, and in the case of this subsection (b)(ii) only, such failure shall continue for a period of thirty (30) days after the earlier of (x) the date upon which a Responsible Officer of the Borrower or such other Loan Party obtains knowledge of such failure or (y) the date upon which the Borrower has received written notice of such failure from the Administrative Agent.
(k)    Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Administrative Agent, the Issuing Bank or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.
(l)    Indebtedness Cross Default.
(i)    The Borrower, any other Loan Party or any other Subsidiary shall fail to make any payment when due and payable in respect of any Indebtedness (other than the Loans and Reimbursement Obligations) having an aggregate outstanding principal amount (or, in the case of any Derivatives Contract, having, without regard to the effect of any close-out netting provision, a Derivatives Termination Value), in each case individually or in the aggregate with all other Indebtedness as to which such a failure exists, of (1) $25,000,000 or more with respect to Non-Recourse Indebtedness, and/or (2) $15,000,000 or more with respect to Recourse Indebtedness (“Material Indebtedness”); or
(ii)    (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or
(iii)    Intentionally Omitted; or
(iv)    There occurs an “Event of Default” under and as defined in any Derivatives Contract with a notional value in excess of $30,000,000 as to which the Borrower, any Loan Party or any of other Subsidiary is a “Defaulting Party” (as defined therein), or there occurs an “Early Termination Date” (as defined therein) in respect of any Specified Derivatives Contract as a result of a “Termination Event” (as defined therein) as to which the Borrower or any of its Subsidiaries is an “Affected Party” (as defined therein).
(m)    Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination shall: (i) commence a voluntary case under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition

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filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
(n)    Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party, or any other Subsidiary that accounts for more than five percent (5.0%) of the Total Asset Value as of any date of determination, in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive days, or an order granting the remedy or other relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
(o)    Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document or the Fee Letter to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or the Fee Letter or any Loan Document or the Fee Letter shall cease to be in full force and effect (except as a result of the express terms thereof).
(p)    Judgment. A judgment or order for the payment of money or for an injunction or other non-monetary relief shall be entered against the Borrower, any other Loan Party, or any other Subsidiary by any court or other tribunal and (i) such judgment or order shall continue for a period of thirty (30) days without being paid, stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount of such judgment or order for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Loan Parties, $25,000,000 (excluding amounts covered by insurance for which insurance coverage for such judgment has been confirmed by the applicable carrier), or (B) in the case of an injunction or other non-monetary relief, such injunction or judgment or order could reasonably be expected to have a Material Adverse Effect.
(q)    Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of twenty (20) days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Administrative Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of the Borrower or any Subsidiary.
(r)    ERISA.

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(i)    Any ERISA Event shall have occurred that results or could reasonably be expected to result in liability to Hudson REIT and/or the Borrower aggregating in excess of $25,000,000; or
(ii)    The “benefit obligation” of all Plans exceeds the “fair market value of plan assets” for such Plans by more than $25,000,000, all as determined, and with such terms defined, in accordance with FASB ASC 715.
(s)    Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
(t)    Change of Control/Change in Management.
(iv)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than forty percent (40.0)% of the total voting power of the then outstanding voting stock of Hudson REIT; or
(v)    During any period of twelve (12) consecutive months ending after the Agreement Date, individuals who at the beginning of any such twelve-month period constituted the Board of Directors of Hudson REIT (together with any new directors whose election by such Board or whose nomination for election by the shareholders of Hudson REIT was approved by a vote of at least fifty percent (50.0%) of the total voting power of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, but excluding any director whose initial nomination for, or assumption of office as, a director occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors) cease for any reason to constitute at least fifty percent (50.0%) of the total voting power of the Board of Directors of the Borrower then in office.
Section 11.2    Remedies Upon Event of Default.
Upon the occurrence of an Event of Default the following provisions shall apply:
(ff)    Acceleration; Termination of Facilities.
(i)    Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1(e) or 11.1(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

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(ii)    Optional. If any other Event of Default shall exist, the Administrative Agent may (unless otherwise directed by Requisite Lenders) and at the direction of the Requisite Lenders shall: (1) declare, by written notice to the Borrower, (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default for deposit into the Letter of Credit Collateral Account, and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower on behalf of itself and the other Loan Parties, and (2) terminate the Commitments and the Swingline Commitment and the obligation of the Issuing Bank to issue Letters of Credit hereunder.
(gg)    Loan Documents. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.
(hh)    Applicable Law. The Requisite Lenders may direct the Administrative Agent to, and the Administrative Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.
(ii)    Intentionally Omitted.
Section 11.3    Intentionally Omitted.
Section 11.4    Marshaling; Payments Set Aside.
None of the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations or the Specified Derivatives Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider, or the Administrative Agent, the Issuing Bank, any Lender or any Specified Derivatives Provider enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or Specified Derivatives Obligations, or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
Section 11.5    Allocation of Proceeds.
If an Event of Default exists, all payments received by the Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:
(a)    Amounts due to the Administrative Agent, the Issuing Bank and the Lenders in respect of expenses due under Section 13.2 until paid in full, and then Fees;
(b)    Payments of interest on Swingline Loans;

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(c)    Payments of interest on all other Loans and Reimbursement Obligations to be applied for the ratable benefit of the Lenders and the Issuing Bank;
(d)    Payments of principal of Swingline Loans;
(e)    Payments of principal of all other Loans, Reimbursement Obligations and other Letter of Credit Liabilities, to be applied for the ratable benefit of the Lenders and the Issuing Bank, in such order and priority as the Lenders and the Issuing Bank may determine in their sole discretion; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Administrative Agent for deposit into the Letter of Credit Collateral Account;
(f)    Amounts due to the Administrative Agent and the Lenders pursuant to Sections 12.8 and 13.10;
(g)    Payments of all other Obligations and other amounts due under any of the Loan Documents and Specified Derivatives Contracts, if any, to be applied for the ratable benefit of the Lenders and the applicable Specified Derivatives Providers; and
(h)    Any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.
Section 11.6    Letter of Credit Collateral Account.
(a)    As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Administrative Agent, for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Issuing Bank as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.
(b)    Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Administrative Agent in such Cash Equivalents as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Administrative Agent for the ratable benefit of the Administrative Agent, the Issuing Bank and the Lenders; provided, that all earnings on such investments will be credited to and retained in the Letter of Credit Collateral Account. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords other funds deposited with the Administrative Agent, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.
(c)    If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Administrative Agent to use the monies deposited in the Letter of Credit Collateral Account to reimburse the Issuing Bank for the payment made by the Issuing Bank to the beneficiary with respect to such drawing or the payee with respect to such presentment.

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(d)    If an Event of Default exists, the Administrative Agent may (and, if instructed by the Requisite Lenders, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such investments and reinvestments and apply the proceeds thereof to the Obligations in accordance with Section 11.5
(e)    So long as no Default or Event of Default exists, and to the extent amounts on deposit in or credited to the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Administrative Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within ten (10) Business Days after the Administrative Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such portion of the amount of the credit balances in the Letter of Credit Collateral Account as exceeds the aggregate amount of Letter of Credit Liabilities at such time. When all of the Obligations shall have been paid in full and no Letters of Credit remain outstanding, the Administrative Agent shall deliver to the Borrower, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Letter of Credit Collateral Account.
(f)    The Borrower shall pay to the Administrative Agent from time to time such fees as the Administrative Agent normally charges for similar services in connection with the Administrative Agent’s administration of the Letter of Credit Collateral Account and investments and reinvestments of funds therein.
Section 11.7    Rescission of Acceleration by Requisite Lenders.
If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.
Section 11.8    Performance by Administrative Agent.
If the Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Administrative Agent may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Administrative Agent, promptly pay any amount reasonably expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 11.9    Rights Cumulative.
The rights and remedies of the Administrative Agent, the Issuing Bank, the Lenders and the Specified

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Derivatives Providers under this Agreement, each of the other Loan Documents, the Fee Letter and Specified Derivatives Contracts shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Administrative Agent, the Issuing Bank, the Lenders and the Specified Derivatives Providers may be selective and no failure or delay by the Administrative Agent, the Issuing Bank, any of the Lenders or any of the Specified Derivatives Providers in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
ARTICLE XII.     THE ADMINISTRATIVE AGENT
Section 12.1    Appointment and Authorization.
Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to Article IX that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining

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from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.
Section 12.2    Wells Fargo as Lender.
Wells Fargo, as a Lender or as a Specified Derivatives Provider, as the case may be, shall have the same rights and powers under this Agreement and any other Loan Document and under any Specified Derivatives Contract, as the case may be, as any other Lender or Specified Derivatives Provider and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the Issuing Bank, other Lenders, or any other Specified Derivatives Providers. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement or any Specified Derivatives Contract, or otherwise without having to account for the same to the Issuing Bank, the other Lenders or any other Specified Derivatives Providers. The Issuing Bank and the Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. This Section shall apply to any Lender acting as Administrative Agent.
Section 12.3    Intentionally Omitted.
Section 12.4    Intentionally Omitted.
Section 12.5    Approvals of Lenders.
All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and, as appropriate, a brief summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Other than with respect to decisions requiring the unanimous consent of all Lenders, unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the recommendation or determination of the Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.
Section 12.6    Notice of Events of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower

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referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.
Section 12.7    Administrative Agent’s Reliance.
Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender, the Issuing Bank or any other Person, or shall be responsible to any Lender, the Issuing Bank or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender or the Issuing Bank for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders, the Issuing Bank and the Specified Derivatives Providers in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct, each as determined by a court of competent jurisdiction in a final non-appealable judgment.
Section 12.8    Indemnification of Administrative Agent.
Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Revolving Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of-pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or

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omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct, each as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any expenses (including the fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.
Section 12.9    Lender Credit Decision, Etc.
Each of the Lenders and the Issuing Bank expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other Affiliates has made any representations or warranties to the Issuing Bank or such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to the Issuing Bank or any Lender. Each of the Lenders and the Issuing Bank acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other

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document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders and the Issuing Bank by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender or the Issuing Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each of the Lenders and the Issuing Bank acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender or the Issuing Bank.
Section 12.10    Successor Administrative Agent.
The Administrative Agent may (i) be removed as administrative agent by all of the Lenders (other than the Lender acting as the Administrative Agent) and the Borrower upon thirty (30) days' prior written notice if the Administrative Agent is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence or willful misconduct in the course of performing its duties hereunder, or (ii) resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender on the Agreement Date and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after (i) the Lenders’ giving notice of removal or (ii) the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. Such successor Administrative Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Administrative Agent, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Letters of Credit. After any Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article XII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice. Any successor Administrative Agent shall be a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
Section 12.11    Titled Agents.
Each of the Titled Agents in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific

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and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Issuing Bank, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.
ARTICLE XIII.     MISCELLANEOUS
Section 13.1    Notices.
Unless otherwise provided herein (including without limitation as provided in Section 9.5), communications provided for hereunder shall be in writing and shall be mailed by a nationally recognized carrier, telecopied, or hand-delivered as follows:
If to the Borrower:
Hudson Pacific Properties, L.P.
11601 Wilshire Blvd., Ste 1600
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Telecopy Number:    310-445-5710
Telephone Number:    310-445-5702
If to the Administrative Agent:
Wells Fargo Bank, National Association
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
Attn: Carl Skanderup
Telecopy Number:    310-789-3733
Telephone Number:    310-789-8901
If to the Administrative Agent under Article II:
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attn: Kelly Milham
Telecopy Number:    612-316-3281
Telephone Number:    612-667-5381
If to the Issuing Bank:
Wells Fargo Bank, National Association
1800 Century Park East, 12th Floor
Los Angeles, CA 90067
Attn: Derek Evans
Telecopy Number:    866-656-0051
Telephone Number:    310-789-8931

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If to any other Lender:
To such Lender’s address or telecopy number as set forth in the applicable Administrative Questionnaire or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender or the Issuing Bank shall only be required to give notice of any such other address to the Administrative Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of three (3) Business Days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of the Borrower or the Administrative Agent, the Issuing Bank and Lenders at the addresses specified; (ii) if telecopied, when transmitted, if during normal business hours, otherwise on the next succeeding Business Day; (iii) if hand delivered or sent by overnight courier, when delivered; or (iv) if delivered in accordance with Section 9.5 to the extent applicable; provided, however, that, in the case of the immediately preceding clauses (i), (ii) and (iii), non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Notwithstanding the immediately preceding sentence, all notices or communications to the Administrative Agent, the Issuing Bank or any Lender under Article II shall be effective only when actually received. None of the Administrative Agent, the Issuing Bank or any Lender shall incur any liability to any Loan Party (nor shall the Administrative Agent incur any liability to the Issuing Bank or the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Administrative Agent, the Issuing Bank or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.
Section 13.2    Expenses.
The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and all costs and expenses of the Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents and of the Administrative Agent in connection with the review of Properties for inclusion in the Unencumbered Pool and the Administrative Agent’s other activities under Article IV, and the reasonable fees and disbursements of counsel to the Administrative Agent relating to all such activities, (b) to pay or reimburse the Administrative Agent, the Issuing Bank and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents and the Fee Letter, including the fees and disbursements of their respective counsel and any payments in indemnification or otherwise payable by the Lenders to the Administrative Agent pursuant to the Loan Documents, (c) without duplication of amounts payable under Section 3.10(c) and Section 3.10(d), to pay, and indemnify and hold harmless the Administrative Agent, the Issuing Bank and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of

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counsel to the Administrative Agent, the Issuing Bank and any Lender incurred in connection with the representation of the Administrative Agent, the Issuing Bank or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1(e) or 11.1(f), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor‑in‑possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Administrative Agent and/or the Lenders may pay such amounts on behalf of the Borrower and such amounts shall be deemed to be Obligations owing hereunder.
Section 13.3    Intentionally Omitted.
Section 13.4    Setoff.
Subject to Section 3.3 and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Borrower hereby authorizes the Administrative Agent, the Issuing Bank, each Lender, each Affiliate of the Administrative Agent, the Issuing Bank or any Lender, and each Participant, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of the Issuing Bank, a Lender, an Affiliate of the Issuing Bank or a Lender, or a Participant, subject to receipt of the prior written consent of the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender, any Affiliate of the Administrative Agent, the Issuing Bank or such Lender, or such Participant, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2, and although such Obligations shall be contingent or unmatured.
Section 13.5    Litigation; Jurisdiction; Other Matters; Waivers.
(a)    EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE FEE LETTER OR IN CONNECTION WITH OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
(b)    THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR

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PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT, THE ISSUING BANK OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN.
(d)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.
Section 13.6    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations, as applicable, hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee

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in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the immediately following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the immediately following subsection (f) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in the immediately following subsection (d) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(E)    in the case of an assignment of the entire remaining amount of an assigning Revolving Lender’s Revolving Commitment and the Loans at the time owing to it, or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(F)    in any case not described in the immediately preceding subsection (A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 in the case of any assignment of a Revolving Commitment, unless each of the Administrative Agent and, so long as no Default or Event of Default shall exist, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Commitment held by such assigning Lender or the outstanding principal balance of the Loans of such assigning Lender, as applicable, would be less than $5,000,000, then such assigning Lender shall assign the entire amount of its Commitment and the Loans at the time owing to it.
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this subsection (b) and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Default or Event of Default shall exist at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

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(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment if such assignment is to a Person that is not already a Lender with a Commitment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender; and
(C)    the consent of the Swingline Lender and the Issuing Bank (in each case, such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
(iv)    Assignment and Assumption; Notes. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $4,500 ($7,500 if such Lender is a Defaulting Lender as such time) for each assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. If requested by the transferor Lender or the Assignee, upon the consummation of any assignment, the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that new Notes are issued to the Assignee and such transferor Lender, as appropriate.
(v)    No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates, any other Loan Party or any of their respective Subsidiaries.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)    Assignments by Specified Derivatives Provider. If the assigning Lender (or its Affiliate) is a Specified Derivatives Provider and if after giving effect to such assignment such Lender will hold no further Loans or Revolving Commitments under this Agreement, such Lender shall undertake such assignment only contemporaneously with an assignment by such Lender (or its Affiliate, as the case may be) of all of its Specified Derivatives Contracts to the Eligible Assignee or another Lender (or Affiliate thereof).
(viii)    Amendments to Schedule 1.1(a). The Administrative Agent may unilaterally amend Schedule 1.1(a) attached hereto to reflect any assignment effected hereunder.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.4, 13.2 and 13.10 and the other provisions of this Agreement and the other Loan Documents as provided in Section 13.11 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d) below.
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent

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of the Borrower, shall maintain at the Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to (w) increase such Lender’s Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty other than in accordance with the terms hereof. Subject to the immediately following subsection (e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 5.1 and 5.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 3.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Commitments, Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan or other obligation under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such interest in the Loans or other obligations under the Loan Documents as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.
(e)    Limitations upon Participant Rights. Each Participant agrees to be subject to the provisions of Sections 5.6 and 5.7 as if it were an assignee under paragraph (b) of this Section. A Participant shall not be entitled to receive any greater payment under Sections 3.10 and 5.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such

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Participant and such Participant agrees, for the benefit of the Borrower and the Administrative Agent, to comply with Section 3.10(g) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    No Registration. Each Lender agrees that, without the prior written consent of the Borrower and the Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act or any other securities laws of the United States of America or of any other jurisdiction.
Section 13.7    Amendments and Waivers.
(d)    Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than the Fee Letter) may be amended, (iii) the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document (other than the Fee Letter) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.
(e)    Consent of Extending Lenders. With the consent of each Lender so electing, the Loan, this Agreement and the Loan Documents may be amended to permit the Borrower to extend the Extended Revolving Termination Date of each such electing Lender’s Loans and Commitments and to provide for different interest rates and fees for such extending Lender for such extended period. Any extension under this Section shall be in each such Lender’s sole discretion and shall be subject to the terms and conditions established by each such electing Lenders at such time.
(f)    Consent of Lenders Directly Affected. In addition to the foregoing requirements, no amendment, waiver or consent shall, unless in writing, and signed by each of the Lenders directly and adversely affected thereby (or the Administrative Agent at the written direction of such Lenders), do any of the following:
(i)    increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.6 and any increases contemplated under Section 2.17) or subject the Lenders to any additional obligations except for increases contemplated under Section 2.17;
(ii)    reduce the principal of, or interest that has accrued or the rates of interest that will be charged on the outstanding principal amount of, any Loans or other Obligations (provided that no amendment of any component definition (other than the defined terms “Applicable Margin – Ratings”, “Applicable Margin – Ratio”, “Level” and the corresponding rate tables contained herein) used in the calculation of such rates of interest shall constitute a reduction in such rate of interest);

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(iii)    reduce the amount of any Fees payable to the Lenders hereunder (provided that no amendment of any component definition used in the calculation of such fees shall constitute a reduction in such fees), other than Fees payable under any Fee Letter;
(iv)    modify the definition of “Revolving Termination Date” (except in accordance with Section 2.14), otherwise postpone any date fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Revolving Termination Date;
(v)    modify the definition of “Revolving Commitment Percentage” or amend or otherwise modify the provisions of Section 3.2;
(vi)    amend this Section or, other than as set forth in the parentheticals in clauses (ii) and (iii) above, amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;
(vii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(viii)    release any Guarantor from its obligations under the Guaranty except as contemplated by Section 8.14(b);
(ix)    waive a Default or Event of Default under Section 11.1(a), except as provided in Section 11.7; or
(x)    amend, or waive the Borrower’s compliance with, Section 2.16.
(g)    Amendment of Administrative Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Administrative Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.5 or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. Any amendment, waiver or consent relating to Section 2.4 or the obligations of the Issuing Bank under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Issuing Bank. Any amendment, waiver or consent with respect to any Loan Document that (i) diminishes the rights of a Specified Derivatives Provider in a manner or to an extent dissimilar to that affecting the Lenders or (ii) increases the liabilities or obligations of a Specified Derivatives Provider shall, in addition to the Lenders required hereinabove to take such action, require the consent of the Lender that is (or having an Affiliate that is) such Specified Derivatives Provider. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or

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other circumstances.
Section 13.8    Non-Liability of Administrative Agent and Lenders.
The relationship between the Borrower, on the one hand, and the Lenders, the Issuing Bank and the Administrative Agent, on the other hand, shall be solely that of borrower and lender. None of the Administrative Agent, the Issuing Bank or any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Administrative Agent, the Issuing Bank or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. None of the Administrative Agent, the Issuing Bank or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 13.9    Confidentiality.
Except as otherwise provided by Applicable Law, the Administrative Agent, the Issuing Bank and each Lender shall maintain the confidentiality of all Information (as defined below) in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with this Section 13.9); (b) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or proposed Assignee, Participant or other transferee in connection with a potential transfer of any Commitment or participation therein as permitted hereunder, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings, or as otherwise required by Applicable Law; (d) to the Administrative Agent’s, Issuing Bank’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) in connection with the exercise of any remedies under any Loan Document (or any Specified Derivatives Contract) or any action or proceeding relating to any Loan Document (or any such Specified Derivatives Contract) or the enforcement of rights hereunder or thereunder; (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section actually known by the Administrative Agent, the Issuing Bank or such Lender to be a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate of the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate of the Borrower; (g) to the extent requested by, or required to be disclosed to, any nationally recognized rating agency or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) having or purporting to have jurisdiction over it; (h) to bank trade publications, such information to consist of deal terms and other information customarily found in such publications; (i) to any other party hereto; and (j) with the prior written consent of the Borrower. Notwithstanding the foregoing, the Administrative Agent, the Issuing Bank and each Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party, to Governmental Authorities in connection with any regulatory examination of the Administrative Agent, the Issuing Bank or such Lender or in accordance with the regulatory compliance policy of the Administrative Agent, the Issuing Bank or such Lender. As used in this Section, the term “Information” means all information received from the Borrower, any other Loan Party, any other Subsidiary or Affiliate relating to any Loan Party or any of their respective businesses, other

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than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by the Borrower, any other Loan Party, any other Subsidiary or any Affiliate, provided that, in the case of any such information received from the Borrower, any other Loan Party, any other Subsidiary or any Affiliate after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 13.10    Indemnification.
(a)    The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Administrative Agent, the Issuing Bank, the Lenders, all of their respective Related Parties and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, penalties, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the reasonable fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding Indemnified Costs indemnification in respect of which is specifically covered by Section 3.10 or 5.1 or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Administrative Agent’s, the Issuing Bank’s or any Lender’s entering into this Agreement; (v) the fact that the Administrative Agent, the Issuing Bank and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Administrative Agent, the Issuing Bank and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries, other than to the extent in violation of law; (vii) the fact that the Administrative Agent, the Issuing Bank and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Administrative Agent, the Issuing Bank or the Lenders may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Administrative Agent, the Issuing Bank or any Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction administered or enforced by the OFAC; or (x) any violation or non‑compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Administrative Agent and/or the Lenders and/or the Issuing Bank as successors to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this subsection (a) to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, each as determined by a court of competent jurisdiction in a final, non-appealable judgment. This Section 13.10(a) shall not apply with respect to taxes other than any taxes that represent losses, claims,

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damages, etc. arising from any non-tax claim.
(b)    The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all Indemnified Costs of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.
(c)    This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.
(d)    All out-of-pocket fees and expenses of, and all amounts paid to third‑persons by, or on behalf of, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.
(e)    An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that if (i) the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, an Indemnified Party may settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower where (x) no monetary relief is sought against such Indemnified Party in such Indemnity Proceeding or (y) there is an allegation of a violation of law by such Indemnified Party.
(f)    If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.
(g)    The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.
References in this Section 13.10 to “Lender” or “Lenders” shall be deemed to include such Persons (and their Affiliates) in their capacity as Specified Derivatives Providers.

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Section 13.11    Termination; Survival.
This Agreement shall terminate at such time as (a) all of the Commitments have been terminated, (b) all Letters of Credit have terminated or expired or been canceled, (c) none of the Lenders is obligated any longer under this Agreement to make any Loans and the Issuing Bank is no longer obligated under this Agreement to issue Letters of Credit and (d) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full. The indemnities to which the Administrative Agent, the Issuing Bank and the Lenders are entitled under the provisions of Sections 3.10, 5.1, 5.4, 12.8, 13.2 and 13.10 and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.5, shall continue in full force and effect and shall protect the Administrative Agent, the Issuing Bank and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.
Section 13.12    Severability of Provisions.
If any provision of this Agreement or the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid or unenforceable, that provision shall be deemed severed from the Loan Documents, and the validity, legality and enforceability of the remaining provisions shall remain in full force as though the invalid, illegal, or unenforceable provision had never been part of the Loan Documents.
Section 13.13    GOVERNING LAW.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 13.14    Counterparts.
To facilitate execution, this Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts as may be convenient or required (which may be effectively delivered by facsimile, in portable document format (“PDF”) or other similar electronic means). It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto.
Section 13.15    Obligations with Respect to Loan Parties.
The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.
Section 13.16    Independence of Covenants.
All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

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Section 13.17    Limitation of Liability.
None of the Administrative Agent, the Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents or the Fee Letter, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Administrative Agent, the Issuing Bank or any Lender or any of the Administrative Agent’s, the Issuing Bank’s or any Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement, any of the other Loan Documents, the Fee Letter, or any of the transactions contemplated by this Agreement or financed hereby. None of the Administrative Agent, the Issuing Bank or any Lender, or any Affiliate, officer, director, employee, attorney, or agent of the Administrative Agent, the Issuing Bank or any Lender shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
Section 13.18    Entire Agreement.
This Agreement, the Notes, the other Loan Documents and the Fee Letter embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 13.19    Construction.
The Administrative Agent, the Issuing Bank, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Administrative Agent, the Issuing Bank, the Borrower and each Lender.
Section 13.20    Headings.
The paragraph and section headings in this Agreement are provided for convenience of reference only and shall not affect its construction or interpretation.
Section 13.21    Time.
Time is of the essence with respect to each provision of this Agreement.
Section 13.22    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the

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Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respect Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, the Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signatures on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P.
a Delaware limited partnership

By:
Name:
Title:

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Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as a Lender

By:
Name: J. Derek Evans
Title: Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

BANK OF AMERICA, N.A.

By:
Name: James P. Johnson
Title: Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

BARCLAYS BANK PLC

By:
Name: __________________________
Title: ___________________________

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:
Name: __________________________
Title: ___________________________

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

BANK OF MONTREAL, CHICAGO BRANCH

By:
Name: __________________________
Title: ___________________________

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

MORGAN STANLEY BANK, N.A.

By:
Name: __________________________
Title: ___________________________

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

PNC BANK, NATIONAL ASSOCIATION

By:
Name: Darin Mortimer
Title: Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement with Hudson Pacific Properties, L.P.

LENDER:

UNION BANK, N.A.

By:
Name: __________________________
Title: ___________________________

Schedule 1.1(a)
Commitment Amounts and Revolving Commitment Percentages as of the Agreement Date

Lender	Commitment Percentage	Amount
Wells Fargo Bank, National Association	0.24	$60,000,000
Bank of America, N.A.	0.18	$45,000,000
Barclays Bank PLC	0.14	$35,000,000
KeyBank National Association	0.14	$35,000,000
Bank of Montreal	0.1	$25,000,000
Morgan Stanley Bank, NA	0.08	$20,000,000
Union Bank, NA	0.06	$15,000,000
PNC Bank, National Association	0.06	$15,000,000

TOTAL COMMITMENT AMOUNT	1.0	$250,000,000

Schedule 1.1(b)
Loan Parties
(As of the Agreement Date)

[Borrower to provide]

Schedule 4.2
Unencumbered Pool Properties
(As of the Effective Date)

[Borrower to provide]

Schedule 7.1(b)
Ownership Structure

[Borrower to provide]

-#PageNum#-

Schedule 7.1(f)(i)
List of Properties

[Borrower to provide]

Schedule 7.1(f)(ii)
Eligible Properties
[Borrower to provide]

Schedule 7.1(g)
Existing Indebtedness
[Borrower to provide]

Schedule 7.1(h)
Material Contracts

[Borrower to provide]

-#PageNum#-

Schedule 7.1(i)
Litigation
[Borrower to provide]

Schedule 10.8
List of Approved Affiliate Transactions
[Borrower to provide]

EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of _______, 20__ (this “Agreement”) by and between _________________________ (the “Assignor”), _________________________ (the “Assignee”), HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).
WHEREAS, the Assignor is a Lender under that certain Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto;
WHEREAS, the Assignor desires to assign to the Assignee all or a portion of the Assignor’s Revolving Commitment under the Credit Agreement, all on the terms and conditions set forth herein; and
WHEREAS, the [Borrower and the] Administrative Agent consent[s] to such assignment on the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:
Section 1. Assignment.
(a)    Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by the Assignee to the Assignor pursuant to Section 2 of this Agreement, effective as of ____________, 20__ (the “Assignment Date”) the Assignor hereby irrevocably sells, transfers and assigns to the Assignee, without recourse, a $__________ interest (such interest being the “Assigned Commitment”) in and to the Assignor’s Revolving Commitment, and all of the other rights and obligations of the Assignor under the Credit Agreement, such Assignor’s Revolving Note,, and the other Loan Documents representing ______% in respect of the aggregate amount of all Lenders’ Revolving Commitments, including without limitation, a principal amount of outstanding Revolving Loans equal to $_________, all voting rights of the Assignor associated with the Assigned Commitment all rights to receive interest on such amount of Loans and all Fees with respect to the Assigned Commitment and other rights of the Assignor under the Credit Agreement and the other Loan Documents with respect to the Assigned Commitment, all as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Revolving Commitment equal to the amount of the Assigned Commitment. The Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of the Assignor with respect to the Assigned Commitment as if the Assignee were an original Lender under and signatory to the Credit Agreement having a Revolving Commitment equal to the Assigned Commitment, which obligations shall include, but shall not be limited to, the obligation of the Assignor to make Revolving Loans to the Borrower with respect to the Assigned Commitment and the obligation to indemnify the Administrative Agent as provided in the Credit Agreement (the foregoing obligations, together with all other similar obligations more particularly set forth in the Credit Agreement and the other Loan Documents, shall be referred to hereinafter, collectively, as the “Assigned Obligations”). The Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Commitment from and after the Assignment Date.
(b)    The assignment by the Assignor to the Assignee hereunder is without recourse to the

Assignor. The Assignee makes and confirms to the Administrative Agent, the Assignor, and the other Lenders all of the representations, warranties and covenants of a Lender under Article XII of the Credit Agreement. Not in limitation of the foregoing, the Assignee acknowledges and agrees that, except as set forth in Section 4. below, the Assignor is making no representations or warranties with respect to, and the Assignee hereby releases and discharges the Assignor for any responsibility or liability for: (i) the present or future solvency or financial condition of the Borrower, any other Loan Party or any other Subsidiary, (ii) any representations, warranties, statements or information made or furnished by the Borrower, any other Loan Party or any other Subsidiary in connection with the Credit Agreement or otherwise, (iii) the validity, efficacy, sufficiency, or enforceability of the Credit Agreement, any Loan Document or any other document or instrument executed in connection therewith, or the collectability of the Assigned Obligations, (iv) the perfection, priority or validity of any Lien with respect to any collateral at any time securing the Obligations or the Assigned Obligations under the Notes or the Credit Agreement and (v) the performance or failure to perform by the Borrower or any other Loan Party of any obligation under the Credit Agreement or any other Loan Document or any document or instrument executed in connection therewith. Further, the Assignee acknowledges that it has, independently and without reliance upon the Administrative Agent or any affiliate or subsidiary thereof, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents and based on the financial statements supplied by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under the Credit Agreement. The Assignee also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation. The Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Assignee with any credit or other information with respect to the Borrower, any other Loan Party or any other Subsidiary or to notify the undersigned of any Default or Event of Default except as expressly provided in the Credit Agreement. The Assignee has not relied on the Administrative Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.
Section 2. Payment by Assignee. In consideration of the assignment made pursuant to Section 1. of this Agreement, the Assignee agrees to pay to the Assignor on the Assignment Date, an amount equal to $_________ representing the aggregate principal amount outstanding of the Revolving Loans owing to the Assignor under the Credit Agreement and the other Loan Documents being assigned hereby.
Section 3. Payments by Assignor. The Assignor agrees to pay to the Administrative Agent on the Assignment Date the administrative fee payable under Section 13.6(b) of the Credit Agreement.
Section 4. Representations and Warranties of Assignor. The Assignor hereby represents and warrants to the Assignee that (a) as of the Assignment Date (i) the Assignor is a Lender under the Credit Agreement having a Revolving Commitment under the Credit Agreement immediately prior to the Assignment Date, equal to $____________ and that the Assignor is not in default of its obligations under the Credit Agreement; and (ii) the outstanding balance of Revolving Loans owing to the Assignor (without reduction by any assignments thereof which have not yet become effective) is $____________; and (b) it is the legal and beneficial owner of the Assigned Commitment which is free and clear of any adverse claim created by the Assignor.
Section 5. Representations, Warranties and Agreements of Assignee. The Assignee (a) represents and warrants that it is (i) legally authorized to enter into this Agreement; (ii) an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) an Eligible Assignee; (b) confirms that it

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has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including, without limitation, the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; (d) agrees that it will become a party to and shall be bound by the Credit Agreement and the other Loan Documents to which the other Lenders are a party on the Assignment Date and will perform in accordance therewith all of the obligations which are required to be performed by it as a Lender; and (e) represents and warrants that it is either (i) not organized under the laws of a jurisdiction outside the United States of America and has delivered to the Administrative Agent (with an additional copy for the Borrower) such items required under Section 3.10(g)(ii)(A) of the Credit Agreement or (ii) organized under the laws of a jurisdiction outside the United States of America and has delivered to the Administrative Agent (with an additional copy for the Borrower) such items required under Section 3.10(g)(ii)(B) and Section 3.10(g)(ii)(D) of the Credit Agreement.
Section 6. Recording and Acknowledgment by the Administrative Agent. Following the execution of this Agreement, the Assignor will deliver to the Administrative Agent (a) a duly executed copy of this Agreement and (b) the Assignor’s Revolving Note. The Borrower agrees to exchange such Note[s] for [a] new Note[s] as provided in Section 13.6(b) of the Credit Agreement, provided that the original note shall be destroyed by the Administrative Agent and considered null and void. From and after the Assignment Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Date directly between themselves. The Administrative Agent may unilaterally amend Schedule 1.1 to the Credit Agreement to reflect the assignment effected hereby, provided that the Administrative Agent shall provide notice thereof to Borrower after any such amendment.
Section 7. Addresses. The Assignee specifies as its address for notices and its Lending Office for all Loans, the offices set forth below:

Attention:

Telephone No.:

Telecopy No.:

Section 8. Payment Instructions. All payments to be made to the Assignee under this Agreement by the Assignor, and all payments to be made to the Assignee under the Credit Agreement, shall be made as provided in the Credit Agreement in accordance with the following instructions:

Section 9. Effectiveness of Assignment. This Agreement, and the assignment and assumption contemplated herein, shall not be effective until (a) this Agreement is executed and delivered by each of the Assignor, the Assignee, the Administrative Agent and if required by Section 13.6(b) of the Credit Agreement, the Borrower, (b) the payment to the Assignor of the amounts owing by the Assignee pursuant to Section 2. hereof, (c) the payment to the Administrative Agent of the amounts owing by the Assignor pursuant to Section 3. hereof, and (d) written notice from Assignor to each of the Administrative Agent, Assignee, and the Borrower notifying each of the foregoing that of an effective date for such assignment (the “Assignment Effective Date”). Upon acknowledgement of this Agreement by the Administrative Agent, from and after the Assignment Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Agreement, relinquish its rights (except as otherwise provided in Section 13.11 of the Credit Agreement) and be released from its obligations under the Credit Agreement; provided, however, that if the Assignor does not assign its entire interest under the Loan Documents, it shall remain a Lender entitled to all of the benefits and subject to all of the obligations thereunder with respect to its Commitment.
Section 10. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 11. Counterparts. This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.
Section 12. Headings. Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.
Section 13. Amendments; Waivers. This Agreement may not be amended, changed, waived or modified except by a writing executed by the Assignee and the Assignor.
Section 14. Entire Agreement. This Agreement embodies the entire agreement between the Assignor and the Assignee with respect to the subject matter hereof and supersedes all other prior arrangements and understandings relating to the subject matter hereof.
Section 15. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 16. Definitions. Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
Section 17. Time. Time is of the essence with respect to each and every provision of this Agreement.
[Include this Section only if the Borrower’s consent is required under Section 13.6(b) of the Credit Agreement] Section 18. Agreements of the Borrower. The Borrower hereby agrees that the Assignee shall be a Lender under the Credit Agreement having a Revolving Commitment equal to the Assigned Commitment. The Borrower agrees that the Assignee shall have all of the rights and remedies of a Lender under the Credit Agreement and the other Loan Documents as if the Assignee were an original Lender under and signatory to the Credit Agreement, including, but not limited to, the right of a Lender to receive payments of principal and interest with respect to the Assigned Obligations, if any, and to the Revolving Loans made by the Lenders after the date hereof and to receive the Fees payable to the Lenders as provided in the Credit Agreement. Further, the Assignee shall be entitled to the benefit of the indemnification provisions from the Borrower in

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favor of the Lenders as provided in the Credit Agreement and the other Loan Documents. The Borrower further agrees, upon the execution and delivery of this Agreement, to execute in favor of the Assignee a Revolving Note in an initial amount equal to the Assigned Commitment. Further, the Borrower agrees that, upon the execution and delivery of this Agreement, the Borrower shall owe the Assigned Obligations to the Assignee as if the Assignee were the Lender originally making such Loans and entering into such other obligations.
[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and Assumption Agreement as of the date and year first written above.

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

Payment Instructions

[Bank]
[Address]
ABA No. :
Account No.:
Account Name:
Reference:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Payment Instructions

[Bank]
[Address]
ABA No. :
Account No.:
Account Name:
Reference:

[Signatures continued on Following Page]

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Agreed and Consented to as of the date first written above.

[Include signature of the Borrower only if required under Section 13.6(b) of the Credit Agreement]

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

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EXHIBIT B
FORM OF GUARANTY
THIS GUARANTY, dated as of __________________ ___, 20__ (this “Guaranty”), executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, and the Issuing Bank (the Administrative Agent, the Lenders, and the Issuing Bank, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).
WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;
WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent, the Lenders and the Issuing Bank, through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent, the Lenders and the Issuing Bank making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent, the Lenders and the Issuing Bank on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Administrative Agent and the other Guarantied Parties’ making, and continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1. Guaranty. Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guarantied Obligations”): (a) all indebtedness and obligations owing by the Borrower or any other Loan Party to any Lender or the Administrative Agent under or in connection with the Credit Agreement and any other Loan Document to which the Borrower or such other Loan Party is a party, including without limitation, the repayment of all principal of the Revolving Loans and Swingline Loans, all Letter of Credit Liabilities, and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender, the Issuing

Bank or the Administrative Agent thereunder or in connection therewith; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all expenses, including, without limitation, attorneys’ fees and disbursements, permitted under Section 13.2 of the Credit Agreement, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder and (d) all other Obligations.
Section 2. Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guarantied Obligations.
Section 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any Applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Guarantied Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guarantied Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract or any other document or instrument evidencing or relating to any Guarantied Obligations, or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Guarantied Obligations or any other instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(b)    any lack of validity or enforceability of the Credit Agreement or any of the other Loan Documents (collectively, the “Credit Documents”) or any other document, instrument or agreement referred to therein or evidencing any Guarantied Obligations or any assignment or transfer of any of the foregoing;
(c)    any furnishing to the Guarantied Parties of any security for the Guarantied Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guarantied Obligations;
(d)    any settlement or compromise of any of the Guarantied Obligations, any security therefor, or any liability of any other party with respect to the Guarantied Obligations, or any subordination of the payment of the Guarantied Obligations to the payment of any other liability of the Borrower or any other Loan Party;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, the Borrower, any other Loan Party or any

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other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any act or failure to act by the Borrower, any other Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
(g)    any non-perfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guarantied Obligations;
(h)    any application of sums paid by the Borrower, any Guarantor or any other Person with respect to the liabilities of the Borrower to the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or
(j)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment in full).
Section 4. Action with Respect to Guarantied Obligations. The Guaranteed Parties may, at any time and from time to time, pursuant to the terms of the Credit Documents or Specified Derivative Contract, as applicable, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guarantied Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guarantied Obligations or changing the interest rate that may accrue on any of the Guarantied Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Credit Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guarantied Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of the Guarantied Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower, any other Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guarantied Obligations in such order as the Guarantied Parties shall elect.
Section 5. Representations and Warranties. Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Credit Documents, as if the same were set forth herein in full.
Section 6. Covenants. Each Guarantor will comply with all covenants with which the Borrower is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Loan Documents.
Section 7. Waiver. Each Guarantor, to the fullest extent permitted by Applicable Law, hereby waives: (a) any defense based upon any legal disability or other defense of Borrower, any other guarantor or other person, or by reason of the cessation or limitation of the liability of Borrower from any cause other than full payment of all sums payable under the Credit Agreement or any of the other Loan Documents; (b) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of Borrower or any principal of Borrower or any defect in the formation of Borrower or any principal of Borrower; (c) any defense based upon the application by Borrower of the proceeds of the Loan for purposes other than the purposes represented by Borrower to Lenders or intended or understood by Lenders or Guarantor; (d) any and all rights and defenses arising out of an election of remedies by Lenders, such as non-judicial foreclosure with respect to security for a guaranteed obligation, even though that election of remedies has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of law; (e) any defense based upon Lenders’ or Administrative Agent’s failure to disclose to Guarantor any information concerning Borrower’s financial condition or any other circumstances bearing on Borrower’s ability to pay all sums payable under the Notes or any of the other Loan Documents; (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal; (g) any defense based upon Lenders’ election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; (h) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code; (i) any right of subrogation, any right to enforce any remedy which Lenders may have against Borrower and any right to participate in, or benefit from, any security for the Notes or the other Loan Documents now or hereafter held by Lenders; and (j) notice of acceptance hereof or any presentment, demand, protest, or notice of any kind (except to the extent expressly required under the Credit Agreement or the other Loan Documents, as applicable), and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8. Inability to Accelerate Loan. If the Guarantied Parties or any of them are prevented under Applicable Law or otherwise from demanding or accelerating payment, upon an Event of Default, of any of the Guarantied Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9. Reinstatement of Guarantied Obligations. If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guarantied Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of the Credit Agreement, any of the other Loan Documents, or any other instrument evidencing any liability of the Borrower, and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.
Section 10. Subrogation. Upon the making by any Guarantor of any payment hereunder for the account of the Borrower, such Guarantor shall be subrogated to the rights of the payee against the Borrower; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against the Borrower arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guarantied Obligations have been indefeasibly paid and performed in full. If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guarantied Obligations, whether matured or unmatured, in accordance with the terms of the

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Credit Agreement or to be held by the Administrative Agent as collateral security for any Guarantied Obligations existing. Until the Guarantied Obligations have been repaid in full, each Guarantor hereby forever waives to the fullest extent possible any and all claims such Guarantor may have against any Loan Party arising out of any payment by such Guarantor to the Administrative Agent and the Lenders of any of the obligations pursuant to this Guaranty, including, but not limited to, all such claims of such Guarantor arising out of any right of subrogation, indemnity, reimbursement, contribution, exoneration, payment or any other claim, cause of action, right or remedy against the Borrower, whether such claim arises at law, in equity, or out of any written or oral agreement between or among such Guarantor, the Borrower or otherwise. The waivers set forth above are intended by each Guarantor, the Administrative Agent and the Lenders to be for the benefit of each Loan Party, and such waivers shall be enforceable by such Loan Party, or any of their successors or assigns, as an absolute defense to any action by such Guarantor against such Loan Party or the assets of such Loan Party, which action arises out of any payment by such Guarantor to the Administrative Agent or Lenders upon any of these obligations. The waivers set forth herein may not be revoked by any Guarantor without the prior written consent of the Administrative Agent and each Loan Party.
Section 11. Payments Free and Clear. All sums payable by each Guarantor hereunder, whether of principal, interest, fees, expenses, premiums or otherwise, shall be paid without set-off or counterclaim or any deduction or withholding of any Indemnified Taxes, and if such Guarantor is required by Applicable Law or by any Governmental Authority to make any such deduction or withholding such Guarantor shall pay to the Administrative Agent and the Lenders such additional amount as will result in the receipt by the Administrative Agent and the Lenders of the full amount payable hereunder had such deduction or withholding not occurred or been required.
Section 12. Set-off. In addition to any rights now or hereafter granted under any of the other Credit Documents or Applicable Law and not by way of limitation of any such rights, each Guarantor hereby authorizes each Guarantied Party and their respective affiliates, at any time and from time to time while an Event of Default exists, without any notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender, the Issuing Bank, an affiliate of any of the foregoing subject to receipt of the prior written consent of the Administrative Agent and Requisite Lenders, exercised in their sole discretion, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, the Issuing Bank, such Lender or any affiliate of the Administrative Agent, the Issuing Bank, or such Lender to or for the credit or the account of the Borrower against and on account of any of the Guarantied Obligations, although such obligations shall be contingent or unmatured.
Section 13. Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of the Borrower to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guarantied Obligations. If an Event of Default shall exist, then no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from the Borrower on account of or in any manner in respect of any Junior Claim until all of the Guarantied Obligations have been indefeasibly paid in full.
Section 14. Avoidance Provisions. It is the intent of each Guarantor, the Administrative Agent and the other Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of Applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guarantied Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guarantied Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower and the other Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guarantied Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither of the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16. Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
SECTION 17. WAIVER OF JURY TRIAL.
(a)    EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN SUCH GUARANTOR, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.
(b)    EACH GUARANTOR, AND EACH OF THE ADMINISTRATIVE AGENT AND THE OTHER GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT LOCATED IN THE STATE OF NEW YORK OR ANY STATE COURT LOCATED IN SOUTHERN DISTRICT OF NEW YORK SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE GUARANTORS, THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTIED PARTIES, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY. EACH GUARANTOR

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AND EACH OF THE GUARANTIED PARTIES EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH GUARANTOR AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OR THE ENFORCEMENT BY THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
(c)    THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.
Section 18. Loan Accounts. The Administrative Agent and each Lender may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guarantied Obligations arising under or in connection with the Credit Agreement, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of the Guarantied Obligations or otherwise, the entries in such books and accounts shall constitute prima facie evidence of the outstanding amount of such Guarantied Obligations and the amounts paid and payable with respect thereto and the other matters set forth therein absent manifest error. The failure of the Administrative Agent or any Lender to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19. Waiver of Remedies. No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.
Section 20. Termination and Release. This Guaranty shall remain in full force and effect with respect to each Guarantor until payment in full of the Guarantied Obligations and the other Obligations and the termination or cancellation of the Credit Agreement and all Specified Derivatives Contracts in accordance with their respective terms. At the request and sole expense of the Borrower, if any Guarantor is a Subsidiary, it shall be released from its obligations hereunder (i) in accordance with Section 8.14 of the Credit Agreement and (ii) in the event that all the Borrower’s Ownership Share of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction not prohibited by the Credit Agreement.
Section 21. Successors and Assigns. Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guarantied Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Guarantied Parties may, in accordance with the applicable provisions of the Credit Agreement and Specified Derivatives Contracts, assign, transfer or sell any Guarantied Obligation, or grant or sell participations in any Guarantied Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Eligible Assignee or Participant (or any prospective Eligible Assignee or Participant) of any financial or other information regarding the Borrower or any Guarantor. No Guarantor may assign or transfer its obligations hereunder to any Person without the prior written consent of all Lenders and any such assignment or other transfer to which all of the Lenders have not so consented shall be null and void.
Section 22. JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTIED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.
Section 23. Amendments. This Guaranty may not be amended except in writing signed by the Administrative Agent and each Guarantor, subject to Section 13.7 of the Credit Agreement.
Section 24. Payments. All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at its Principal Office, not later than 11:00 a.m. Pacific time, on the date one Business Day after demand therefor.
Section 25. Notices. All notices, requests and other communications hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its address for notices provided for in the Credit Agreement or Specified Derivatives Contract, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties. Each such notice, request or other communication shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered; provided, however, that any notice of a change of address for notices shall not be effective until received.
Section 26. Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27. Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28. Limitation of Liability.    Neither the Administrative Agent nor any other Guarantied Party, nor any affiliate, officer, director, employee, attorney, or agent of the Administrative Agent or any other Guarantied Party, shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty or any of the other Credit Documents, the Fee Letter, or any of the transactions contemplated by this Guaranty, the Credit Agreement or any of the other Loan Documents. Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent or any other Guarantied Party or any of the

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Administrative Agent’s or any other Guarantied Party’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, the Credit Agreement or any of the other Credit Documents, the Fee Letter, or any of the transactions contemplated by thereby.
Section 29. Electronic Delivery of Certain Information. Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 9.5 of the Credit Agreement.
Section 30. Time. Time is of the essence with respect to each and every provision of this Guaranty.
Section 31. Definitions.
(a)    For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any Applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
Section 32. Unsecured. As of the date hereof the Loans are unsecured, and references in this Guaranty to “collateral” or to statutes which are applicable in a secured loan context are included simply in case the Loans become secured at any time in the future, though converting the Loans to secured loans is not an option contemplated by the parties at this time. This Guaranty is not intended to grant any lien in favor of the Administrative Agent or the Guarantied Parties and the Guarantors make no representations as to the priority of the Guarantied Parties’ claims as against any other creditors of the Guarantors.

[Signatures on Following Page]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

[GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Ste 1600
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Telecopy Number:    (____) __________
Telephone Number:    (____) __________

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ANNEX I
FORM OF ACCESSION AGREEMENT
THIS ACCESSION AGREEMENT, dated as of ____________, ____, (this “Agreement”) executed and delivered by ______________________, a _____________ (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Hudson Pacific Properties, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Lenders, and the Issuing Bank (the Administrative Agent, the Lenders, and the Issuing Bank, , each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).
WHEREAS, pursuant to the Credit Agreement, the Administrative Agent and the Lenders have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, New Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;
WHEREAS, the Borrower, the New Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Administrative Agent, the Lenders and the Issuing Bank, through their collective efforts;
WHEREAS, New Guarantor acknowledges that it will receive direct and indirect benefits from the Administrative Agent, the Lenders and the Issuing Bank making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, New Guarantor is willing to guarantee the Borrower’s obligations to the Administrative Agent, the Lenders and the Issuing Bank on the terms and conditions contained herein; and
WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Administrative Agent and the Lenders continuing to make such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor agrees as follows:
Section 1. Accession to Guaranty. The New Guarantor hereby agrees that it is a “Guarantor” under the Guaranty and assumes all obligations of a “Guarantor” thereunder, all as if the New Guarantor had been an original signatory to the Guaranty. Without limiting the generality of the foregoing, the New Guarantor hereby:
(a)    irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guarantied Obligations (as defined in the Guaranty);
(b)    makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and
(c)    consents and agrees to each provision set forth in the Guaranty.
Section 2. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 3. Definitions. Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Credit Agreement.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered under seal by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

(CORPORATE SEAL)

Address for Notices:

c/o Hudson Pacific Properties, Inc.
11601 Wilshire Blvd., Ste 1600
Los Angeles, California 90025-0317
Attn: Mark T. Lammas
Telecopy Number:    (____) __________
Telephone Number:    (____) __________

ACCEPTED:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT C
FORM OF NOTICE OF BORROWING
____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attention: ______________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.1(b) of the Credit Agreement, the Borrower hereby requests that the Lenders make Revolving Loans to the Borrower in an aggregate amount equal to $___________________.

2.	The Borrower requests that such Revolving Loans be made available to the Borrower on ____________, 20__.

3.	The Borrower hereby requests that such Revolving Loans be of the following Type:

[Check one box only]
ž[__] Base Rate Loan
ž[__] LIBOR Loan, with an initial Interest Period for a duration of:

[Check one box only]
[_] one month
[_] two months
[_] three months
[_] six months
ž    other: ____________________

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the date of the making of the requested Revolving Loans, and immediately after making such Revolving Loans, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.16 would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality,

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in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Revolving Loans contained in [Article VI (initial borrowing)/Section 6.2 (subsequent borrowings)] of the Credit Agreement will have been satisfied at the time such Revolving Loans are made.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

EXHIBIT D
FORM OF NOTICE OF CONTINUATION
____________, 20__

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attention: ______________
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.
Pursuant to Section 2.10 of the Credit Agreement, the Borrower hereby requests a Continuation of Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Continuation as required by such Section of the Credit Agreement:

1.	The requested date of such Continuation is ____________, 20__.

2.
The aggregate principal amount of the Loans subject to the requested Continuation is $________________________ and the portion of such principal amount subject to such Continuation is $__________________________.

3.	The current Interest Period of the Loans subject to such Continuation ends on ________________, 20__.

4.	The duration of the Interest Period for the Loans or portion thereof subject to such Continuation is:

[Check one box only]

[_] one month
[_] two months
[_] three months
[_] six months

[Continued on next page]

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The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Continuation, and after giving effect to such Continuation, no Default or Event of Default exists or will exist.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

EXHIBIT E
FORM OF NOTICE OF CONVERSION
____________, 20__
Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attention: ______________

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests a Conversion of Loans of one Type into Loans of another Type under the Credit Agreement, and in that connection sets forth below the information relating to such Conversion as required by such Section of the Credit Agreement:

1.	The requested date of such Conversion is ______________, 20__.

2.	The Type of Loans to be Converted pursuant hereto is currently:

[Check one box only]

ž[__]	Base Rate Loan

ž[__]	LIBOR Loan

3.	The aggregate principal amount of the Loans subject to the requested Conversion is $_____________________ and the portion of such principal amount subject to such Conversion is $___________________.

4.	The amount of such Loans to be so Converted is to be converted into Loans of the following Type:

[Check one box only]

ž[__]	Base Rate Loan

ž[__]	LIBOR Loan, with an initial Interest Period for a duration of:

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[Check one box only]

[_] one month
[_] two months
[_] three months
[_] six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof, as of the proposed date of the requested Conversion, and after giving effect to such Conversion, no Default or Event of Default exists or will exist.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

EXHIBIT F

FORM OF NOTICE OF SWINGLINE BORROWING

____________, 20___

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC N9303-110
608 Second Avenue S., 11th Floor
Minneapolis, Minnesota 55402-1916
Attention: ______________

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.	Pursuant to Section 2.5(b) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make a Swingline Loan to the Borrower in an amount equal to $___________________.

2.	The Borrower requests that such Swingline Loan be made available to the Borrower on ____________, 20___.

The Borrower hereby certifies to the Administrative Agent, the Swingline Lender and the Lenders that as of the date hereof, as of the date of the making of the requested Swingline Loan, and immediately after making such Swingline Loan, (a) no Default or Event of Default exists or would exist, and none of the limits specified in Section 2.5 and Section 2.16 would be violated; and (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, are and shall be true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects) with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted under the Loan Documents. In addition, the Borrower certifies to the Administrative Agent and the Lenders that all conditions to the making of the requested Swingline Loan contained in Section 6.2 of the Credit Agreement will have been satisfied at the time such Swingline Loan is made.

[Continued on next page]

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If notice of the requested borrowing of this Swingline Loan was previously given by telephone, this notice is to be considered the written confirmation of such telephone notice required by Section 2.5(b) of the Credit Agreement.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

EXHIBIT G

FORM OF REVOLVING NOTE

$______________    _________, 20__

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”) hereby unconditionally promises to pay to ___________________________ (the “Lender”), in care of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), to Wells Fargo Bank, National Association, Minneapolis Loan Center of Administrative Agent, 608 2nd Avenue South, 11th Floor, MAC N9303-110, Minneapolis, MN 55402, Attention [_________], Loan No. 1006877, or at such other address as may be specified by the Administrative Agent to the Borrower, the principal sum of ___________________ AND ___/100 DOLLARS ($_____________), or such lesser amount as may be the then outstanding and unpaid balance of all Revolving Loans made by the Lender to the Borrower pursuant to, and in accordance with the terms of, the Credit Agreement (as defined below).
The Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time on the dates and at the rates and at the times specified in the Credit Agreement.
This Revolving Note is one of the “Revolving Notes” referred to in the Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and is subject to, and entitled to, all provisions and benefits thereof. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the Dollar amount first above mentioned, (b) permits the prepayment of the Loans by the Borrower subject to certain terms and conditions and (c) provides for the acceleration of the Revolving Loans upon the occurrence of certain specified events.
The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Time is of the essence for this Note.
[This Note is given in replacement of the Revolving Note dated _____ __, 20__, in the original principal amount of $_______ previously delivered to the Lender under the Credit Agreement. THIS NOTE IS NOT INTENDED TO BE, AND SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING UNDER OR IN CONNECTION WITH THE OTHER NOTE.]
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Revolving Note as of the date written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

EXHIBIT H
FORM OF SWINGLINE NOTE

$________________    ___________ ___, 20__

FOR VALUE RECEIVED, the undersigned, HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), hereby promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Swingline Lender”) to its address at Minneapolis Loan Center of the Administrative Agent, 608 2nd Avenue South, 11th Floor, MAC N9303-110, Minneapolis, MN 55402, Attention [_________], Loan No. 1006877, or at such other address as may be specified by the Swingline Lender to the Borrower, the principal sum of __________________ AND NO/100 DOLLARS ($________________) (or such lesser amount as shall equal the aggregate unpaid principal amount of Swingline Loans made by the Swingline Lender to the Borrower under the Credit Agreement), on the dates and in the principal amounts provided in the Credit Agreement (as defined below), and to pay interest on the unpaid principal amount owing hereunder, at the rates and on the dates provided in the Credit Agreement.
The date, amount of each Swingline Loan, and each payment made on account of the principal thereof, shall be recorded by the Swingline Lender on its books and, prior to any transfer of this Note, endorsed by the Swingline Lender on the schedule attached hereto or any continuation thereof, provided that the failure of the Swingline Lender to made any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Swingline Loans.
This Note is the “Swingline Note” referred to in the Credit Agreement dated as of June ___, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the financial institutions party thereto and their assignees under Section 13.6 thereof, the Administrative Agent, and the other parties thereto, and evidences Swingline Loans made to the Borrower thereunder. Terms used but not otherwise defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Swingline Loans upon the terms and conditions specified therein.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
The Borrower hereby waives presentment for payment, demand, notice of demand, notice of non‑payment, protest, notice of protest and all other similar notices.
Time is of the essence for this Note.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Swingline Note as of the date first written above.

BORROWER:

HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership

By:
Name:
Title:

SCHEDULE OF SWINGLINE LOANS
This Note evidences Swingline Loans made under the within-described Credit Agreement to the Borrower, on the dates and in the principal amounts set forth below, subject to the payments and prepayments of principal set forth below:

Date of Loan	Principal Amount of Loan	Amount Paid or Prepaid	Unpaid Principal Amount	Notation Made By

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EXHIBIT I
FORM OF COMPLIANCE CERTIFICATE
Reference is made to the Credit Agreement dated as of August 3, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (the “Borrower”), the financial institutions party thereto and their assignees under Section 13.6 thereof (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.
Pursuant to Section 9.3 of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders that:
1.    (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, _______________, 20__ and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default [except as set forth on Attachment A hereto, which accurately describes the nature of the conditions(s) or event(s) that constitute(s) (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking)(is planning to take) with respect to such condition(s) or event(s)].
2.    Schedule 1 attached hereto accurately and completely sets forth (i) the calculations required to establish compliance with Section 10.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above and (ii) a list of all assets included in the calculation of Unencumbered Asset Value and discloses which assets have been added or removed from such calculation since the previous list was delivered to the Administrative Agent.
3.    Schedule 2 sets forth a statement of Funds From Operations.
4.    Schedule 3 sets forth a report of newly acquired Properties, including the Net Operating Income, cost and mortgage debt of each such Property.
5.    As of the date hereof the aggregate outstanding principal amount of all outstanding Revolving Loans, together with the aggregate principal amount of all outstanding Swingline Loans are less than or equal to the aggregate amount of the Revolving Commitments.
6.    Attached hereto as Schedule 4 are copies of amendments to charter documents of Loan Parties made since delivery of the last Compliance Certificate.

IN WITNESS WHEREOF, the undersigned has signed this Compliance Certificate on and as of ___________, 20__.

Name:
Title:

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SCHEDULE 1

[To be attached by Borrower]

SCHEDULE 2

[To be attached by Borrower]

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SCHEDULE 3

[To be attached by Borrower]

SCHEDULE 4

[To be attached by Borrower]

EXHIBIT J
TRANSFER AUTHORIZER DESIGNATION
(For Disbursement of Loan Proceeds by Funds Transfer)
o NEW o REPLACE PREVIOUS DESIGNATION o ADD o CHANGE o DELETE LINE NUMBER ____________ o INITIAL LOAN DISBURSEMENT

The following representatives of HUDSON PACIFIC PROPERTIES, L.P., a Maryland limited partnership (“Borrower”) are authorized to request the disbursement of Loan Proceeds and initiate funds transfers for Loan No. 1006877, dated as of August 3, 2012, among each of the financial institutions initially a signatory hereto, together with their successors and assignees under Section 13.6 (the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), WELLS FARGO SECURITIES, LLC, and MERRILL LYNCH, PIERCE, FENNER AND SMITH INCORPORATED (collectively, the “Lead Arrangers”), BANK OF AMERICA, N.A., and BARCLAYS BANK PLC, as Syndication Agents (collectively, the “Syndication Agents”), KEYBANK NATIONAL ASSOCIATION, as Documentation Agent (the “Documentation Agent”) and Borrower. Lender is authorized to rely on this Transfer Authorizer Designation until it has received a new Transfer Authorizer Designation signed by Borrower, even in the event that any or all of the foregoing information may have changed.

	Name	Title	Maximum Wire Amount
1.
2.
3.
4.
5.

INITIAL LOAN DISBURSEMENT AUTHORIZATION

Applicable for Wire Transfer. Lender is hereby authorized to accept wire transfer instructions for the Initial Loan Disbursement from ________________ (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to Lender. Said instructions shall include the Borrower’s Name; Title/Escrow #_____________ and/or Loan #1006877; the person/entity to receive the Initial Loan Disbursement (“Receiving Party”); the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Initial Loan Disbursement (not to exceed the Maximum Initial Loan Disbursement Amount set forth above).

Applicable for Deposit into Deposit Account. Lender is hereby authorized to accept deposit instructions for the Initial Loan Disbursement from an Authorized Representative of Borrower to be delivered, via fax, email, or letter, to Lender for deposit into deposit account # ____________ (“Deposit Account”) held at ________________. Said instructions shall include: the Borrower’s name; Title/Escrow #_____________ and/or Loan #1006877; the Deposit Account name; the Deposit Account number; the ABA routing number of the bank where the Deposit Account is held; city and state of the bank where the Deposit Account is held; and the amount of the Initial Loan Disbursement (not to exceed the Maximum Initial Loan Disbursement Amount.)

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SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION

Not Applicable

Applicable for Wire Transfer. Lender is hereby authorized to accept wire transfer instructions for the Subsequent Loan Disbursement from ________________ (i.e. specify title/escrow company), which instructions are to be delivered, via fax, email, or letter, to Lender. Said instructions shall include the Borrower’s Name; Title/Escrow #_____________ and/or Loan # 1006877; the person/entity to receive the Subsequent Loan Disbursement (“Receiving Party”); the Receiving Party’s full account name; Receiving Party’s account number at the receiving bank (“Receiving Bank”); Receiving Bank’s (ABA) routing number; city and state of the Receiving Bank; and the amount of the Subsequent Loan Disbursement (not to exceed the Maximum Subsequent Loan Disbursement Amount set forth above).

Applicable for Deposit into Deposit Account. Lender is hereby authorized to accept deposit instructions for any Subsequent Loan Disbursement from an Authorized Representative of Borrower to be delivered, via fax, email, or letter, to Lender for deposit into deposit account # ____________ (“Deposit Account”) held at ________________. Said instructions shall include: the Borrower’s name; Title/Escrow #_____________ (if applicable) and/or Loan # 1006877; the Deposit Account name; the Deposit Account number; the ABA routing number of the bank where the Deposit Account is held; city and state of the bank where the Deposit Account is held; and the amount of the Subsequent Loan Disbursement (not to exceed the Maximum Subsequent Loan Disbursement Amount).

Borrower acknowledges and agrees that the acceptance of and disbursement of funds by Lender in accordance with the title/escrow company or Authorized Representative instructions shall be governed by this Transfer Authorizer Designation form and any other Loan Documents (as defined in the Loan Agreement). Lender shall not be further required to confirm said disbursement instructions received from title/escrow company or Authorized Representative with Borrower. This Transfer Authorizer Designation form is in effect until [____________________] after which time a new authorization request shall be required. Borrower shall instruct title/escrow company and/or Authorized Representative, via a separate letter, to deliver said disbursement instructions in writing, directly to Lender at its address set forth in that certain Section of the Loan Agreement entitled Notices. Borrower also hereby authorizes Lender to attach a copy of the written disbursement instructions to this Transfer Authorizer Designation form upon receipt of said instructions.

Beneficiary Bank and Account Holder Information

1. INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

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Borrower Name:
Title/Escrow Number:
Loan Number:
Transfer/Deposit Funds to (Receiving Party Account Name):
Receiving Party Deposit Account Number:
Receiving Bank Name, City and State:
Receiving Bank Routing (ABA) Number:
Disbursement Amount (Not to exceed the Maximum Initial Loan Disbursement Amount):
Further Credit Information/Instructions:

2. INITIAL LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name:
Title/Escrow Number:
Loan Number:
Transfer/Deposit Funds to (Receiving Party Account Name):
Receiving Party Deposit Account Number:
Receiving Bank Name, City and State:
Receiving Bank Routing (ABA) Number:
Disbursement Amount (Not to exceed the Maximum Initial Loan Disbursement Amount):
Further Credit Information/Instructions:

3.	SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR WIRE TRANSFER

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Borrower Name:
Title/Escrow Number:
Loan Number:
Transfer/Deposit Funds to (Receiving Party Account Name):
Receiving Party Deposit Account Number:
Receiving Bank Name, City and State:
Receiving Bank Routing (ABA) Number:
Disbursement Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with all prior disbursements, would exceed the Loan Amount):
Further Credit Information/Instructions:

4. SUBSEQUENT LOAN DISBURSEMENT AUTHORIZATION - FOR DEPOSIT INTO DEPOSIT ACCOUNT

Borrower Name:
Title/Escrow Number:
Loan Number:
Transfer/Deposit Funds to (Receiving Party Account Name):
Receiving Party Deposit Account Number:
Receiving Bank Name, City and State:
Receiving Bank Routing (ABA) Number:
Disbursement Amount (Not to exceed the Maximum Subsequent Loan Disbursement Amount nor an amount, in the aggregate with all prior disbursements, would exceed the Loan Amount ):
Further Credit Information/Instructions:

Neither the Initial Disbursement Amount, nor the Initial Disbursement Amount together with any Subsequent Disbursement Amounts, shall ever exceed the Loan Amount.

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Date: _______________________________

BORROWER:
HUDSON PACIFIC PROPERTIES, L.P.
a Delaware limited partnership

By:
Name:
Title:

SFI-733935v19

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Schedule 1.1(b)
Loan Parties
(As of the Agreement Date)
Borrower

Hudson Pacific Properties, L.P.

Loan Parties
Hudson Pacific Properties, Inc.
HFOP City Plaza, LLC
Howard Street Associates, LLC
Hudson 604 Arizona, LLC
Hudson 222 Kearny, LLC
Hudson 1455 Market, LLC
Hudson 6040 Sunset, LLC
Hudson Tierrasanta, LLC

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Schedule 1.1(c)
Permitted Liens
None.

Schedule 4.2
Unencumbered Pool Properties
(As of the Effective Date)

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
222 Kearny	220-222 Kearny Street and 180 Sutter Street, San Francisco, CA San Francisco County	Hudson 222 Kearny, LLC, a Delaware limited liability company
604 Arizona	604 Arizona Avenue, Santa Monica, CA Los Angeles County	Hudson 604 Arizona, LLC, a Delaware limited liability company
875 Howard	875 & 899 Howard St., San Francisco, CA San Francisco County	Howard Street Associates LLC, a Delaware limited liability company
1455 Market	1455 Market Street, San Francisco, CA San Francisco County	Hudson 1455 Market, LLC, a Delaware limited liability company
City Plaza	One City Boulevard West, Orange, CA Orange County	HFOP City Plaza, LLC, a Delaware limited liability company
Technicolor Building	Technicolor Building: 6040 Sunset Blvd., Hollywood, CA Los Angeles County	Hudson 6040 Sunset, LLC, a Delaware limited liability company
Tierrasanta	9755, 9765, 9771 & 9775 Claremont Mesa Blvd., San Diego, CA San Diego County	Hudson Tierrasanta, LLC, a Delaware limited liability company

Schedule 7.1(b)
Ownership Structure
Part I

See attached.

Part II

None.

Schedule 7.1(f)(i)
List of Properties

PROPERTY NAME	ADDRESS	Percent Occupied	FEE AND/OR LEASEHOLD OWNER
222 Kearny	220-222 Kearny Street and 180 Sutter Street, San Francisco, CA San Francisco County	0.982	Hudson 222 Kearny, LLC, a Delaware limited liability company
604 Arizona	604 Arizona Avenue, Santa Monica, CA Los Angeles County	1.0	Hudson 604 Arizona, LLC, a Delaware limited liability company
625 Second Street	625 Second Street, San Francisco, CA San Francisco County	1.0	Hudson 625 Sunset, LLC, a Delaware limited liability company
875 Howard Street	875 & 899 Howard Street, San Francisco, CA San Francisco County	0.969	Howard Street Associates, LLC, a Delaware limited liability company
901 Market	901 Market Street, San Francisco, CA San Francisco County	0.649	Hudson 901 Market, LLC, a Delaware limited liability company
1455 Market	1455 Market Street, San Francisco, CA San Francisco County	0.921	Hudson 1455 Market, LLC, a Delaware limited liability company
6922 Hollywood	6922 Hollywood Boulevard, Hollywood, CA Los Angeles County	0.921	Hudson 6922 Hollywood, LLC, a Delaware limited liability company
10950 Washington	10950 Washington Boulevard, Culver City, CA Los Angeles County	1.0	Hudson 10950 Washington, LLC, a Delaware limited liability company
City Plaza	One City Boulevard West, Orange, CA Orange County	0.804	HFOP City Plaza, LLC, a Delaware limited liability company
First Financial	16830 Ventura Blvd., Encino, CA Los Angeles County	0.833	Hudson First Financial Plaza, LLC, a Delaware limited liability company
Rincon Center	101-121 Spear Street, San Francisco, CA San Francisco County	0.824	Hudson Rincon Center, LLC, a Delaware limited liability company
Sunset Bronson (Main Lot) and KTLA Building	5858 Sunset Blvd., Hollywood, CA Los Angeles County	77%	Sunset Bronson Entertainment Properties, LLC, a Delaware limited liability company
Sunset Gower (fee and leasehold);	Fee: 1438 N. Gower St. and 1323 and 1437 Gordon St., Hollywood, CA Los Angeles County	65.5%[2]	Sunset Gower Entertainment Properties, LLC, a Delaware limited liability company, fee owner and lessee

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PROPERTY NAME	ADDRESS	Percent Occupied	FEE AND/OR LEASEHOLD OWNER
Technicolor Building	Technicolor Building: 6040 Sunset Blvd., Hollywood, CA Los Angeles County	1.0	Hudson 6040 Sunset, LLC, a Delaware limited liability company, fee owner
Tierrasanta	9755, 9765, 9771 & 9775 Claremont Mesa Blvd., San Diego, CA San Diego County	0.805	Hudson Tierrasanta, LLC, a Delaware limited liability company

Schedule 7.1(f)(ii)
Eligible Properties

PROPERTY NAME	ADDRESS	FEE AND/OR LEASEHOLD OWNER
222 Kearny	220-222 Kearny Street and 180 Sutter Street, San Francisco, CA San Francisco County	Hudson 222 Kearny, LLC, a Delaware limited liability company
604 Arizona	604 Arizona Avenue, Santa Monica, CA Los Angeles County	Hudson 604 Arizona, LLC, a Delaware limited liability company
875 Howard	875 & 899 Howard St., San Francisco, CA San Francisco County	Howard Street Associates LLC, a Delaware limited liability company
1455 Market	1455 Market Street, San Francisco, CA San Francisco County	Hudson 1455 Market, LLC, a Delaware limited liability company
City Plaza	One City Boulevard West, Orange, CA Orange County	HFOP City Plaza, LLC, a Delaware limited liability company
Technicolor Building	Technicolor Building: 6040 Sunset Blvd., Hollywood, CA Los Angeles County	Hudson 6040 Sunset, LLC, a Delaware limited liability company
Tierrasanta	9755, 9765, 9771 & 9775 Claremont Mesa Blvd., San Diego, CA San Diego County	Hudson Tierrasanta, LLC, a Delaware limited liability company

Schedule 7.1(g)
Existing Indebtedness

Notes Payable	Outstanding	Guarantees
Mortgage loan secured by 625 Second Street	$33,700,000	None
Mortgage loan secured by 6922 Hollywood Blvd.	$41,749,596	None
Mortgage loan secured by Sunset Gower/Sunset Bronson	$92,000,000	Partial Payment & Carve-Out Guaranty
Mortgage loan secured by Rincon Center	$108,256,696	Transfer Tax Indemnity Letter
Mortgage loan secured by First Financial	$43,000,000	None
Mortgage loan secured by 10950 Washington	$29,906,469	None

Schedule 7.1(i)
Litigation

None.

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Schedule 7.1(s)
List of Approved Affiliate Transactions
None.